  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997
                                                    REGISTRATION NO. 333-31879


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                  UNDER THE
                            SECURITIES ACT OF 1933


                           THE MARQUEE GROUP, INC.
                (Name of Small Business Issuer in Its Charter)

              DELAWARE                                     7941                             13-3878295
  (State or Other Jurisdiction of      (Primary Standard Industrial Classification       (I.R.S. Employer
   Incorporation or Organization)                      Code Number)                      Identification No.)


                        888 SEVENTH AVENUE, 37TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 728-2000


(Address and Telephone Number of Principal Executive Offices and Principal
                              Place of Business)


                        ROBERT M. GUTKOWSKI, PRESIDENT
                        888 SEVENTH AVENUE, 37TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 728-2000
          (Name, Address and Telephone Number of Agent for Service)


                                  Copies to:

     AMAR BUDARAPU, ESQ.          HOWARD L. SHECTER, ESQ.
       BAKER & MCKENZIE         MORGAN, LEWIS & BOCKIUS LLP
       805 THIRD AVENUE               101 PARK AVENUE
   NEW YORK, NEW YORK 10022       NEW YORK, NEW YORK 10178
        (212) 751-5700                 (212) 309-6000

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              SUBJECT TO COMPLETION -- DATED SEPTEMBER 15, 1997
PROSPECTUS

[THE MARQUEE GROUP, INC. LOGO]




                               7,500,000 Shares
                           THE MARQUEE GROUP, INC.
                                 Common Stock

-----------------------------------------------------------------------------

All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by The Marquee Group, Inc. (the "Company").

The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "MRT." On September 12, 1997, the last reported sales price of the Common Stock on the AMEX was $6.75 per share. See "Price Range of Common Stock."

The consummation of this Offering is conditioned upon the concurrent closing of the ProServ Acquisition (as defined herein).


SEE "RISK FACTORS" ON PAGES 10 TO 13 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
-----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------------------

                                UNDERWRITING
                  PRICE TO      DISCOUNTS AND     PROCEEDS TO
                   PUBLIC      COMMISSIONS(1)      COMPANY(2)
--------------  ------------ -----------------  ------------------
Per Share .....       $               $                  $
--------------  ------------ -----------------  ------------------
Total(3).......    $               $                  $
--------------  ------------ -----------------  ------------------

-----------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)    Before deducting expenses payable by the Company estimated to be $   .
(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 1,125,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total
       Price to Public will be $   , the total Underwriting Discounts and
       Commissions will be $    and the total Proceeds to Company will be
       $   . See "Underwriting."
-----------------------------------------------------------------------------


The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, prior sale and withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York,
New York, on or about      , 1997.


PRUDENTIAL SECURITIES INCORPORATED                             COWEN & COMPANY

         , 1997

                                  [ARTWORK]




   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THE MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of (i) outstanding options and warrants to purchase an aggregate of 1,750,003 shares of Common Stock and (ii) the Underwriters' over-allotment option. See "Capitalization." Unless the context otherwise requires, the "Company" refers to The Marquee Group, Inc. and its subsidiaries. The consummation of this Offering is conditioned upon the concurrent closing of the ProServ Acquisition. Investors should consider carefully the information set forth under "Risk Factors."


                                 THE COMPANY

   The Company provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. The Company's event management, television production and marketing services involve managing sporting events, producing sports television programs and marketing professional and collegiate athletic leagues and organizations. The Company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and naming rights (or "entitlements") for its clients. The talent representation services provided by the Company include negotiating employment agreements and creating and evaluating various business opportunities for sports, news and entertainment personalities. The Company also provides a variety of consulting services to clients either engaged in, or seeking exposure in, sports and entertainment-related industries.

   In recent years, significant developments in mass media, including the growth of satellite communications and cable television, have resulted in expanded national and international exposure of sports, news and entertainment events and programming. For example, according to Gould Media, a research and publishing company for the sports industry, the number of national or regional television networks offering sports programming in the United States has grown from three in 1977 to 43 in 1997. In addition, according to IEG's Complete Guide to Sponsorship, annual North American sponsorship spending has grown from $1.0 billion (of which the Company believes $900 million was related to sports) in 1986 to $5.4 billion (of which $3.5 billion was related to sports) in 1996. These amounts represent compounded annual growth rates of 18.4% for sponsorship spending and 14.5% for sports sponsorship spending. The increased exposure of sporting and entertainment events and of high profile personalities has expanded the need for the types of services provided by the Company and has given rise to significant additional revenue sources, such as corporate sponsorships and entitlements to events and venues. The Company intends to continue to seek opportunities from these markets through its existing contacts and resources.

   The Company was organized in July 1995 by Robert M. Gutkowski and Robert F.X. Sillerman. Mr. Gutkowski is the Company's President and Chief Executive Officer and has over 20 years of experience in the television, sports and entertainment industries. He served as President of Madison Square Garden Corporation (which included overall responsibility for MSG Cable Network) from November 1991 until September 1994. Mr. Sillerman is the Chairman of the Company, and his principal occupation is Executive Chairman of the Board of Directors of SFX Broadcasting, Inc. ("SFX"), a publicly-traded company which owns and operates radio stations and concert promotion businesses.

   From the time of its organization until its initial public offering in December 1996 (the "IPO"), the Company developed its sports television production, marketing and consulting business. Simultaneously with the IPO, the Company acquired Sports Marketing and Television International, Inc. ("SMTI"), a leading provider of television production and marketing services in the sports and other entertainment industries since 1984, and Athletes & Artists, Inc. ("A&A"), a sports and news talent representation firm founded in 1977, which has a client list that includes premier athletes, sports and news broadcasters and media executives. Since the IPO, the Company has continued to grow by hiring individuals whose businesses and expertise complement those of the Company and by providing services to an increasing number of clients. Through both acquisitions and internal growth, the Company has developed or substantially expanded its event management, television production, marketing, talent representation and consulting capabilities. In addition, upon completion of this Offering, the Company will continue to expand its capabilities through the consummation of the ProServ Acquisition and the QBQ Acquisition (as defined herein).


   In order to capitalize on the opportunities available in the sports, news and other entertainment industries, the Company has developed an operating and acquisition strategy consisting of the following major elements:

                              OPERATING STRATEGY

   Enhance Revenues by Offering Integrated Services. The Company intends to continue to enhance its revenues from its event management, television production, marketing, talent representation and consulting businesses by offering integrated sports and entertainment-related services. The Company will continue to cross-promote its various services by offering additional complementary services within its lines of business to new and existing clients. Where possible, the Company intends to create and/or seek ownership interests in sports and entertainment-related events in order to maximize its earnings potential from such events.

   Increase Breadth of Services. The Company intends to continue to expand its current lines of business to provide a more comprehensive array of services to its clients. As the needs of companies utilizing advertising and marketing services become increasingly sophisticated, the Company believes that its clients will require a broader range of the types of services it provides. The Company will utilize its breadth of services, its financial resources, its heightened visibility and its management's experience and reputation to provide it with expanded opportunities. For example, the Company's financial resources may enable it to create or purchase ownership interests in sporting events and to develop in-house television production capabilities. In addition, the Company intends to continue to expand its consulting business in order to utilize management's substantial expertise in various aspects of sports and entertainment event management, television production and marketing.

   Increase International Market Penetration. The Company intends to continue to pursue expansion opportunities in international markets, primarily focusing on the European and Pacific Rim markets. The Company believes that the sports, news and other entertainment industries in these markets are less developed than in the United States and therefore present significant opportunities to provide the types of services offered by the Company.

                             ACQUISITION STRATEGY

   The Company intends to continue to expand through the acquisition of companies and events and through attracting individuals with relevant expertise, both within its existing lines of business and within complementary lines of business. According to the 1997 Sports Business Directory published by E.J. Krause & Associates, Inc., there are presently over 700 companies in North America that provide sports marketing and/or talent representation services. The Company believes that the highly fragmented nature of its industry offers many attractive acquisition opportunities, and the Company intends to rely on the experience of its management team to continue to identify acquisition candidates whose businesses will complement the Company's existing operations and whose operations may be constrained by lack of capital. The Company believes that it is one of the few publicly-traded companies within its industry, and, as a result, the Company will have certain advantages over many of its smaller competitors in negotiating and consummating acquisitions.

                             PENDING ACQUISITIONS


   ProServ Acquisition. The Company has recently entered into agreements (the "ProServ Acquisition Agreements") to acquire (the "ProServ Acquisition") ProServ, Inc. and ProServ Television, Inc.

(collectively, "ProServ"). ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. ProServ was founded in 1969 by the then-Captain of the U.S. Davis Cup team, Donald Dell, who also co-founded the Association of Tennis Professionals ("ATP") and pioneered the commercial development of tennis as a major international sport. Upon the consummation of the transactions contemplated by the ProServ Acquisition Agreements, Mr. Dell will continue to serve as the chairman and chief executive officer of ProServ and will become a director of the Company. ProServ provides many of the same services that the Company currently provides and, as a result, the Company anticipates increased revenues through the sharing of business development opportunities, contacts and expertise. In addition, although the Company's primary operations have been in the United States, the Company believes ProServ's existing international operations will facilitate the Company's goal of becoming a major competitor in the burgeoning business of international sports, particularly in European and Pacific Rim markets. ProServ has undergone an internal restructuring focused on eliminating business activities that do not provide adequate financial returns and reducing its operating expenses. See "Management's Discussion and Analysis of Financial Condition." The aggregate purchase price of the ProServ Acquisition consists of approximately $10.8 million in cash and 250,000 shares of Common Stock. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition."

   QBQ Acquisition. The Company has also entered into an agreement pursuant to which Marquee Music, Inc. ("Marquee Music"), a wholly-owned subsidiary of the Company, will acquire the assets of QBQ Entertainment, Inc. ("QBQ"), a company that books tours and appearances for a variety of entertainers (the "QBQ Acquisition" and, together with the ProServ Acquisition, the "Pending Acquisitions"). Since its founding in 1986, QBQ has developed relationships with, and has provided booking and touring representation services to, a variety of musicians, entertainers and groups, including Billy Joel, Metallica, Lynyrd Skynyrd, Luther Vandross, Rodney Dangerfield and Bruce Hornsby. The Company believes that the music business offers commercial opportunities similar to the sports business, such as corporate sponsorships and entitlements. Mr. Gutkowski has significant expertise in the music concert business, having served as President of Madison Square Garden Corporation, a premier indoor concert venue, and has been actively involved in various aspects of the music concert business, including production of televised concerts. Upon the consummation of the QBQ Acquisition, Dennis Arfa, the founder and chief executive officer of QBQ, will serve as the chief executive officer of Marquee Music. The aggregate purchase price for the QBQ Acquisition consists of approximately $3.1 million in cash, $1.6 million payable in annual installments over eight years and up to $2.5 million payable in shares of Common Stock, of which shares relating to $500,000 are subject to an escrow agreement. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition."

   The timing and consummation of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the Pending Acquisitions will be consummated. However, the consummation of this Offering is conditioned upon the concurrent closing of the ProServ Acquisition. Although this Offering is not conditioned upon the closing of the QBQ Acquisition, the Company anticipates closing the QBQ Acquisition promptly following the consummation of this Offering. See "Agreements Related to the Pending Acquisitions." While the Company has not entered into agreements relating to any acquisitions other than the Pending Acquisitions, it intends to continue to expand its operations through additional acquisitions of companies and events and through attracting individuals with relevant expertise. The Company anticipates that a portion of the proceeds of this Offering will be used for such acquisitions. See "Use of Proceeds."

                       SERVICES PROVIDED BY THE COMPANY

   The Company believes that, upon the consummation of the Pending Acquisitions, it will be one of the leading integrated providers of comprehensive event management, television production, marketing, talent representation and consulting services within the sports, news and entertainment industries. The following are brief descriptions of the Company's lines of business:


   Event Management, Television Production and Marketing Services. The Company's event management, television production and marketing services involve managing sporting events, producing sports television programs and marketing professional and collegiate athletic leagues and organizations. The Company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and entitlements for its clients. The Company's current projects include producing and/or marketing The Breeders' Cup Championship, the Isuzu Celebrity Golf Championship, the U.S. Open Figure Skating Championship and all ESPN and ESPN2 boxing telecasts. Upon consummation of the ProServ Acquisition, the Company will derive revenues from providing event management, television production and marketing services to 14 professional tennis events annually (including the sale of U.S. cable television rights to the U.S. Open Tennis Championship and U.S. broadcast and cable television rights to the French Open Tennis Championship and the management and production of the AT&T Challenge Cup, an ATP tour event). The Company will also derive revenues from the sale of the international television rights to substantially all NCAA Championship events (including the Final Four and the College World Series).


   Talent Representation. The Company negotiates employment agreements and creates and evaluates various business opportunities for sports, news and entertainment personalities. The Company's roster of clients includes more than 50 current and former professional athletes in a variety of sports (including Brian Leetch, Ben Coates and Irving Fryar), 80 broadcasters (including Forrest Sawyer, Al Michaels, Christiane Amanpour, Dan Dierdorf and Chris Berman), authors and media executives. Upon consummation of the ProServ Acquisition, the Company will represent over 100 additional national and international athletes in a variety of sports, including Stefan Edberg, Gabriela Sabatini, Mark Chmura, Per-Ulrik Johansson and Greg LeMond.

   Upon consummation of the QBQ Acquisition, the Company will expand its services into the music and entertainment business. QBQ has relationships with, and has booked tours for, such clients as Billy Joel, Metallica, Lynyrd Skynyrd, Rodney Dangerfield and Bruce Hornsby. Many of the clients represented by QBQ have an extended history with QBQ, touring periodically over a number of years.


   Consulting. The Company currently provides specialized consulting services to 11 clients either engaged in, or seeking exposure in, sports and entertainment-related industries. For example, the Company consults with Major League Baseball Properties, Inc. on its negotiations with corporate sponsors and advises Princeton Video Image, Inc. (a company which developed a computer system that makes it possible to insert advertising into a live television program without interrupting the televised action) on how to market its technology to sports teams, events and sponsors. Upon consummation of the ProServ Acquisition, the Company will also provide consulting services to, among others, Staples, Inc., Schering-Plough Corporation and Hershey Foods Corporation.

   The Company was incorporated in Delaware in July 1995. The Company's executive offices are located at 888 Seventh Avenue, 37th Floor, New York, New York 10019, and its telephone number is (212) 728-2000.

                                 TENDER OFFER

   On July 23, 1997, the Company commenced a tender offer (the "Tender Offer") to purchase up to all of the 4,519,162 then-outstanding warrants of the Company (the "Warrants"). On September 11, 1997, the Company purchased 3,991,659 Warrants pursuant to the Tender Offer at a cash purchase price of $2.40 per Warrant. Accordingly, as of September 12, 1997, 527,503 Warrants remained outstanding, of which 253,496 were beneficially owned by directors and officers of the Company. In order to consummate its purchase of the Warrants, the Company borrowed $10.5 million pursuant to a loan agreement (the "Bridge Facility") with The Huff Alternative Income Fund, L.P. ("Huff"). The Company intends to repay such borrowing with a portion of the net proceeds of this Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 THE OFFERING

Common Stock Offered Hereby ...   7,500,000 shares

Common Stock to be Outstanding
 after this Offering ..........  16,269,162 shares(1)


Common Stock to be Outstanding
 after this Offering
 and the Pending Acquisitions .  16,889,532 shares(1)(2)

Use of Proceeds ...............  To fund the cash portion of the purchase price of the Pending Acquisitions and
                                 payment of certain indebtedness of ProServ, to repay borrowings under the Bridge Facility and for working capital and other general corporate purposes, including future acquisitions. See "Use of Proceeds."

AMEX Symbol ...................  MRT
------------
(1) Excludes up to (i) 527,503 shares issuable upon the exercise of outstanding Warrants at an exercise price of $7.50 per share, (ii) 670,000 shares issuable upon exercise of the IPO underwriters' unit purchase options (the "IPO Unit Options"), including shares issuable upon exercise of the Warrants contained therein, (iii) 800,000 shares reserved for issuance under the Company's 1996 and 1997 Stock Option Plans, under which options to purchase 237,500 shares are outstanding,
       (iv) 200,000 shares issuable upon exercise of an option (the "TSC Option") granted to The Sillerman Companies, Inc. ("TSC") for consulting services provided in connection with the Tender Offer, (v) 105,000 shares issuable upon exercise of options issued to Huff in connection with the Bridge Facility (the "Huff Options"), (vi) 10,000 shares issuable upon exercise of an option issued to Mr. Sillerman in connection with the ProServ Acquisition and (vii) 1,125,000 shares issuable upon exercise of the Underwriters' over-allotment option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Option Plans," "Certain Relationships and Related Transactions--Consulting Agreement" and "--ProServ Acquisition" and "Description of Securities."

(2) Includes (i) 1,275,000 shares of Common Stock placed in escrow by certain officers, directors and consultants of the Company in connection with the IPO (the "IPO Escrow Shares") and (ii) 74,074 shares of Common Stock that the Company has agreed to deposit in escrow in connection with the QBQ Acquisition (the "QBQ Escrow Shares"). The IPO Escrow Shares and the QBQ Escrow Shares are subject to cancellation and will be contributed to the capital of the Company under certain circumstances. In the event such shares are released from escrow, the Company may record, for financial reporting purposes, a substantial non-cash compensation charge to operations. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in connection with the QBQ Acquisition. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition" and "Principal Stockholders--Escrow Shares."


                                 RISK FACTORS

   Investors should consider the material risk factors involved in connection with an investment in the Common Stock offered hereby and the impact to investors from various events that could adversely affect the Company's business. See "Risk Factors."

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                  (amounts in thousands, except share data)


   The Summary Consolidated Financial Data of the Company as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been derived from the unaudited financial statements and notes thereto of the Company appearing elsewhere in this Prospectus. The pro forma summary data as of June 30, 1997, for the six months ended June 30, 1997 and for the year ended December 31, 1996 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for interim periods are not necessarily indicative of the results that may be achieved for the entire fiscal year. The Company had no operations during the period from July 11, 1995 (inception) through December 31, 1995. The following data should be read in conjunction with the notes thereto, the audited and unaudited financial statements and notes contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Unaudited Pro Forma Condensed Combined Financial Statements."



                                        YEAR ENDED DECEMBER 31, 1996                     SIX MONTHS ENDED JUNE 30,
                     -------------------------------------------------------------- --------------------------------------
                                                     PRO FORMA
                                                      FOR THE          PRO FORMA
                                                       RECENT           FOR THE                                 PRO FORMA
                                     PRO FORMA      ACQUISITIONS,       OFFERING                                 FOR THE
                                      FOR THE         OFFERING,        AND RECENT                      AS         RECENT
                                      RECENT         AND PROSERV       AND PENDING     AS REPORTED  REPORTED   ACQUISITIONS(1)
                       AS REPORTED ACQUISITIONS(1)  ACQUISITION(2)  ACQUISITIONS(3)(4)     1996        1997         1996
                       ----------- --------------- ---------------  ------------------  ----------- ----------  -------------
STATEMENT OF OPERATIONS
 DATA:
Revenues ............       $2,869      $15,185        $28,573          $29,932             $801       $6,174       $6,265
Operating expenses ....      2,564        9,486         19,102           19,376              667        2,901        3,598
General and
 administrative
 expenses............        2,199        5,843          9,697           10,405              708        4,048        2,538
EBITDA(12) ...........     $(1,894)       $(144)         $(226)            $151            $(574)       $(775)        $129
Restructuring costs ...        --           --             565              565               --           --           --
Depreciation and
 amortization ........          61          108          1,075            1,463               --          104           16
Operating income (loss)     (1,955)        (252)        (1,866)          (1,877)            (574)        (879)         113
Net income (loss)......     (2,411)        (914)        (2,528)          (2,535)            (574)        (881)          31
Net loss applicable to
 common stockholders ..    $(2,411)       $(914)       $(2,643)         $(2,650)           $(574)       $(881)         $31
Net loss per share
 applicable to common
 stockholders ........      $(1.03)      $(0.12)        $(0.17)          $(0.17)          $(0.28)      $(0.12)          $*
Weighted average number
 of shares of common
 stock outstanding(7) .  2,346,717    7,494,162     15,244,162       15,540,458        2,066,662    7,494,162    7,494,162


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                          PRO FORMA        PRO FORMA
                           FOR THE          FOR THE
                           OFFERING         OFFERING
                         AND PROSERV       AND PENDING
                        ACQUISITION(5)   ACQUISITIONS(4)(6)
                             1997               1997
                         ------------    -------------------
STATEMENT OF OPERATIONS
 DATA:
Revenues ..............   $  12,612     $  13,625
Operating expenses ....       7,383         7,510
General and
 administrative
 expenses..............       5,408          5,759
EBITDA(12) ............   $    (179)    $      356
Restructuring costs ...          --            --
Depreciation and
 amortization .........         592            780
Operating loss ........        (771)          (424)
Net loss...............        (773)          (382)
Net loss applicable to
 common stockholders ..   $    (831)    $     (440)
Net loss per share
 applicable to common
 stockholders .........   $   (0.05)    $    (0.03)
Weighted average number
 of shares of common
 stock outstanding(7)... 15,244,162     15,540,458

------------
* less than $.01



                                           AT DECEMBER 31,
                                                 1996                   AT JUNE 30, 1997
                                         ------------------- --------------------------------------
                                                                                   PRO FORMA
                                                                                 FOR THE BRIDGE
                                                                                   FACILITY,
                                                                                 TENDER OFFER,
                                                                                 OFFERING, AND
                                             AS REPORTED       AS REPORTED  PENDING ACQUISITIONS(9)
                                         ------------------- -------------  -----------------------
  BALANCE SHEET DATA:
  Cash  .................................       $7,231            $  688           $   21,385
  Current assets .........................       9,085             4,117              29,432
  Total assets  ..........................       9,361             8,704              56,176
  Current liabilities  ....................      1,850             2,700               8,084
  Long-term debt .........................       1,759             1,138               2,204
  Common Stock subject to put options in
   connection with Pending Acquisitions(10)  .     --                --                3,563
  Stockholders' equity ....................      5,409             4,445            41,096(11)

------------
(1) Gives effect to the IPO and acquisition of SMTI and A&A (the "Recent Acquisitions"). The Company acquired SMTI and A&A on December 12, 1996 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1996. Therefore, for pro forma purposes, the results of operations of SMTI and A&A for the period prior to the acquisition date are combined with the Company.
(2) Gives effect to (i) the IPO and the Recent Acquisitions, (ii) the completion of this Offering at an assumed public offering price of $6.75 per share and (iii) the ProServ Acquisition, as if they had occurred on January 1, 1996.
(3) Gives effect to (i) the IPO and the Recent Acquisitions, (ii) the completion of this Offering at an assumed public offering price of $6.75 per share and (iii) the Pending Acquisitions, as if they had occurred on January 1, 1996.
(4) Excludes charges related to the Bridge Facility, including fees, expenses and interest aggregating $936 (assuming that the Bridge Facility is outstanding for 45 days) and fees and expenses of the Tender Offer of $370.
(5) Gives effect to (i) the completion of this Offering at an assumed public offering price of $6.75 per share and (ii) the ProServ Acquisition, as if they had occurred on January 1, 1996.
(6) Gives effect to (i) the completion of this Offering at an assumed public offering price of $6.75 per share and (ii) the Pending Acquisitions, as if they had occurred on January 1, 1996.
(7) Gives effect to the IPO as if it occurred as of January 1, 1996 and excludes 1,275,000 IPO Escrow Shares. The Pro Forma for the Recent Acquisitions, Offering and Pending Acquisitions excludes 74,074 QBQ Escrow Shares. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. See "Principal Stockholders--Escrow Shares" and Note 6 to the Company's Financial Statements.
(8) The unaudited pro forma Balance Sheet Data gives effect to the completion of this Offering at an assumed public offering price of $6.75 per share of Common Stock and the application of the net proceeds therefrom to complete the Pending Acquisitions and to repay borrowings under the Bridge Facility. See "Risk Factors--Limited Operating History; History of Losses; Future Charges to Operations," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(9) Adjusted to give effect to the application of proceeds of this Offering to repay borrowings incurred under the Bridge Facility to purchase the Warrants in the Tender Offer, including fees and expenses of $370, and to repay fees, expenses and interest of the Bridge Facility aggregating $936 (assuming that the Bridge Facility is outstanding for 45 days).
(10) Represents the Company's potential obligation to repurchase 527,777 shares of Common Stock to be issued in connection with the Pending Acquisitions, of which 55,555 shares are QBQ Escrow Shares. These shares are not included in stockholders' equity. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. See "Agreements Related to the Pending Acquisitions."
(11) Includes $625 relating to the issuance of shares of Common Stock in connection with the QBQ Acquisition.
(12) EBITDA is defined as revenues less operating expenses and general and administrative expenses, excluding depreciation, amortization, interest, taxes and restructuring costs. EBITDA is not recognized under GAAP. Investors should not consider EBITDA to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.

                                 RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered hereby.

   This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's business and growth strategies; (ii) trends affecting the Company's financial condition or results of operations; (iii) the use of proceeds of this Offering and (iv) potential cost savings and revenue enhancements in connection with acquisitions by the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences.


   LIMITED OPERATING HISTORY; HISTORY OF LOSSES; FUTURE CHARGES TO OPERATIONS. Although the Company was formed in July 1995, it did not commence operations until January 1996 and did not complete the Recent Acquisitions until December 11, 1996. For the period from July 11, 1995 (inception) through December 31, 1995, the Company had no revenues or expenses. For the year ended December 31, 1996 and for the six months ended June 30, 1997, the Company had net losses of $2.4 million and $881,000, respectively. On a pro forma basis, giving effect to the IPO, the Recent Acquisitions, this Offering and the Pending Acquisitions as if they had occurred on January 1, 1996, the Company would have had a net loss applicable to common stockholders of $2.6 million for the year ended December 31, 1996. On a pro forma basis, giving effect to this Offering and the Pending Acquisitions as if they had occurred on January 1, 1996, the Company would have had a net loss applicable to common stockholders of $440,000 for the six months ended June 30, 1997. There can be no assurance that these losses will not continue or that the Company will become profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the notes related thereto included herein.

   The Company has recorded and will continue to record substantial compensation charges to operations in connection with the issuance prior to the date hereof of securities to certain officers, directors and consultants, including the release from escrow of the IPO Escrow Shares and the QBQ Escrow Shares. In the event that the IPO Escrow Shares or the QBQ Escrow Shares are released from escrow, the Company may recognize, during the period in which the thresholds for release are probable of being met, a substantial non-cash compensation charge to operations, which will not be deductible for income tax purposes and which will have the effect of significantly increasing the Company's losses or reducing or eliminating earnings, if any, at such time. In addition, the Company may record charges to operations over the next two years aggregating $237,500 (assuming a price per share of Common Stock of $6.75 on the date of consummation of the ProServ Acquisition) related to the Company's potential obligation to repurchase the shares of Common Stock issued in connection with the ProServ Acquisition. Further, in connection with employment agreements with two of its officers, the Company will recognize charges to operations aggregating $565,400 over the next five years, exclusive of their salaries and benefits. In connection with the Recent Acquisitions, the Company will also incur charges to operations aggregating $530,000 over the five year period commencing in December 1996 related to the imputed interest on the indebtedness to the stockholders of SMTI and A&A. In connection with the QBQ Acquisition, the Company will incur additional charges to operations aggregating $388,000 related to the imputed interest on the indebtedness to the sole stockholder of QBQ. The recognition of these charges to operations may depress the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Principal Stockholders--Escrow Shares" and "Agreements Related to the Pending Acquisitions."

   ABILITY TO MANAGE GROWTH AND INTEGRATE ACQUISITIONS. The Company has grown rapidly since its formation in 1995, primarily as a result of acquiring two independently managed businesses, SMTI and A&A. The Company anticipates continuing this growth with the consummation of the Pending Acquisitions. The Company's growth may place a significant strain on the Company's management and operations. The Company's acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of the companies to be acquired, unforeseen difficulties in acquired operations, difficulties in integrating the operations of acquired businesses and potential conflicts of interest. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest with SFX." In addition, the Company's planned international expansion is likely to involve additional increased costs and risks, including those related to foreign regulation, currency fluctuations and exchange controls. There can be no assurance that the growth experienced by the Company will continue or that the Company will be able to manage any future expansion successfully. Furthermore, the Company's plans with respect to the Pending Acquisitions and future acquisitions involve, to a substantial degree, strategies to increase revenue and to reduce operating expenses as a percentage of revenue. There can be no assurances that the Company will be able to implement its plans or that, if implemented, they will accomplish the desired objectives of increasing revenue or reducing operating expenses as a percentage of revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   BROAD DISCRETION OF MANAGEMENT IN USE OF PROCEEDS; UNCERTAINTY RELATED TO ACQUISITION STRATEGY. The Company's management will have broad discretion over the use of approximately $19.3 million of the net proceeds of this Offering allocated to working capital and other general corporate purposes, a substantial portion of which it intends to use for future acquisitions. In addition, the completion of the QBQ Acquisition is subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that such acquisition will be consummated. In the event the QBQ Acquisition is not consummated, the Company intends to apply the net proceeds of this Offering allocated for the QBQ Acquisition to general working capital, including future acquisitions. The Company does not intend to seek stockholder approval of such future acquisitions unless required to do so by applicable law or regulation. Accordingly, the Company's stockholders will be substantially dependent on the business judgment of management in making such acquisitions and otherwise allocating the net proceeds from this Offering. See "Use of Proceeds" and "Agreements Related to the Pending Acquisitions--QBQ Acquisition."

   In addition, there can be no assurance that the Company will be able to identify and acquire additional suitable businesses or obtain the financing necessary to complete such acquisitions. After the utilization of the net proceeds from this Offering, acquisitions may involve debt financing (which would require payments of principal and interest on such indebtedness and would adversely impact the Company's cash flows) and/or the issuance of equity securities (which may be dilutive to the ownership interests of the Company's then existing stockholders). Any such acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would have the effect of increasing the Company's losses or reducing or eliminating earnings, if any.

   DEPENDENCE UPON A LIMITED NUMBER OF CLIENTS AND EVENTS. A significant portion of the Company's revenues to date has been derived from a small number of clients and events. On a pro forma basis, giving effect to the Recent Acquisitions as if they had occurred on January 1, 1996, the Company's agreement with respect to The Breeders' Cup Championship would have accounted for approximately 30% of the Company's revenues for the year ended December 31, 1996. On a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, The Breeders' Cup Championship would have accounted for approximately 15% of the Company's revenues for the year ended December 31, 1996. The Breeders' Cup Agreement terminates on December 31, 1997, unless terminated earlier in accordance with the terms of the agreement, including the termination, for any reason, of the Company's employment of Michael Letis or the unavailability of Mr. Letis to perform the services necessary to enable the Company to comply with the terms of the Breeders' Cup Agreement. Management believes, based on discussions with Breeders' Cup Limited, that the Breeders' Cup Agreement will be extended for an additional two years; however, there can be no assurance that the Company will be able to extend such agreement on similar terms, or at all. In addition, on a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, five clients or events would have accounted for approximately 38% of the Company's revenues for the year ended December 31, 1996. Furthermore, the timing of certain events and the resulting recognition of revenue from such events may cause significant variations in the Company's quarterly operating results, which may adversely effect the market price of the Common Stock. The Company may continue to depend on a limited number of clients and events for a significant portion of its revenues in future periods. The loss of any of these clients or events without a replacement would have a material adverse effect on the business and operations of the Company. See "--Absence of Written Agreements; Nature of Contracts" and "Business--Services Provided by the Company."


   ABSENCE OF WRITTEN AGREEMENTS; NATURE OF CONTRACTS. Many of the Company's, ProServ's and QBQ's representation arrangements with their clients, and certain of the Company's and ProServ's corporate sponsorship projects, are not evidenced by written agreements. Although the Company believes that the lack of written agreements is common in the talent representation industry, the lack of written agreements may adversely affect the enforceability and term of certain oral agreements. In addition, written representation agreements with clients are generally terminable annually on 30 days' notice, and written contracts for corporate sponsorship projects are generally of a short-term nature. The termination or expiration of the Company's, ProServ's or QBQ's contracts with certain clients could have a material adverse effect on the Company's operations. See "Business."


   DEPENDENCE ON KEY PERSONNEL. The Company's success depends, to a large extent, upon the continued contributions of certain key personnel. The Company's ability to obtain new event management, television production, marketing, talent representation and consulting agreements is dependent, to a large extent, on the strength of certain key personnel's relationships within the sports, news and other entertainment industries. The loss of any such key personnel would adversely affect the business of the Company. See "Management."


   COMPETITION. The business of providing services in the sports, news and other entertainment industries is highly competitive. The Company's competitors include several large companies, such as Advantage International Inc. (part of the Interpublic Group of Companies, Inc.) and International Management Group in the sports industry and Creative Artists Agency, Inc., ICM Artists, Ltd. and the William Morris Agency, Inc. in the entertainment industry, certain of which have substantially greater financial and other resources than the Company. In addition, the Company competes with many smaller entities. The success of the Company will be dependent upon its ability to obtain additional event management, television production, marketing, talent representation and consulting opportunities and to generate revenues from such activities. See "Business--Competition."


   INFLUENCE BY MANAGEMENT; EFFECTS OF ANTI-TAKEOVER PROVISIONS. Upon completion of this Offering, and the Pending Acquisitions, the Company's officers and directors (including officers and directors to be appointed upon the consummation of the Pending Acquisitions) will control approximately 29.5% of the total voting power of the Company (without giving effect to the exercise of Warrants and options held by such persons to purchase shares of Common Stock). As a result, such stockholders will be able to exert substantial influence over the election of the Company's Board of Directors and all other issues submitted to the Company's stockholders. The Company and certain of its principal stockholders have entered into a stockholders' agreement (the "Stockholders' Agreement") that places certain restrictions on the sale of shares by such stockholders and grants to such stockholders certain rights with respect to matters affecting corporate governance, including an agreement by such stockholders to vote for the nominees of such stockholders to the Company's Board of Directors. The existence of such restrictions and rights will solidify the control over the Company by existing officers and directors. The Company is also subject to a Delaware statute regulating business combinations, which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. See "Principal Stockholders," "Certain Relationships and Related Transactions--Stockholders' Agreement" and "Description of Securities."

   DILUTION. Purchasers of shares of Common Stock in this Offering will incur an immediate and substantial dilution in net tangible book value per share of Common Stock of approximately $5.44. Dilution for this purpose represents the difference between the per share offering price of the Common Stock and the pro forma net tangible book value per share of Common Stock after the Pending Acquisitions and this Offering. In connection with future acquisitions, the Company may issue additional equity securities, which could result in further dilution to the investors in this Offering.

   SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of this Offering and the Pending Acquisitions, the Company will have 16,889,532 shares of Common Stock outstanding (assuming the issuance of 370,370 shares in connection with the QBQ Acquisition and assuming no exercise of Warrants or options) and 527,503 Warrants outstanding. Of those securities, a total of 12,658,550 shares of Common Stock and 274,007 Warrants will be freely tradeable without restriction or further registration under the Securities Act, unless purchased or held by "affiliates" as that term is defined in Rule 144 under the Securities Act. . Of the remaining 4,230,982 shares, 2,881,908 shares will be "restricted securities" as that term is defined in Rule 144 and approximately 1,349,074 shares will be held in escrow and subject to forfeiture. The Company's executive officers and directors, who own an aggregate of 4,457,096 shares of Common Stock and 253,496 Warrants, have entered into agreements (the "Lock-Up Agreements") with the Underwriters pursuant to which they have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock, Warrants or other capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for (i) bona fide gifts of Common Stock, provided that any donee receiving such gift agrees to be bound by the terms of the Lock-Up Agreements and (ii) the exercise of options or warrants for shares of Common Stock, provided that the shares of Common Stock received upon such exercise will remain subject to the Lock-Up Agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice release all or any portion of the shares of Common Stock subject to such agreements. The holders of substantially all of the securities subject to the Lock-Up Agreements have also entered into similar agreements with the underwriters of the IPO which restrict the sale or other disposition of their securities until December 5, 1998. In addition, the holders of the shares of Common Stock to be issued in the Pending Acquisitions have agreed to restrictions on the sale or other disposition of such shares but have been granted registration rights for such shares. See "Agreements Related to the Pending Acquisitions." Sales of substantial amounts of Common Stock, or the possibility of such sales, could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through a public offering of equity securities. See "Shares Eligible for Future Sale," "Description of Securities" and "Underwriting."


   POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), on terms to be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring capital stock of the Company, which may adversely affect the market price of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. See "Description of Securities--Preferred Stock."

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of shares of Common Stock offered hereby, after deducting the underwriting discounts and commissions and other estimated expenses of this Offering, are estimated to be approximately $46.5 million (approximately $53.6 million if the Underwriters' over-allotment is exercised in full), assuming a public offering price of $6.75 per share. The Company intends to use the net proceeds from this Offering as follows: (i) approximately $10.5 million will be applied to repay borrowings under the Bridge Facility and costs related to the Tender Offer (including related fees and expenses of $931,000), (ii) approximately $10.1 million will be applied to fund the cash portion of the ProServ Acquisition (including related fees and expenses of $295,000), net of $1.0 million which has been segregated by the Company to secure a letter of credit (assuming that the principal stockholder of ProServ does not elect to receive a $3.0 million promissory note in lieu of cash), (iii) approximately $2.2 million in outstanding indebtedness of ProServ will be repaid, (iv) approximately $2.9 million will be applied to fund the cash portion of the QBQ Acquisition (including related fees and expenses of $150,000), net of $400,000 previously advanced, and (v) a $1.5 million nonrecourse loan will be made to the sole stockholder of QBQ. The fees and expenses relating to the Pending Acquisitions include $50,000 payable to TSC for advisory services and up to $75,000 payable to Mr. Sillerman in connection with the ProServ Acquisition. See "Agreements Related to the Pending Acquisitions" and "Certain Relationships and Related Transactions--Consulting Agreement" and ''--ProServ Acquisition." The Company intends to use the remaining net proceeds of $19.3 million for working capital and other general corporate purposes. Pending such use, the Company intends to invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The completion of the QBQ Acquisition is subject to a number of conditions, certain of which are beyond the Company's control. In the event the QBQ Acquisition is not consummated, the Company intends to apply the proceeds allocated for the QBQ Acquisition to working capital. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition."

   In the event the Company identifies attractive acquisition candidates, the Company intends to use a portion of the proceeds from this Offering allocated to working capital to finance such acquisitions; however, other than the Pending Acquisitions, the Company has no agreements or understandings regarding any possible future acquisitions. See "Risk Factors--Broad Discretion of Management in Use of Proceeds; Uncertainty Related to Acquisition Strategy." In addition, to the extent funds generated from operations are not sufficient, the Company will use proceeds from this Offering to pay compensation to its executive officers, consulting fees to TSC and the installment payments to certain officers and directors of the Company related to the Recent Acquisitions and the QBQ Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

   The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on the current status of its business. Future events, including changes in competitive conditions, the ability of the Company to identify appropriate acquisition candidates, the availability of other financing and funds generated from operations and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of this Offering necessary or desirable.

                         PRICE RANGE OF COMMON STOCK

   Since September 11, 1997, the Common Stock has been listed on the AMEX under the symbol "MRT." Prior to that date, the Common Stock was quoted on The Nasdaq Stock Market's SmallCap Market (the "Nasdaq SmallCap Market") under the symbol "MRQE" and was listed on the Boston Stock Exchange under the symbol "MRT."

   From December 6, 1996 (the first trading day after the effective date of the registration statement relating to the Company's IPO) until December 13, 1996, the shares of Common Stock and the Warrants traded only as units ("IPO Units") on the Nasdaq SmallCap Market and did not trade separately. On December 13, 1996, the IPO Units were separated into their constituent parts and began trading separately on the Nasdaq SmallCap Market. On March 13, 1997, the Common Stock and Warrants each commenced trading on the Boston Stock Exchange. On September 10, 1997, the Nasdaq SmallCap Market and the Boston Stock Exchange ceased trading the Common Stock and Warrants.

   The following table sets forth the high and low closing bid information for the shares of Common Stock of the Company, as reported by the Nasdaq SmallCap Market through September 10, 1997 and includes the closing sales price information on the AMEX subsequent to such date. Bid quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.



                                             COMMON STOCK
                                           -----------------
YEAR ENDED DECEMBER 31, 1996                 HIGH      LOW
-----------------------------------------  -------- -------
Fourth Quarter (since December 13, 1996)     $6.00    $6.00

YEAR ENDING DECEMBER 31, 1997
-----------------------------------------
First Quarter ............................   $7.25    $6.00
Second Quarter ...........................   6.375     5.50
Third Quarter (through September 12, 1997)   7.125     4.50



   On September 12, 1997, the last reported sales price of the Common Stock as reported by the AMEX was $6.75 per share. On September 3, 1997, the Company had 81 record holders of its Common Stock. The Company believes that there are over 2,500 beneficial holders of its shares of Common Stock.


                               DIVIDEND POLICY

   The Company has not declared or paid any cash dividends on its Common Stock since inception and does not anticipate declaring or paying any in the foreseeable future. The Board of Directors intends to retain future earnings, if any, to support the growth of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION


   The following table sets forth (i) the actual capitalization of the Company at June 30, 1997 and (ii) the pro forma capitalization of the Company at June 30, 1997 giving effect to the consummation of the Tender Offer, Bridge Facility and the Pending Acquisitions and the application of the net proceeds from this Offering (assuming a public offering price of $6.75 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds."



                                                                         JUNE 30, 1997
                                                               ----------------------------------
                                                                         (IN THOUSANDS)
                                                                                 PRO FORMA FOR
                                                                                 TENDER OFFER,
                                                                                BRIDGE FACILITY
                                                                                 OFFERING AND
                                                                                    PENDING
                                                                AS REPORTED     ACQUISITIONS(1)
                                                               ------------- -------------------
Cash and cash equivalents ....................................    $   688           $21,385
                                                                  =======           =======
Acquisition indebtedness, net(2) .............................    $ 1,138           $ 2,204
Common Stock subject to put options in connection with
 Pending Acquisitions(3)......................................         --             3,563
Stockholders' equity:
 Preferred Stock, $.01 par value, 5,000,000 shares
  authorized;
  no shares issued and outstanding ...........................         --                --
 Common Stock, $.01 par value, 25,000,000 shares authorized;
  8,769,162 shares issued and outstanding; 16,889,532 pro
  forma shares issued and outstanding for Offering and
  Pending Acquisitions(4) ....................................         88               164(5)
Additional paid-in capital ...................................      7,664            45,195(5)
Deferred compensation(6) .....................................        (16)              (16)
Accumulated deficit ..........................................     (3,291)           (4,247)
                                                                  -------          --------
Total stockholders' equity ...................................      4,445            41,096 (7)
                                                                  -------           -------
  Total capitalization........................................    $ 5,583           $46,863
                                                                  =======           =======

------------
(1) Gives effect to the application of the net proceeds of this Offering, including the repayment of borrowings incurred under the Bridge Facility to purchase the Warrants in the Tender Offer, including fees and expenses of $370, and the repayment of fees, expenses and interest of the Bridge Facility aggregating $936 (assuming that the Bridge Facility is outstanding for 45 days).
(2) Represents the installment payments payable to certain officers and directors of the Company in connection with the Recent Acquisitions, net of imputed interest ($480) and the current installment payment ($333) (As Reported) and the installment payments payable to the sole stockholder of QBQ ($1,066) in connection with the QBQ Acquisition, net of imputed interest ($388) and the current installment payment ($161). See "Certain Relationships and Related Transactions--SMTI Acquisition" and "--A&A Acquisition" and Note 1 of the Notes to the Company's Financial Statements. Assumes that the controlling stockholder of ProServ does not elect to receive a $3.0 million promissory note in lieu of cash. See "Agreements Related to the Pending Acquisitions."
(3) Represents the Company's potential obligation ($1,875 for QBQ and $1,688 for ProServ) to repurchase 527,777 shares of Common Stock to be issued in connection with the Pending Acquisitions, of which 55,555 shares are QBQ Escrow Shares. These shares are not included in stockholders' equity. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. See "Agreements Related to the Pending Acquisitions."
(4) Excludes up to (i) 527,503 shares issuable upon the exercise of the Warrants outstanding after the consummation of the Tender Offer, at an exercise price of $7.50 per share, (ii) 670,000 shares issuable upon exercise of the IPO Unit Options, including shares issuable upon exercise of the Warrants contained therein, (iii) 800,000 shares reserved for issuance under the Company's 1996 and 1997 Stock Option Plans, under which options to purchase 237,500 shares are outstanding,
       (iv) 105,000 shares issuable upon exercise of the Huff Options, (v) 200,000 shares issuable upon exercise of the TSC Option, (vi) 10,000 shares issuable upon exercise of an option issued to Mr. Sillerman in connection with the ProServ Acquisition and (vii) 1,125,000 shares issuable upon exercise of the Underwriters' over-allotment option. See "Management--Stock Option Plans" and "Description of Securities."
(5) Excludes amounts applicable to Common Stock subject to put options issued in connection with the Pending Acquisitions.
(6) Represents deferred compensation related to 50,000 shares of Common Stock issued to an officer in partial consideration of such officer entering into an employment agreement with the Company. See "Certain Relationships and Related Transactions--Founders' Stock."
(7) Includes $625 relating to the issuance of shares of Common Stock in connection with the QBQ Acquisition.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1996:
(i) the completion of the IPO and the Recent Acquisitions, (ii) the Pending Acquisitions and related contractually required reductions in personnel, officers' salaries and employee benefits and (iii) the completion of this Offering.

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1997 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1996: (i) the Pending Acquisitions and related contractually required reductions in personnel, officers' salaries and employee benefits and (ii) the completion of this Offering.

   The following Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 1997 gives effect to the following transactions and adjustments as if they had occurred as of June 30, 1997: (i) the Pending Acquisitions, (ii) the completion of this Offering and (iii) the completion of the Tender Offer and the repayment of the Bridge Facility.

   The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical audited and unaudited financial statements and the respective notes thereto of the Company, ProServ and QBQ. The Recent Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as a consolidation at historical cost due to the significance of the equity interests in the Company held by the stockholders of SMTI and A&A. The Pending Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements using the purchase method of accounting. In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results if the transactions are completed. The Company cannot predict whether the consummation of the Pending Acquisitions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Statements of Operations data include adjustments to operating expenses to reflect anticipated savings that management believes it will be able to achieve through the implementation of its operating strategy. However, there can be no assurance that the Company will be able to achieve such savings.

   The following financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of the Company may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the revenues of the businesses owned and to be acquired, the integration of the businesses acquired and management of growth and the ability of the Company to achieve cost savings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                             PRO FORMA
                                                                              FOR THE
                                      MARQUEE       RECENT      PRO FORMA      RECENT      PROSERV     PRO FORMA
                                    AS REPORTED ACQUISITIONS(1) ADJUSTMENTS ACQUISITIONS ACQUISITION  ADJUSTMENTS
                                    ----------- --------------  ----------- ------------ -----------  -----------
Revenues...........................  $    2,869   $    12,316           --   $   15,185    $13,388             --

Operating expenses.................       2,564         6,922           --        9,486     10,130    $       514 (4)
General and administrative
 expenses..........................       2,199         3,644           --        5,843      4,725            871 (4)
Restructuring costs................          --            --           --           --        565
Depreciation and amortization .....          61            47           --          108        276           (691)(5)
                                    ----------- -------------  ----------- ------------  ----------- -----------
Operating income (loss)............      (1,955)        1,703           --         (252)    (2,308)           694
Interest expense (income)..........         283           (12) $       (98)(2)       369       209            209 (6)
Financing expense .................         193            --           --          193         --             --
                                    ----------- -------------  ----------- ------------  ----------- -----------
Income (loss) before income taxes .      (2,431)        1,715          (98)        (814)    (2,517)           903
Income taxes provision (benefit) ..         (20)          341         (221)(3)       100       240           (240)(7)
                                    ----------- -------------  ----------- ------------  ----------- -----------
Net income (loss)..................      (2,411)        1,374          123         (914)    (2,757)         1,143

Accretion of obligation related to
 the option issued in connection
 with the ProServ acquisition .....          --            --           --           --         --           (115)(8)
                                    ----------- -------------  ----------- ------------  ----------- -----------

Net income (loss) applicable to
 common stockholders ..............  $   (2,411)  $     1,374  $       123   $     (914)   $(2,757)   $     1,028
                                    =========== =============  =========== ============  =========== ===========
Net loss per share applicable to
 common stockholders...............  $    (1.03)                             $    (0.12)
                                    ===========                            ============
Weighted average number of shares
 of common stock outstanding(12) ..   2,346,717                               7,494,162
                                    ===========                            ============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                     PRO FORMA FOR THE                             PRO FORMA FOR THE
                                    OFFERING AND RECENT                           OFFERING AND RECENT
                                        AND PROSERV          QBQ      PRO FORMA       AND PENDING
                                     ACQUISITIONS (13)   ACQUISITION ADJUSTMENTS   ACQUISITIONS (13)
                                     -----------------   ----------- -----------   -----------------
Revenues...........................     $    28,573        $1,359          --         $    29,932

Operating expenses.................          19,102           274          --              19,376
General and administrative
 expenses..........................           9,697           931       $ 223(9)           10,405
Restructuring costs................             565            --                             565
Depreciation and amortization .....           1,075            38        (350)(10)          1,463
                                    ------------------- -----------  ----------- -------------------
Operating income (loss)............          (1,866)          116        (127)             (1,877)
Interest expense (income)..........             369            12          16 (11)            365
Financing expense .................             193            --          --                 193
                                    ------------------- -----------  ----------- -------------------
Income (loss) before income taxes .          (2,428)          104        (111)             (2,435)
Income taxes provision (benefit) ..             100            13         (13)(7)             100
                                    ------------------- -----------  ----------- -------------------
Net income (loss)..................          (2,528)           91         (98)             (2,535)

Accretion of obligation related to
 the option issued in connection
 with the ProServ acquisition .....             115            --          --                 115
                                    ------------------- -----------  ----------- -------------------
                                                 --                                            --
Net income (loss) applicable to
 common stockholders ..............     $    (2,643)       $   91       $ (98)        $    (2,650)
                                    =================== ===========  =========== ===================
Net loss per share applicable to
 common stockholders...............     $     (0.17)                                  $     (0.17)
                                    ===================                          ===================
Weighted average number of shares
 of common stock outstanding(12) ..      15,244,162                                    15,540,458
                                    ===================                          ===================

------------
(1) The Company acquired SMTI and A&A on December 12, 1996 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1996. Therefore, for pro forma purposes, the results of operations of SMTI and A&A for the period prior to the acquisition date are presented separately.
(2) To record imputed interest expense on the indebtedness to the stockholders of SMTI and A&A incurred in connection with the Recent Acquisitions.
(3) To record income taxes as if SMTI had not been an S corporation and to record the pro forma tax benefit for the separate net loss of the Company.
(4) To reduce expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits and other costs provided in connection with the ProServ Acquisition, but excludes $1,435 related to personnel and benefit costs incurred in 1996, which will be eliminated in future periods as a result of the restructuring of ProServ's operations and other cost reduction programs initiated by ProServ.
(5) To record the amortization of the excess of the purchase price over net assets acquired associated with the acquisition of ProServ over 20 years.
(6) To reduce interest expense of ProServ to reflect use of proceeds of this Offering.
(7)    To record the tax benefit of consolidated net losses.
(8) To record the expense related to the accretion of the put option over the two year option period. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition."
(9) To reduce general and administrative expenses to reflect contractually agreed to reductions in officers' salaries and employee benefits.
(10) To record the amortization of the excess of the purchase price over net assets acquired associated with the acquisition of QBQ over 20 years.
(11) To record interest income on note receivable ($105) net of imputed interest expense ($89) on the indebtedness related to the QBQ Acquisition.
(12) Gives effect to the IPO as if it occurred as of January 1, 1996 and excludes 1,275,000 IPO Escrow Shares. The weighted average number of shares of common stock outstanding pro forma for the Offering and Recent and Pending Acquisitions excludes 74,074 QBQ Escrow Shares. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. Shares of Common Stock underlying outstanding Warrants or options are not included in the weighted average number of shares of common stock outstanding.
(13) Excludes charges related to the Bridge Facility, including interest, fees and expenses of $936 (assuming that the Bridge Facility is outstanding for 45 days) and fees and expenses of the Tender Offer of $370.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                     PRO FORMA FOR
                                                                                     THE OFFERING
                                           MARQUEE        PROSERV      PRO FORMA      AND PROSERV
                                         AS REPORTED    ACQUISITION   ADJUSTMENTS     ACQUISITION
                                        ------------- -------------  ------------- ---------------
Revenues...............................   $    6,174    $     6,438            --     $    12,612

Operating expenses.....................        2,901          4,740   $       258(1)        7,383
General and administrative expenses  ..        4,048          1,778           418(1)        5,408
Depreciation and amortization..........          104            143          (345)(2)         592
                                        ------------- -------------  ------------- ---------------
Operating income (loss)................         (879)          (223)          331            (771)
Other income ..........................           --             --            --              --
Minority interest .....................           --             25            25 (10)         --
Interest (income) expense..............            2             71            71 (3)           2
                                        ------------- -------------  ------------- ---------------

Income (loss) before income taxes .....         (881)          (319)          427            (773)
Income taxes provision (benefit) ......           --            109          (109)(6)          --
                                        ------------- -------------  ------------- ---------------

Net income (loss)......................         (881)          (428)          536            (773)

Accretion of obligation related to the
 put option issued in connection with
 the ProServ Acquisition...............           --             --           (58)(7)          58
                                        ------------- -------------  ------------- ---------------
Net income (loss) applicable to common
 stockholders .........................   $     (881)   $      (428)  $       478     $      (831)
                                        ============= =============  ============= ===============

Net loss per share applicable to
 common stockholders ..................   $    (0.12)                                 $     (0.05)

Weighted average number of shares of
 common stock outstanding (8) .........    7,494,162                                   15,244,162
                                        =============                              ===============



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                      PRO FORMA FOR
                                                                       THE OFFERING
                                                                         AND THE
                                             QBQ         PRO FORMA       PENDING
                                         ACQUISITION    ADJUSTMENTS  ACQUISITIONS(9)
                                        ------------- -------------  ---------------
Revenues...............................  $     1,013             --    $    13,625

Operating expenses.....................          127             --          7,510
General and administrative expenses  ..          457    $       106(4)       5,759
Depreciation and amortization..........           13           (175)(2)        780
                                        ------------- -------------  ---------------
Operating income (loss)................          416            (69)          (424)
Other income ..........................          (25)            --            (25)
Minority interest .....................           --             --             --
Interest (income) expense..............           (3)           (16)(5)        (17)
                                        ------------- -------------  ---------------

Income (loss) before income taxes .....          444            (53)          (382)
Income taxes provision (benefit) ......           42            (42)(6)         --
                                        ------------- -------------  ---------------

Net income (loss)......................          402            (11)          (382)

Accretion of obligation related to the
 put option issued in connection with
 the ProServ Acquisition...............           --             --             58
                                        ------------- -------------  ---------------
Net income (loss) applicable to common
 stockholders .........................  $       402    $       (11)   $      (440)
                                        ============= =============  ===============

Net loss per share applicable to
 common stockholders ..................                                $     (0.03)

Weighted average number of shares of
 common stock outstanding (8) .........                                 15,540,458
                                                                     ===============

------------
(1) To reduce expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits and other costs provided in connection with the ProServ Acquisition, but excludes $80 related to personnel and benefit costs incurred by ProServ in the six-month period which will be eliminated in future periods as a result of the restructuring of ProServ's operations and other cost reduction programs initiated by ProServ.
(2) To record the amortization of the excess of the purchase price over net assets acquired associated with the Pending Acquisitions over 20 years.
(3) To reduce ProServ interest expense to reflect use of the proceeds from this Offering.
(4) To reduce general and administrative expenses to reflect contractually agreed to reductions in personnel, officers' salaries and employee benefits.
(5) To record interest income on note receivable ($53) net of imputed interest expense ($37) on the indebtedness related to the QBQ Acquisition.
(6)    To record the tax benefit of consolidated net losses.
(7) To record the expense related to accretion of the put option over the two year option period. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition."
(8) Excludes 1,275,000 IPO Escrow Shares. In addition, the pro forma for this Offering and the Pending Acquisitions excludes approximately 74,074 QBQ Escrow Shares. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. Shares of Common Stock underlying outstanding Warrants or options are not included in the weighted average number of shares of common stock outstanding.
(9) Excludes charges related to the Bridge Facility, including interest, fees and expenses of $936 (assuming that the Bridge Facility is outstanding for 45 days) and fees and expenses of the Tender Offer of $370.
(10) To eliminate Mr. Dell's minority ownership interest in ProServ Television, Inc.

                           THE MARQUEE GROUP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                JUNE 30, 1997
                                (IN THOUSANDS)

                                                                            PRO FORMA FOR
                                                                             THE BRIDGE
                                                                              FACILITY,
                                                                            TENDER OFFER,
                                                                              OFFERING,
                                MARQUEE        PROSERV      PRO FORMA        AND PROSERV
                              AS REPORTED    ACQUISITION   ADJUSTMENTS       ACQUISITION
                             ------------- -------------  ------------- -------------------
ASSETS
Current assets..............    $  4,117      $  5,795      $  46,525 (1)      $34,180
                                                               (9,582)(2)
                                                               (2,175)(3)
                                                              (10,500)(4)
Excess of purchase price              --            --         13,816 (2)       13,816
 over net assets acquired ..
Noncurrent assets...........       4,587         1,659           (300)(2)        4,446
                                                               (1,500)(2)
                             ------------- -------------  ------------- -------------------
 Total assets...............    $  8,704      $  7,454      $  36,284          $52,442
                             ============= =============  ============= ===================
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities.........    $  2,700         7,199            200 (2)      $ 7,924
                                                               (2,175)(3)
Noncurrent liabilities .....       1,559           801                           2,360
Common stock subject to put                                     1,688 (2)        1,688
 option ....................
Stockholders' equity........       4,445          (546)        46,525 (1)       40,470
                                                                  546 (2)
                                                              (10,500) (4)
                             ------------- -------------  ------------- -------------------
 Total liabilities and
  stockholders' equity......    $  8,704      $  7,454      $  36,284          $52,442
                             ============= =============  ============= ===================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                             PRO FORMA FOR
                                                               THE BRIDGE
                                                               FACILITY,
                                                              TENDER OFFER
                                                               OFFERING,
                                  QBQ         PRO FORMA       AND PENDING
                              ACQUISITION    ADJUSTMENTS      ACQUISITIONS
                             ------------- -------------  -------------------
ASSETS
Current assets..............    $  1,322       $(3,253)(5)      $29,432
                                                (1,317)(5)
                                                (1,500)(6)

Excess of purchase price              --         6,996 (5)       20,812
 over net assets acquired ..
Noncurrent assets...........          86         1,500 (6)        5,932
                                                  (100)(5)
                             ------------- -------------  -------------------
 Total assets...............    $  1,408       $ 2,326          $56,176
                             ============= =============  ===================
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities.........    $  1,134       $(1,135)(5)      $ 8,084
                                                   161 (5)
Noncurrent liabilities .....           7         1,066 (5)        3,433
Common stock subject to put                      1,875 (5)        3,563
 option ....................
Stockholders' equity........         267          (266)(5)       41,096
                                                   625 (5)

                             ------------- -------------  -------------------
 Total liabilities and
  stockholders' equity......    $  1,408       $ 2,326          $56,176
                             ============= =============  ===================

------------
(1) To reflect the estimated net proceeds from this Offering of 7,500,000 shares of Common Stock at $6.75 per share:

Offering ......................................................  $50,625
Less: Fees and
 expenses .....................................................    4,100
                                                               ---------
Net proceeds from
 this Offering ................................................  $46,525
                                                               =========



(2) To reflect the ProServ Acquisition and the preliminary allocation of the purchase price:




 Cash portion of purchase price
 Dell Stock Purchase Agreement ...........................................  $6,500
 Non-Employee Stock Purchase Agreement....................................   3,000
 Employee Stock Purchase Agreements ......................................   1,287     $10,787(a)
                                                                           --------
Issuance of 250,000 shares of Common Stock under the Dell Stock Purchase
 Agreement which are subject to a put option..............................               1,688
Fees and expenses, including TSC fees of $300 which will be offset
 against amounts previously advanced......................................                 595
Assumption of severance liability.........................................                 200
                                                                                    ------------
   Total acquisition cost.................................................              13,270
Deficiency in net assets acquired.........................................                 546
                                                                                    ------------
Excess of purchase price over net assets acquired.........................             $13,816
                                                                                    ============



(a) Cash required to complete the ProServ Acquisition excludes $1,000 previously deposited as collateral for the letter of credit issued to Mr. Dell.

The preliminary allocation of purchase price may change upon final determination of the fair value of the net assets acquired.

(3) To reflect the payment of the ProServ indebtedness of $2,175 from the proceeds of this Offering.

(4) To reflect (i) the repayment of the indebtedness under the Bridge Facility incurred to fund the Tender Offer (including fees and expenses of the Tender Offer of $370), (ii) the issuance the TSC Option to purchase 200,000 shares of Common Stock at an exercise price of $7.00 per share and (iii) fees, interest and expenses related to the Bridge Facility of $936, including the issuance of the Huff Options to purchase 105,000 shares of Common Stock, at an exercise price of $2.25 per share.

(5) To reflect the QBQ Acquisition and the preliminary allocation of the purchase price:



Cash portion of purchase price ............................................             $3,103
Issuance of approximately 370,370 shares (including 74,074 QBQ Escrow
 Shares) of Common Stock, of which 277,777 shares are subject to a put
 option ($1,875) ..........................................................              2,500
Acquisition indebtedness of $1,615, including current portion of $161,
 less imputed interest of $388 ............................................              1,227
Fees and expenses, including TSC fees of $150 of which $100 will be
 applied against amount previously advanced................................                250
                                                                                      --------
Total acquisition cost ....................................................              7,080
                                                                                      --------
Net assets at June 30, 1997................................................      266
Less: Current assets not acquired..........................................   (1,317)
Add: Current liabilities not acquired......................................    1,135        84
                                                                            --------- --------
Excess of purchase price over net assets acquired .........................             $6,996
                                                                                      ========

------------



   A deposit of $400 in cash was paid to QBQ in July 1997 and will be applied towards the purchase price.
   The preliminary allocation of purchase price may change upon final determination of the fair value of the net assets acquired.

(6) To reflect the non-recourse loan of $1,500 to be made by the Company to the sole stockholder of QBQ. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition."

                     SELECTED CONSOLIDATED FINANCIAL DATA

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

   The Selected Consolidated Financial Data of the Company as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been derived from the unaudited financial statements and notes thereto of the Company appearing elsewhere in this Prospectus. The pro forma summary data as of June 30, 1997, for the six months ended June 30, 1997 and for the year ended December 31, 1996 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for interim periods are not necessarily indicative of the results that may be achieved for the entire fiscal year. The Company had no operations during the period from July 11, 1995 (inception) through December 31, 1995. The following data should be read in conjunction with the notes thereto, the audited and unaudited financial statements and notes contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Unaudited Pro Forma Condensed Combined Financial Statements."


                                              YEAR ENDED DECEMBER 31, 1996                      SIX MONTHS ENDED JUNE 30,
                     -------------------------------------------------------------- -----------------------------------------------
                                                      PRO FORMA
                                                       FOR THE          PRO FORMA
                                                        RECENT            FOR THE                                     PRO FORMA
                                       PRO FORMA     ACQUISITIONS,       OFFERING                                      FOR THE
                                        FOR THE        OFFERING         AND RECENT                                      RECENT
                            AS           RECENT       AND PROSERV       AND PENDING      AS REPORTED   AS REPORTED   ACQUISITIONS(1)
                         REPORTED    ACQUISITIONS(1) ACQUISITION(2)  ACQUISITIONS(3)(4)      1996          1997          1996
                         --------    --------------  --------------  ------------------  -----------  -------------  ---------------
STATEMENT OF OPERATIONS
 DATA:
Revenues ............       $2,869       $15,185        $28,573           $29,932            $801         $6,174        $6,265
Operating expenses ....      2,564         9,486         19,102            19,376             667          2,901         3,598
General and
 administrative
 expenses............        2,199         5,843          9,697            10,405             708          4,048         2,538
EBITDA(12) ...........     $(1,894)        $(144)         $(226)             $151           $(574)         $(775)         $129
Restructuring costs ...         --            --            565               565              --             --            --
Depreciation and
 amortization ........          61           108          1,075             1,463              --            104            16
Operating income (loss)     (1,955)         (252)        (1,866)           (1,877)           (574)          (879)          113
Net income (loss).....      (2,411)         (914)        (2,528)           (2,535)           (574)          (881)           31
Net loss applicable to
 common stockholders ..    $(2,411)        $(914)       $(2,643)          $(2,650)          $(574)         $(881)          $31
Net loss per share
 applicable to common
 stockholders ........      $(1.03)       $(0.12)       $(0.17)            $(0.17)         $(0.28)        $(0.12)          $*
Weighted average number
 of shares of common
 stock outstanding(7) .  2,346,717     7,494,162    15,244,162         15,540,458        2,066,662     7,494,162     7,494,162



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                       PRO FORMA     PRO FORMA
                        FOR THE       FOR THE
                       OFFERING       OFFERING
                      AND PROSERV   AND PENDING
                    ACQUISITION(5) ACQUISITIONS(4)(6)
                         1997           1997
                     ------------ --------------
STATEMENT OF OPERATIONS
 DATA:
Revenues ............ $   12,612     $   13,625
Operating expenses ....     7,383         7,510
General and
 administrative
 expenses............      5,408          5,759
EBITDA(12) ...........$     (179)    $      356
Restructuring costs ...        --            --
Depreciation and
 amortization ........       592            780
Operating loss .......      (771)          (424)
Net loss.............       (773)          (382)
Net loss applicable to
 common stockholders ..$     (831)   $     (440)
Net loss per share
 applicable to common
 stockholders ........$    (0.05)    $    (0.03)
Weighted average number
 of shares of common
 stock outstanding(7) . 15,244,162    15,540,458

------------
*       less than $.01




                                         AT DECEMBER 31, 1996           AT JUNE 30, 1997
                                         -------------------- ------------------------------------------
                                                                                      PRO FORMA
                                                                               FOR THE BRIDGE FACILITY,
                                                                             TENDER OFFER, OFFERING, AND
                                              AS REPORTED       AS REPORTED    PENDING ACQUISITIONS(9)
                                          ------------------- -------------  ---------------------------
  BALANCE SHEET DATA:
  Cash  ..................................       $7,231            $  688               $21,385
  Current assets ..........................       9,085             4,117                29,432
  Total assets  ...........................       9,361             8,704                56,176
  Current liabilities  .....................      1,850             2,700                 8,084
  Long-term debt ..........................       1,759             1,138                 2,204
  Common Stock subject to put options in
   connection with Pending Acquisitions(10)  ..     --                --                  3,563
  Stockholders' equity .....................      5,409             4,445                41,096(11)

------------
(1) Gives effect to the IPO and the Recent Acquisitions. The Company acquired SMTI and A&A on December 12, 1996 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1996. Therefore, for pro forma purposes, the results of operations of SMTI and A&A for the period prior to the acquisition date are combined with the Company.
(2) Gives effect to (i) the IPO and the Recent Acquisitions, (ii) the completion of this Offering at an assumed public offering price of $6.75 per share and (iii) the ProServ Acquisition, as if they had occurred on January 1, 1996.
(3) Gives effect to (i) the IPO and the Recent Acquisitions, (ii) the completion of this Offering at an assumed public offering price of $6.75 per share and (iii) the Pending Acquisitions, as if they had occurred on January 1, 1996.
(4) Excludes charges related to the Bridge Facility, including fees, expenses and interest aggregating $936 (assuming that the Bridge Facility is outstanding for 45 days) and fees and expenses of the Tender Offer of $370.
(5) Gives effect to (i) the completion of this Offering at an assumed public offering price of $6.75 per share and (ii) the ProServ Acquisition, as if they had occurred on January 1, 1996.
(6) Gives effect to (i) the completion of this Offering at an assumed public offering price of $6.75 per share and (ii) the Pending Acquisitions, as if they had occurred on January 1, 1996.
(7) Gives effect to the IPO as if it occurred as of January 1, 1996 and excludes 1,275,000 IPO Escrow Shares. The Pro Forma for the Recent Acquisitions, Offering and Pending Acquisitions excludes 74,074 QBQ Escrow Shares. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. See "Principal Stockholders--Escrow Shares" and Note 6 to the Company's Financial Statements.
(8) The unaudited pro forma Balance Sheet Data gives effect to the completion of this Offering at an assumed public offering price of $6.75 per share of Common Stock and the application of the net proceeds therefrom to complete the Pending Acquisitions and to repay borrowings under the Bridge Facility. See "Risk Factors--Limited Operating History; History of Losses; Future Charges to Operations," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(9) Adjusted to give effect to the application of proceeds of this Offering to repay borrowings incurred under the Bridge Facility to purchase the Warrants in the Tender Offer, including fees and expenses of $370, and to repay fees, expenses and interest of the Bridge Facility aggregating $936 (assuming that the Bridge Facility is outstanding for 45 days).
(10) Represents the Company's potential obligation to repurchase 527,777 shares of Common Stock to be issued in connection with the Pending Acquisitions, of which 55,555 shares are QBQ Escrow Shares. These shares are not included in stockholders' equity. Assumes a price of $6.75 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition. See "Agreements Related to the Pending Acquisitions."
(11) Includes $625 relating to the issuance of shares of Common Stock in connection with the QBQ Acquisition.
(12) EBITDA is defined as revenues less operating expenses and general and administrative expenses, excluding depreciation, amortization, interest, taxes and restructuring costs. EBITDA is not recognized under GAAP. Investors should not consider EBITDA to be an alternative to operating income as determined in accordance with GAAP, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of the Company's performance under GAAP.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   The Company was formed in July 1995 for the purpose of providing integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. From the time of its formation until its IPO and the acquisitions of SMTI and A&A, the Company was engaged in developing its sports television production, marketing and consulting business.

   The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements, the Selected Financial Data and the financial statements and notes thereto appearing elsewhere in this Prospectus. For all periods presented, the discussion of the combined results of operations on a pro forma basis for (i) the Company and the Recent Acquisitions include the activities of the Company, SMTI and A&A and (ii) the Company, the Recent Acquisitions and the Pending Acquisitions include the Company, SMTI, A&A, ProServ and QBQ, in each case as if they had always been members of the same operating group. The following discussion also contains certain forward-looking statements that involve risks and uncertainties. The Company's future results of operations could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, uncertainties related to the Company's business and growth strategies, and difficulties in achieving cost savings and revenue enhancements. See "Risk Factors." The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   The primary sources of the Company's revenues are fees from providing event management, television production, sports marketing and consulting services and commissions from representation of sports, news and entertainment personalities. Revenues from event management services are recognized when the events are held. Revenues from production services are recognized when the programs are available for broadcast. Marketing revenues are recognized for guaranteed amounts when contractual obligations are met (subsequent royalties are recorded when received). Commissions from the Company's talent representation services are recognized as revenue when they become payable to the Company under the terms of the Company's agreements with its clients. Generally, such commissions are payable by clients upon their receipt of payments for performance of services. Commissions based on profit or gross receipt participations are recorded upon the determination of such amounts.

   The Company's revenues may vary from quarter to quarter, due to the timing of certain significant events and the resulting recognition of revenues from such events. Historically, the fourth quarter produced the highest percentage of revenues for the year, principally from the Company's management and marketing of The Breeders' Cup Championship and from representation agreements with professional hockey players, which result in revenue to the Company upon the commencement of the National Hockey League season. As a result of the Company's recent entry into the business of representing professional football players and of the Pending Acquisitions, it is anticipated that the Company's revenues and expenses will increase significantly, and the Company expects that these increased revenues and expenses will be recorded substantially in the third as well as the fourth quarter. A significant portion of the Company's revenues to date has been derived from a small number of events and clients. On a pro forma basis, giving effect to the Recent Acquisitions as if they had occurred on January 1, 1996, the Company's agreement with respect to The Breeders' Cup Championship would have accounted for approximately 30% of the Company's revenues for the year ended December 31, 1996. On a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, The Breeders' Cup Championship would have accounted for approximately 15% of the Company's revenues for the year ended December 31, 1996. The Breeders' Cup Agreement terminates on December 31, 1997, unless terminated earlier in accordance with the terms of the agreement, including the termination, for any reason, of the Company's employment of

Michael Letis or the unavailability of Mr. Letis to perform the services necessary to enable the Company to comply with the terms of the Breeders' Cup Agreement. Management believes, based on discussions with Breeders Cup Limited, that the Breeders' Cup Agreement will be extended for an additional two years; however, there can be no assurance that the Company will be able to extend such agreement on similar terms, or at all. See "Risk Factors--Dependence Upon a Limited Number of Clients and Events" and "--Absence of Written Agreements; Nature of Contracts."

   The Company's most significant costs and expenses are salaries and production expenditures. Historically, general and administrative expenses were impacted by the levels of compensation and related benefits that the stockholders of SMTI, A&A, ProServ and QBQ received from their respective businesses during the periods when the companies were privately owned. ProServ has undergone an internal restructuring focused on reducing its operating expenses and eliminating business activities that do not provide adequate financial returns. The pro forma adjustments for the Recent Acquisitions and the Pending Acquisitions reflect contractually required reductions in personnel, officers' salaries and employee benefits, but do not reflect the effects of the restructuring since they are not directly attributable to the ProServ Acquisition.

   The Company has recorded and will continue to record substantial compensation charges to operations in connection with the issuance of securities to certain officers, directors and consultants, including the release from escrow of the IPO Escrow Shares and the QBQ Escrow Shares. In the event that the IPO Escrow Shares or the QBQ Escrow Shares are released from escrow, the Company may recognize, during the period in which the thresholds for release are probable of being met, a substantial non-cash compensation charge, which will not be deductible for income tax purposes and which will have the effect of significantly increasing the Company's losses or reducing or eliminating earnings, if any, at such time. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition" and "Principal Stockholders--Escrow Shares." In addition, the Company may record charges to operations over the next two years aggregating $237,500 (assuming a price per share of Common Stock of $6.75 on the date of consummation of the ProServ Acquisition) related to the Company's potential obligation to repurchase the shares of Common Stock issued in connection with the ProServ Acquisition. Further, in connection with an officer's employment agreement, the Company will recognize a non-cash compensation charge of $542,000 over the next five years. In connection with the Recent Acquisitions, the Company will also incur charges to operations aggregating $530,000 over the five-year period commencing in December 1996, related to the imputed interest on the indebtedness to the stockholders of SMTI and A&A. In connection with the QBQ Acquisition, the Company will incur additional charges to operations aggregating $388,000 over eight years related to the imputed interest on the indebtedness to the sole stockholder of QBQ.

RESULTS OF OPERATIONS

   The Company's consolidated financial statements are not directly comparable from period to period because the Company commenced operating activities in January 1996 and the Recent Acquisitions did not occur until December 1996.

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

   For the six months ended June 30, 1997, the Company generated revenues of approximately $6.2 million compared to $801,000 for the period ended June 30, 1996. The increase in revenues of approximately $5.4 million is principally related to the inclusion of the operations of the Recent Acquisitions and revenues generated through the Company's production and programming activities for ESPN, Outdoor Life Network, and Lifetime Network. Additionally, the Company provided consulting services to Americast, a partnership of certain telephone companies, to assist in the creation of local sports networks for cable television. Subsequent to June 30, 1997, the Company was notified that the partners in Americast had agreed to disband their programming development department and would be terminating the Company's contract as of September 27, 1997. On a pro forma basis, giving effect to the Recent Acquisitions as if they had occurred as of January 1, 1996, the Company's revenues were $6.2 million for the period ended June 30, 1997 compared to $6.3 million for the period ended June 30, 1996. The decrease in event management revenues was the result of the sponsor not renewing its participation in the Major League Baseball All-Star Balloting Program offset by increased programming and production and consulting revenues and increased fees from talent representation.

   The Company's revenues on a pro forma basis, giving effect to the Recent and the Pending Acquisitions as if they occurred on January 1, 1996, would have been $13.6 million and $12.0 million for the six months ended June 30, 1997 and 1996, respectively, and would have consisted of the following:



                        SIX MONTHS ENDED JUNE 30,
                       ---------------------------
                            1996          1997
                       ------------- ------------
Event Management......  $ 5,154,000   $ 4,168,000
Television
 Production...........    1,488,000     3,060,000
Marketing.............      697,000       450,000
Talent
 Representation.......    3,603,000     4,102,000
Consulting Services ..    1,044,000     1,845,000
                       ------------- ------------
 Total................  $11,986,000   $13,625,000
                       ============= ============



The increase in pro forma revenues of $1.6 million, or 13.7%, for the six months ended June 30, 1997 as compared to the comparable period for 1996, is attributable to the matters discussed above as well as the increased revenues from concert bookings, the AT&T Challenge Cup (an ATP tennis tournament) and from increased revenues from the sale of the broadcast and cable rights for certain sports events. These pro forma revenues include revenues from the Canon Shootout for both periods indicated; however, the sponsorship agreement for this event is scheduled to expire in December 1997, and there can be no assurance that the Company will be able to continue its participation in this event.

   The Company's operating expenses of approximately $2.9 million for the period ended June 30, 1997 consisted principally of television production costs. In addition, the Company incurred event management costs associated with The Breeders' Cup Championship and talent agent compensation expense. Operating expenses declined approximately $697,000 in 1997 as compared to 1996 on a pro forma basis for the Recent Acquisitions due to the discontinuance of the one-time event management engagement, partially offset by increased television production and programming costs in the 1997 period. On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, operating expenses in the 1997 period declined by $825,000, or 10%, principally as a result of the decline in event management costs. Pro forma cost savings of $250,000 related to contractually required reductions in personnel costs were included in both periods.

   General and administrative expenses were approximately $4.0 million for the period ended June 30, 1997 as compared to $708,000 for the prior year period. The increase of $3.3 million was a result of the inclusion of costs associated with the operations of the Recent Acquisitions and increased staffing and occupancy costs required to support the increase in the corporate infrastructure required for the Company's expanded business operations. General and administrative expenses for the period ended June 30, 1997 increased approximately $1.5 million compared to the 1996 period on a pro forma basis giving effect to the Recent Acquisitions. This increase, which is expected to continue in subsequent periods, is attributable to staffing and related occupancy costs and miscellaneous expenses incurred to support the increased business operation and anticipated Pending Acquisitions. On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, general and administrative expenses increased by $988,000 in the 1997 period from approximately $4.8 million in the prior year. ProServ's restructuring program contributed $542,000 in savings in 1997, which were offset by the increases in general and administrative expenses related to the expanded operations of the Company. Pro forma cost savings of $524,000 related to contractually required reductions in personnel, officers' salaries and benefits and other costs applicable to ProServ and QBQ were included in both periods.

   The Company's operating loss for the six months ended June 30, 1997 was approximately $879,000 compared to approximately $574,000 for the same period in 1996. On a pro forma basis, giving effect to the Recent Acquisitions as if they had occurred on January 1, 1996, the Company had an operating loss of $879,000 compared to operating income of approximately $113,000 for the same period in 1996. This decrease is principally a result of increased general and administrative expenses and the loss of operating income from the discontinuance of the one-time event management engagement. Giving effect to the inclusion of the operations of ProServ and QBQ on a pro forma basis, the operating loss in 1997 declined to $424,000, or 77%, from $1.8 million in the prior year six month period. The operating results for each period include charges for the amortization of the excess of the purchase price over the net assets acquired in the Pending Acquisitions of $520,000.

   The Company's net loss for the six months ended June 30, 1997 was approximately $881,000 compared to a net loss of $574,000 for the prior period and net income of $31,000, for the prior year period, on a pro forma basis giving effect to the Recent Acquisitions as if they had occurred on January 1, 1996. On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, the net loss applicable to common stockholders was approximately $440,000 and $2.0 million for the six months ended June 30, 1997 and 1996, respectively. The pro forma net loss applicable to common stockholders for both periods include a charge of $58,000 related to the accretion of the Company's potential obligation under the put option on the Common Stock to be issued in connection with the ProServ Acquisition.


 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995


   For the year ended December 31, 1996, the Company generated revenues of approximately $2.9 million. The principal sources of revenues were fees derived from the Company's one-time representation of the sponsor of the 1996 Major League Baseball All-Star balloting program and from production of boxing programs broadcast on ESPN and ESPN2. Revenues were also derived from commissions earned from talent representation and from production of other programs for broadcast on various cable outlets.

   On a pro forma basis giving effect to the Recent Acquisitions, as if they had occurred on January 1, 1996, the Company would have had revenues for the year ended December 31, 1996 of $15.2 million, an increase of approximately $4.8 million, or 46.8%, over pro forma revenues of $10.3 million for the prior year. The increase was principally attributable to the Company's one-time event management engagement and television production for ESPN and other cable outlets. Event management and consulting fees also increased as a result of increased fees from The Breeders' Cup Championship and the addition of revenues from a consulting agreement pursuant to which the Company handled sports marketing and advertising placement for a client.

   On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, as if they had occurred on January 1, 1996, the Company's revenues would have been as follows:



                          YEAR ENDED
                       DECEMBER 31,1996
                       ----------------
Event Management  ....    $11,999,000
Television
 Production...........      3,925,000
Marketing.............      2,664,000
Talent
 Representation.......      9,033,000
Consulting Services  .      2,311,000
                       ----------------
 Total ...............    $29,932,000
                       ================



On a pro forma basis giving effect to the Recent and Pending Acquisitions, the Company had revenues of approximately $29.9 million for the year ended December 31, 1996. Pro forma revenues includes $14.7 million attributable to the Pending Acquisitions. In 1996, ProServ's revenues declined by $4.4 million, comprised of a reduction in event management revenue of approximately $1.6 million, principally as a result of ProServ's sale of a tennis event, and a reduction in representation fee income due to the loss of certain clients and reductions in fees received under representation agreements transferred to a former employee in a prior year.

   The Company's operating expenses for the year ended December 31, 1996 were approximately $2.6 million and principally consisted of expenses related to the one-time event management engagement and production of ESPN boxing programs. On a pro forma basis giving effect to the Recent

Acquisitions, operating expenses for 1996 would have been $9.5 million as compared to $5.5 million for 1995. The increase of $4.0 million was principally the result of increased production expenses resulting from the Company's one-time event management engagement, expenses associated with a client's advertising campaign, and television production costs associated with ESPN boxing. On a pro forma basis, giving effect to the Recent and Pending Acquisitions, operating expenses for 1996 would have been $19.4 million, of which $9.9 million is attributable to the inclusion of the Pending Acquisitions. The increase in pro forma operating expenses in 1996 was principally related to the Company's new business ventures, which were partially offset by decreases in ProServ's event costs which decreased as a result of the sale of one of its tennis tournaments and cost savings of $514,000 related to contractually agreed to reductions in personnel costs.

   General and administrative expenses for the year ended December 31, 1996 were $2.2 million and consisted principally of salary and benefits of $1.7 million. On a pro forma basis giving effect to the Recent Acquisitions, these expenses increased $2.6 million to $5.8 million in 1996 from $3.2 million in 1995. The increase was principally associated with the increased costs and expenses associated with the Company's new operations. On a pro forma basis, 1995 reflects contractually required reductions in personnel, officers' salaries and employee benefits related to SMTI and A&A of approximately $1.5 million. On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, general and administrative expenses in 1996 approximated $10.4 million, of which $4.6 million is attributable to the inclusion of the Pending Acquisitions. The pro forma results for 1996 reflects adjustments for cost savings of approximately $1.1 million related to contractually agreed to reductions in personnel, officer salaries and benefits and other costs applicable to ProServ and QBQ. The pro forma results do not reflect the elimination of approximately $1.4 million in personnel and benefit costs as a result of the restructuring begun by ProServ in 1996, since such reductions are not directly attributable to the ProServ Acquisition.

   The Company's operating loss for the year ended December 31, 1996, as reported, was $2.0 million and on a pro forma basis giving effect to the Recent Acquisitions was $252,000. The operating loss in 1996 was principally due to the increased costs and expenses associated with the Company's new operations. In 1995, on a pro forma basis for the Recent Acquisitions, the Company's operating income was $1.6 million. On a pro forma basis giving effect to the Recent Acquisitions and the Pending Acquisitions, the operating loss for 1996 would have been $1.9 million, of which $1.6 million is attributable to the inclusion of the Pending Acquisitions. Pro forma operating loss also includes one time charges related to the closing of ProServ's Paris office of $565,000. Pro forma operating results for 1996 include a charge of $1.0 million for the amortization of the excess of the purchase price over the net assets to be acquired in the Pending Acquisitions.

   For the year ended December 31, 1996, the Company's loss before taxes was approximately $2.4 million, including interest expense of $283,000 and financing expense of $193,000 related to the sale of debentures (the "Debentures") in the aggregate principal amount of $2.0 million (the "Private Placement"). For 1996, the Company had a net loss of $2.4 million after giving effect to an income tax benefit of $20,000. On a pro forma basis for the Recent Acquisitions, the Company had a net loss of $914,000 for the year ended December 31, 1996 versus net income of $790,000 for the prior year. Giving pro forma effect to the Recent Acquisitions and the Pending Acquisitions, the net loss applicable to common stockholders was $2.7 million in 1996, of which $1.7 million is attributable to the inclusion of the Pending Acquisitions. Such amounts reflect the $115,000 charge related to the accretion of the Company's potential obligation under the put option on common stock issued in connection with the ProServ Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's principal sources of working capital have been net proceeds of approximately $1.4 million from the Private Placement, which was completed in August 1996, advances by stockholders aggregating $767,000 and net proceeds of approximately $15.6 million from the IPO, which was completed in December 1996. At June 30, 1997, the Company had working capital of approximately $1.4 million.

   Of the net proceeds of approximately $15.6 million that the Company received from the IPO, an aggregate of $9.0 million was paid to the stockholders of SMTI and A&A. In addition, the Company has agreed to pay such stockholders five annual installment payments of $500,000 which payments commenced April 1, 1997. Further, the agreement relating to the acquisition of SMTI (the "SMTI Acquisition") provided that SMTI will distribute to its former stockholders an amount equal to 40% of the accumulated adjustments account of SMTI. It is contemplated that a distribution of approximately $382,000 will be paid in the fourth quarter of 1997. In connection with the conversion of the Debentures into IPO Units upon the closing of the IPO in December 1996, the Company paid interest of approximately $254,000.

   The Company has recently entered into the ProServ Acquisition Agreements (as defined herein), pursuant to which it has agreed to acquire ProServ. Pursuant to one of the agreements, as amended, the Company has agreed to purchase 70.4% of ProServ from Mr. Dell, the chief executive officer of ProServ, for an aggregate purchase price of $6.5 million in cash and the issuance of 250,000 shares of Common Stock ("Dell Consideration Stock"), subject to certain put and call options. Mr. Dell has the option to elect to receive in lieu of $3.0 million in cash at closing a $3.0 million promissory note payable on January 2, 1998, secured by an irrevocable letter of credit. The agreement with Mr. Dell also provides that, at any time within the 60 day period following the second anniversary of the consummation of the ProServ Acquisition, Mr. Dell may elect to transfer to the Company up to all of the remaining Dell Consideration Stock held by Mr. Dell at a price per share of $7.70 (up to approximately $1.9 million in the aggregate). In addition, at any time between the 61st and 90th day following the second anniversary of the consummation of the ProServ Acquisition, the Company may purchase up to 50% of the Dell Consideration Stock held by Mr. Dell at a price per share of $7.70 (up to $962,500 in the aggregate). In addition, the Company will enter into an employment agreement with Mr. Dell providing for a base salary of not less than $300,000 per year. The Company has delivered a $1.5 million letter of credit to secure its obligations under its agreement with Mr. Dell. This letter of credit is secured by $1.0 million in funds segregated by the Company and a $500,000 personal guarantee by Mr. Sillerman. Pursuant to the other ProServ Acquisition Agreements, the Company has agreed to purchase the remaining minority interests in ProServ for an aggregate purchase price of approximately $4.3 million. See "Certain Relationships and Related Transactions--ProServ Acquisition" and "Agreements Related to the Pending Acquisitions--ProServ Acquisition."

   The Company has also agreed to purchase certain assets of QBQ for an aggregate purchase price of approximately $6.7 million, of which $2.0 million will be payable in shares of Common Stock, $1.0 million payable in equal annual installments over eight years, subject to acceleration in certain circumstances, and $615,000 payable in annual installments over five years. In addition, the Company has agreed to deposit shares of Common Stock with a value of approximately $500,000 into an escrow account, to be released to QBQ in the event that certain financial performance goals are achieved with respect to the acquired assets in any of the first four full fiscal years following the consummation of the QBQ Acquisition. The Company has made a cash deposit of $400,000, which will be applied to the purchase price of QBQ. In connection with the QBQ Acquisition, the Company has agreed to enter into an employment agreement with Mr. Arfa, the chief executive officer and sole stockholder of QBQ, which will provide for a five-year, non-recourse loan by the Company of $1.5 million, secured by the Common Stock to be issued in the QBQ Acquisition. The QBQ Acquisition Agreement also provides that, at any time within the 30-day period following the first to occur of (i) the second anniversary of the consummation of the QBQ Acquisition or (ii) an Acceleration Event (as defined in the QBQ Acquisition Agreement), QBQ may, at its option, elect to transfer to the Company up to 75% of the shares it receives in connection with the QBQ Acquisition for an aggregate purchase price of up to $1.5 million. In addition, at any time within the 30-day period following the first to occur of the second anniversary of the closing of the QBQ Acquisition or a Pledge Event (as defined in the Pledge Agreement between the Company and Mr. Arfa), the Company may, at its option, elect to purchase 50% of such shares from QBQ for an aggregate of $1.5 million. In addition, if the QBQ Escrow Shares are released from escrow at any time within the first 30 days after the second anniversary of the consummation of the QBQ Acquisition or an Acceleration Event, (i) QBQ may, at its option, elect to transfer up to 75% of the QBQ Escrow Shares to the Company for an aggregate purchase price of up to $375,000 and (ii) the Company may, at its option, elect to purchase up to 50% of the QBQ Escrow Shares for an aggregate purchase price of up to $750,000. If the QBQ Acquisition Agreement is terminated due to the Company's material breach of a representation, warranty or covenant, the Company must pay QBQ $1.0 million as liquidated damages (of which $400,000 may be offset against the cash deposit previously paid by the Company). Pursuant to the QBQ Acquisition Agreement, QBQ may require the Company to consummate the QBQ Acquisition by October 20, 1997. See "Use of Proceeds" and "Agreements Related to the Pending Acquisitions--QBQ Acquisition."

   On July 23, 1997, the Company commenced the Tender Offer to purchase up to all of the 4,519,162 outstanding Warrants at a cash purchase price of $2.40 per Warrant. On August 26, 1997, the Company entered into the Bridge Facility with Huff, pursuant to which Huff agreed to loan to the Company up to $11.5 million in order to allow the Company to purchase Warrants in the Tender Offer and to pay related fees and expenses. On September 11, 1997, the Company borrowed $10.5 million pursuant to the Bridge Facility and purchased 3,991,659 Warrants pursuant to the Tender Offer. Borrowings under the Bridge Facility bear interest at an annual rate of 11.25% for the first 90 days after the date of the borrowing, which rate will increase by 0.50% every 90 days thereafter. If the rate exceeds 14.0%, the Company may choose to defer any interest over 14.0%. If the Company defers any interest, the rate will increase every 90 days by 0.75% rather than 0.50%. In addition, during the pendency of any Event of Default (as defined in the Bridge Facility), the applicable interest rate will increase by 3.0% until such Event of Default is cured or waived. Borrowings under the Bridge Facility will become due on the earlier of (a) the consummation of this Offering or (b) December 10, 1997. The Company's obligation to repay its borrowings and interest is secured by all of the capital stock of (and is guaranteed by) the Company's subsidiaries and by the Company's and its subsidiaries' accounts receivables.

   In connection with the Bridge Facility, the Company paid Huff fees and expenses of $362,000 and issued to Huff immediately exercisable options to acquire an aggregate of 105,000 shares of Common Stock, at an exercise price per share of $2.25, subject to adjustment in certain circumstances. The Huff Options will expire in 2007.

   The Bridge Facility prohibits the Company and its subsidiaries from borrowing funds from other sources, except that the Company may borrow up to $750,000 on terms that are reasonably acceptable to Huff, if such loans are subordinated to the Bridge Facility and convert into the Company's preferred stock upon any bankruptcy filing of the Company.

   The net proceeds from this Offering are estimated to be approximately $46.5 million, of which approximately $16.7 million will be paid in connection with the Pending Acquisitions and approximately $10.5 million will be used to repay the borrowings under the Bridge Facility. The timing and consummation of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the Pending Acquisitions will be consummated. However, the consummation of this Offering is conditioned upon the concurrent closing of the ProServ Acquisition. Although this Offering is not conditioned upon the closing of the QBQ Acquisition, the Company anticipates closing the QBQ Acquisition promptly following the consummation of this Offering. If the QBQ Acquisition is not consummated, the Company intends to apply the proceeds of this Offering allocated for the QBQ Acquisition to working capital or other general corporate purposes, including future acquisitions. See "Use of Proceeds."

   While the Company has not entered into agreements relating to any acquisitions other than the Pending Acquisitions, it intends to continue to expand its operations through further acquisitions of companies, events and employees. In the event the Company identifies attractive acquisition candidates, the Company intends to use a portion of the net proceeds from this Offering allocated to working capital to finance such acquisitions. See "Risk Factors--Broad Discretion of Management in Use of Proceeds; Uncertainty Related to Acquisition Strategy." In addition, to the extent funds generated from operations are not sufficient, the Company will use a portion of the proceeds from this Offering to pay compensation to its executive officers, consulting fees to TSC and the installment payments to certain officers and directors of the Company related to the Recent Acquisitions and the Pending Acquisitions. See "Certain Relationships and Related Transactions."

   The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on the current status of its business. Future events, including changes in competitive conditions, the ability of the Company to identify appropriate acquisition candidates, the availability of other financing and funds generated from operations and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of this Offering necessary or desirable.

   Although the Company's strategy involves continued expansion through acquisitions, there can be no assurance that the Company will be able to identify and acquire additional suitable businesses or obtain the financing necessary to complete such acquisitions. After the utilization of the net proceeds from this Offering, acquisitions may involve debt financing (which would require payments of principal and interest on such indebtedness and would adversely impact the Company's cash flows) and/or the issuance of equity securities (which may be dilutive to the ownership interests of the Company's then existing stockholders). Any such acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would have the effect of increasing the Company's losses or reducing or eliminating earnings, if any. In addition, if the Company is required to repurchase shares issued to Messrs. Dell and/or Arfa in connection with the Pending Acquisitions, there can be no assurance that the Company will have funds available for such repurchases.

   In August 1996, the Company entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), a company controlled by Robert F.X. Sillerman, the Chairman of the Company. The consulting agreement provides for the payment by the Company of a monthly fee of $30,000, commencing in September 1997, for regular periodic financial consulting services. Such monthly fee will increase annually by the percentage increase in the Consumer Price Index. If SCMC performs advisory services in the nature of investment banking services, it is entitled to a fee (a "Special Advisory Fee") for such services. In February 1997, the Company advanced to SCMC the sum of $400,000 as an advance against future Special Advisory Fees. In March 1997, SCMC assigned its rights, obligations and duties under the consulting agreement to TSC. In connection with the Pending Acquisitions, TSC will receive Special Advisory Fees of $450,000 (of which $400,000 will be offset against the amount previously advanced to TSC), and, in connection with the Tender Offer, TSC will receive an immediately exercisable option to purchase 200,000 shares of Common Stock at $7.00 per share. See "Certain Relationships and Related Transactions--Consulting Agreement."

   In October 1996, the Company entered into a lease for new facilities which requires initial annual rent of $537,000 commencing October 1997, subject to certain increases. The Company intends to incur capital expenditures of approximately $1.4 million (net of landlord contribution) to furnish its new office space, complete leasehold improvements and install television edit facilities. As of June 30, 1997, the Company has expended approximately $1.2 million in connection with its new office space. The Company began occupying the premises in early July 1997.

                                   BUSINESS

GENERAL

   The Company provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. The Company's event management, television production and marketing services involve managing sporting events, producing sports television programs and marketing professional and collegiate athletic leagues and organizations. The Company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and entitlements for its clients. The talent representation services provided by the Company include negotiating employment agreements and creating and evaluating various business opportunities for sports, news and entertainment personalities. The Company also provides a variety of consulting services to clients either engaged in, or seeking exposure in, sports and entertainment-related industries.

   In recent years, significant developments in mass media, including the growth of satellite communications and cable television, have resulted in expanded national and international exposure of sports, news and entertainment events and programming. For example, according to Gould Media, a research and publishing company for the sports industry, the number of national or regional television networks offering sports programming in the United States has grown from three in 1977 to 43 in 1997. In addition, according to IEG's Complete Guide to Sponsorship, annual North American sponsorship spending has grown from $1.0 billion (of which the Company believes $900 million was related to sports) in 1986 to $5.4 billion (of which $3.5 billion was related to sports) in 1996. These amounts represent compounded annual growth rates of 18.4% for sponsorship spending and 14.5% for sports sponsorship spending. The increased exposure of sporting and entertainment events and of high profile personalities has expanded the need for the types of services provided by the Company and has given rise to significant additional revenue sources, such as corporate sponsorships and entitlements to events and venues. The Company intends to continue to seek opportunities from these markets through its existing contacts and resources.

   The Company was organized in July 1995 by Robert M. Gutkowski and Robert F.X. Sillerman. Mr. Gutkowski is the Company's President and Chief Executive Officer and has over 20 years of experience in the television, sports and entertainment industries. He served as President of Madison Square Garden Corporation (which included overall responsibility for MSG Cable Network) from November 1991 until September 1994. Mr. Sillerman is the Chairman of the Company, and his principal occupation is Executive Chairman of the Board of Directors of SFX, a publicly-traded company which owns and operates radio stations and concert promotion businesses.

   From the time of its organization until its IPO in December 1996, the Company developed its sports television production, marketing and consulting business. Simultaneously with the IPO, the Company acquired SMTI, a leading provider of television production and marketing services in the sports and other entertainment industries since 1984, and A&A, a sports and news talent representation firm founded in 1977, which has a client list that includes premier athletes, sports and news broadcasters and media executives. Since the IPO, the Company has continued to grow by hiring individuals whose businesses and expertise complement those of the Company and by providing services to an increasing number of clients. Through both acquisitions and internal growth, the Company has developed or substantially expanded its event management, television production, marketing, talent representation and consulting capabilities. In addition, upon completion of this Offering, the Company will continue to expand its capabilities through the consummation of the ProServ Acquisition and the QBQ Acquisition.

PENDING ACQUISITIONS


   ProServ Acquisition. The Company has recently entered into the ProServ Acquisition Agreements to acquire ProServ, Inc. and ProServ Television, Inc. ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. ProServ was founded in 1969 by the then-Captain of the U.S. Davis Cup team, Donald Dell, who also co-founded the ATP and pioneered the commercial development of tennis as a major international sport. Upon the consummation of the transactions contemplated by the ProServ Acquisition Agreements, Mr. Dell will continue to serve as the chairman and chief executive officer of ProServ and will become a director of the Company. ProServ provides many of the same services that the Company currently provides and, as a result, the Company anticipates increased revenues through the sharing of business development opportunities, contacts and expertise. In addition, although the Company's primary operations have been in the United States, the Company believes ProServ's existing international operations will facilitate the Company's goal of becoming a major competitor in the burgeoning business of international sports, particularly in European and Pacific Rim markets. ProServ has undergone an internal restructuring focused on eliminating business activities that do not provide adequate financial returns and reducing its operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The aggregate purchase price pursuant to the ProServ Acquisition Agreements consists of approximately $10.8 million in cash and 250,000 shares of Common Stock. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition."

   QBQ Acquisition. The Company has also entered into an agreement pursuant to which Marquee Music, a wholly-owned subsidiary of the Company, will acquire the assets of QBQ, a company that books tours and appearances for a variety of entertainers. Since its founding in 1986, QBQ has developed relationships with, and has provided booking and touring representation services to, a variety of musicians and groups, including Billy Joel, Metallica, Lynyrd Skynyrd, Luther Vandross and Bruce Hornsby. The Company believes that the music business offers commercial opportunities similar to the sports business, such as corporate sponsorships and entitlements. Mr. Gutkowski has significant expertise in the music concert business, having served as President of Madison Square Garden Corporation, a premier indoor concert venue, and has been actively involved in various aspects of the music concert business, including production of televised concerts. Upon the consummation of the QBQ Acquisition, Dennis Arfa, the founder and chief executive officer of QBQ, will serve as the chief executive officer of Marquee Music. The aggregate purchase price for the QBQ Acquisition consists of approximately $3.1 million in cash, $1.6 million payable in annual installments over eight years and up to $2.5 million payable in shares of Common Stock, of which shares relating to $500,000 are subject to an escrow agreement. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition."


   The timing and consummation of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the Pending Acquisitions will be consummated. However, the consummation of this Offering is conditioned upon the concurrent closing of the transactions contemplated by the ProServ Acquisition Agreements. Although this Offering is not conditioned upon the closing of the QBQ Acquisition, the Company anticipates closing the QBQ Acquisition promptly following the consummation of this Offering. See "Agreements Related to the Pending Acquisitions." While the Company has not entered into agreements relating to any acquisitions other than the Pending Acquisitions, it intends to continue to expand its operations through additional acquisitions of companies and events and through attracting individuals with relevant expertise. The Company anticipates that a portion of the proceeds of this Offering will be used for such acquisitions. See "Use of Proceeds."

   In order to capitalize on the opportunities available in the sports, news and other entertainment industries, the Company has developed an operating and acquisition strategy consisting of the following major elements:

OPERATING STRATEGY

   Enhance Revenues by Offering Integrated Services. The Company intends to continue to enhance its revenues from its event management, television production, marketing, talent representation and consulting businesses by offering integrated sports and entertainment-related services. The Company will continue to cross-promote its various services by offering additional complementary services within its lines of business to new and existing clients. For example, in connection with a particular event, the Company may organize the event, provide the talent and/or broadcasters, produce the television coverage, sell the corporate advertising and sponsorships and negotiate the distribution and other ancillary rights. It is the Company's intention to expand its involvement with current clients for whom it provides less than a full complement of services, and to market its full service capabilities to new clients by emphasizing its ability to deliver integrated services, thereby relieving the client of the costly and inefficient burden of sourcing multiple providers. Furthermore, where possible, the Company intends to create and/or seek ownership interests in sports and entertainment-related events in order to maximize its earnings potential from such events.

   Increase Breadth of Services. The Company intends to continue to expand its current lines of business to provide a more comprehensive array of services to its clients. As the needs of companies utilizing advertising and marketing services become increasingly sophisticated, the Company believes that its clients will require a broader range of the types of services it provides. The Company will utilize its breadth of services, its financial resources, its heightened visibility and its management's experience and reputation to provide it with expanded opportunities. For example, the Company's financial resources may enable it to create or purchase ownership interests in sporting events and to develop in-house television production capabilities. The Company believes that, by reducing its dependence on outside service providers, it will be able to increase its margins as well as increase the quality of the services which it provides.

   In addition, the Company intends to continue to expand its consulting business in order to utilize management's substantial expertise in various aspects of sports and entertainment event management, television production and marketing. Through its wide array of activities, the Company is able to gain experience and insight into the overall economics and developments in the sports and other entertainment industries, including such issues as pricing, marketability, logistics and publicity. Various sports and entertainment-related businesses require such expertise in order to maximize revenues from activities such as team and event ticket sales, venue management, sales of television rights, program development and obtaining and maintaining sponsorships. The Company is also able to use its expertise in advising businesses that are seeking exposure through sports and entertainment events.

   Increase International Market Penetration. The Company intends to continue to pursue expansion opportunities in international markets, focusing on the European and Pacific Rim markets. The Company believes that the sports, news and entertainment industries in these markets are less developed than in the United States and therefore present significant opportunities for the Company. For example, IEG's Complete Guide to Sponsorship projects 1997 sponsorship spending to be $4.5 billion in Europe and $3.1 billion in the Pacific Rim (compared to $5.9 billion in the United States). The Company also believes that, over the next few years, these international markets will exhibit rapid growth, in which case there will be significant opportunities to provide the types of services offered by the Company.

ACQUISITION STRATEGY

   As part of its strategy to provide comprehensive services to sports, news and entertainment-related businesses, the Company intends to continue to expand through the acquisition of companies and events and through attracting individuals with relevant expertise, both within its existing lines of business and within complementary lines of business. According to the 1997 Sports Business Directory published by E.J. Krause & Associates, Inc., there are presently over 700 companies in North America that provide sports marketing and/or talent representation services. The Company believes that the highly fragmented nature of its industry offers many attractive acquisition opportunities, and the Company intends to rely on the experience of its management team to continue to identify acquisition candidates whose businesses will complement the Company's existing operations and whose operations may be constrained by lack of capital. In particular, the Company intends to focus on consolidation opportunities presented by privately-held competitors of moderate size. In the European and Asian markets, the Company intends to focus on companies with an established presence in their market and experienced management. The Company believes that it is one of the few publicly-traded companies within its industry, and, as a result, the Company will have certain advantages over many of its smaller competitors in negotiating and consummating acquisitions. To date, the Company has no agreements to acquire any companies, other than ProServ and QBQ. See "Risk Factors--Broad Discretion of Management in Use of Proceeds; Uncertainty Related to Acquisition Strategy."

SERVICES PROVIDED BY THE COMPANY

   The Company believes that, upon the consummation of the Pending Acquisitions, it will be one of the leading integrated providers of comprehensive event management, television production, marketing, talent representation and consulting services within the sports, news and entertainment industries. The following are descriptions of the Company's lines of business:

 Event Management, Television Production and Marketing Services

   The Company manages sporting events, produces sports television programs and markets professional and collegiate athletic leagues and organizations. The Company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and entitlements for its clients. The Company mainly derives its revenue for these services from commissions and/or fees for managing sporting events, selling broadcast rights to television networks and cable stations, packaging an event for a particular corporate sponsor, producing and distributing television programming or videos and selling entitlements and signage to sporting events and venues. For an event in which the Company has ownership rights, the Company derives revenues from the various revenue streams associated with the event's operations.

   Although they may vary from event to event, the Company's activities in event management include site selection, recruitment of athletes or personalities, procurement of television coverage, merchandising, sale of corporate sponsorship, creation of corporate hospitality programs and general administrative duties, including contract negotiation and scheduling. The Company generally receives fixed fees and/or commissions, generally ranging from 15% to 35% of the contracted amount, although these fees and commissions are negotiated between the parties on an event-by-event basis. The Company's corporate sponsorship projects are generally on a short-term basis and may not be evidenced by written agreements in advance of Company expenditures or at all, which the Company believes to be common in its industry. See "Risk Factors--Absence of Written Agreements; Nature of Contracts."

   The Company provides, or will provide upon consummation of the ProServ Acquisition, event management, television production and/or marketing services to many clients or events, including the following:


                                                                                           FIRST YEAR OF
                 PROJECT                        SPORT/FOCUS          SERVICES PROVIDED      AFFILIATION
---------------------------------------  ------------------------ ----------------------  ---------------
The Breeders' Cup Championship ......... Thoroughbred horse       Event management,
                                          racing                   television production
                                                                   and marketing                1984
The Hambletonian ....................... Harness horse racing     Television production
                                                                   and marketing                1985
Legg Mason Tennis Classic .............. Tennis                   Event management and
                                                                   marketing                    1969
AT&T Challenge* ........................ Tennis                   Event management,
                                                                   television production
                                                                   and marketing                1986
U.S. Open Tennis Championship .......... Tennis                   Television marketing          1989
French Open Tennis Championship  ....... Tennis                   Television marketing          1991
Isuzu Celebrity Golf Championship*  .... Golf                     Event management
                                                                   and marketing                1991
European PGA Shootout .................. Golf                     Event management,
                                                                   television production
                                                                   and marketing                1991
NCAA Championships ..................... Collegiate sports        Television marketing          1993
ESPN Boxing ............................ Boxing                   Television production         1996
ESPN-Subaru American Outback ........... Wilderness television    Television production         1996
                                          series
The PBA Tour ........................... Bowling                  Television production
                                                                   and marketing                1996

U.S. Open Professional Figure Skating                             Television production
 Championship .......................... Figure skating            and marketing                1996
More Than a Game........................ Sports television series Television production         1997
Lifetime Sports Presents ............... Women's sports           Television production         1997
                                          television series
Sale of Signage at Jack Kent Cooke                                Sale of stadium and
 Stadium ............................... Football                  concourse signage            1997


------------
* The Company has, or upon consummation of the ProServ Acquisition will have, an ownership interest in these events.


   The Breeders' Cup Championship. In 1984, SMTI, together with the Thoroughbred Racing Association and NBC Sports, created The Breeders' Cup Championship. This event consists of an annual series of thoroughbred horse races held at a rotating series of racetracks, including Churchill Downs, Santa Anita and Belmont Park. As co-creator of The Breeders' Cup Championship, SMTI handles substantially every management, television production, marketing and sponsorship aspect of the event. The Company has entered into a marketing agreement (the "Breeders' Cup Agreement") with Breeders' Cup Limited ("BCL"), pursuant to which the Company was granted the right to provide general marketing consultation, sales of broadcast and sponsorship rights, television advertising production, media placement, publicity, public relations, television and video production, production of promotional materials, merchandising and licensing of BCL in connection with The Breeders' Cup Championship. The Company also supervises the televising of the event and has sold the television rights to NBC-TV, with which it works to create a four-hour broadcast. The Breeders' Cup Agreement terminates on December 31, 1997, unless terminated earlier in accordance with the terms of the agreement, including the termination, for any reason, of the Company's employment of Michael Letis or the unavailability of Mr. Letis to perform the services necessary to enable the Company to comply with the terms of the Breeders' Cup Agreement. Management believes, based on discussions with BCL, that the Breeders' Cup Agreement will be extended for an additional two years; however, there can be no assurance that the Company will be able to extend such agreement on similar terms, or at all. Giving pro forma effect to the Recent Acquisitions and the Pending Acquisitions as if such acquisitions had occurred on January 1, 1996, the Breeders' Cup Agreement would have accounted for approximately 15% of the Company's revenues for the year ended December 31, 1996. See "Risk Factors--Dependence upon a Limited Number of Clients and Events."

   The Hambletonian. Since April 1995, the Company has acted as the exclusive television agent for The Hambletonian, a premier event in harness horse racing held annually at The Meadowlands. The Company's responsibilities include negotiating all television contracts and producing the telecast of the event. This agreement expires in March 1998.

   Legg Mason Tennis Classic. Since July 1969, when this event was first held, ProServ has operated all aspects of this event for the Washington Tennis Foundation, a non-profit group which runs programs for "at-risk" youths throughout the metropolitan Washington area. This event is a Championship Series event on the ATP tour that features 56 singles players and 28 doubles teams. ProServ's agreement with the Washington Tennis Federation has expired, and ProServ is currently negotiating to extend this agreement. There can be no assurance that the Company will be able to extend such agreement on similar terms or at all.


   AT&T Challenge. In January 1986, ProServ created the AT&T Challenge, a men's tennis tournament authorized by the ATP Tour that features 32 singles players and 16 doubles teams. ProServ owns the rights to this event, which serves as a major clay-court tune-up event for the French Open. ProServ provides all event management and television production services relating to the event, including ticket sales, sponsorship sales, player procurement, site preparation, public relations, television rights and event management.

   U.S. Open Tennis Championship. Since October 1990, ProServ has negotiated the sale of U.S. cable television rights to the U.S. Open Tennis
Championship. This event is one of only four Grand Slam events on the professional tennis tour. ProServ's agreement with respect to the U.S. Open Tennis Championship expires in October 2002.

   French Open Tennis Championship. Since 1991, ProServ has acted as the exclusive consultant and representative for the distribution and sale of all television rights to the French Open Tennis Championship in North America. The French Open Tennis Championship is another of the four Grand Slam events on the professional tennis tour. ProServ's agreement with the French Tennis Federation expires in January 2001.

   Isuzu Celebrity Golf Championship. In January 1995, the Company and NBC formed Celebrity Golf Championship, LLC (in which the Company owns a 25% interest) to conduct the Isuzu Celebrity Golf Championship. This event is an annual celebrity professional golf tournament held in Lake Tahoe, Nevada, where the competitors include well-known sports, entertainment and media personalities. In partnership with NBC, the Company organizes all aspects of the event, including event management, sponsorship sales and television production.


   European PGA Shootout. In 1991, ProServ developed in conjunction with the European PGA a series of nine-hole sudden death shoot-outs between 10 European PGA golfers. In November 1993, ProServ arranged the license of the name to this event to Canon Europa N.V. This series is known as the Canon Shootout and consists of 10 weekly shoot-outs. The agreement with Canon Europa N.V. expires in December 1997, and the Company does not anticipate renewing the agreement. Therefore, there can be no assurance that the Company will be able to continue its participation in this event.

   NCAA Championships. Since December 1993, ProServ has had the right to sell, on behalf of the NCAA, all television rights outside the United States for most of the NCAA Championships, including the Final Four and the College World Series. ProServ's agreement with the NCAA expired in July 1997. The Company is currently negotiating with the NCAA to extend its agreement; however, there can be no assurance that the Company will be able to extend such agreement.


   ESPN Boxing. Since March 1996, the Company has produced all of the boxing matches broadcast on ESPN and ESPN2. In 1996, the Company produced approximately 30 such boxing matches, and the Company anticipates that it will produce approximately 50 boxing matches in 1997. The Company's television production services in connection with these boxing matches include reviewing sites, arranging for television cameras, lighting, audio and video equipment and technical facilities and coordinating the use of on-air broadcasters. The Company's agreement with ESPN expires in April 1998.

   ESPN-Subaru American Outback. In October 1996, the Company agreed to produce "Subaru America Outback," an outdoor television series featuring adventurers who take on the challenges of the wilderness. Twenty-four half-hour episodes are scheduled to air on ESPN and ESPN2, which began in the second quarter of 1997.

   The PBA Tour. Since September 1996, the Company has served as the exclusive representative to the Professional Bowling Association's ("PBA") Pro Bowlers Tour, one of the longest-running sports series on network and cable television. In connection therewith, the Company handles sponsorship sales, television rights negotiations and television production. The Company receives a portion of the proceeds from the sale of television rights and fees for television production and sponsorship sales. The Company's agreement with the PBA expires in December 1999.

   U.S. Open Professional Figure Skating Championship. Since December 1996, the Company has licensed from the Professional Skaters Association the rights to the United States Open Professional Figure Skating Championship. The Company is the exclusive promoter of this event, with full financial and management responsibility for the event's operation. The Company has also agreed to produce two prime-time television specials annually featuring this event for United Paramount Network ("UPN"), a television network. The Company's licensing agreement expires in April 2001, subject to the right of the Company to renew for an additional five years, and its agreement with UPN expires in January 1999, subject to the right of UPN to renew for up to an additional three years.


   More Than a Game. In February 1997, the Company agreed with Raycom Sports, a television syndication company, to produce 52 episodes of "More Than a Game," a weekly syndicated sports magazine show featuring athletes and sports personalities who present examples of the positive side of sports. The episodes began airing in the third quarter of 1997.

   Lifetime Sports Presents. In December 1996, the Company agreed with The Lifetime Television Network, a cable television network devoted to women's programming, to produce four special television programs dealing with sports, sports personalities and sports-related issues of interest to the network's audience. Two of these programs aired in the second quarter of 1997, and the two remaining programs are scheduled to air later in the year.

   Sale of Signage to Jack Kent Cooke Stadium. In September 1997, ProServ was granted the right to sell stadium and concourse signage to Jack Kent Cooke Stadium, the playing field for the Washington Redskins football team. This arrangement is not evidenced by a written contract.


 Talent Representation

   The Company represents broadcasting, sports, news and entertainment personalities. These representation services encompass the negotiation of employment agreements and the creation and evaluation of endorsement, promotional and other business opportunities for such personalities. Fees for these services may be fixed, but ordinarily represent a percentage of income realized by the Company's clients through its efforts. The Company's fees generated from a particular client are not necessarily related to the prominence of such client. The Company's written representation agreements with its clients are generally terminable annually on 30 days' notice and the Company does not have written representation agreements with many of its clients, which the Company believes to be common in the industry. In addition, the Company's relationship with the talent which it represents may be dependent upon the Company's continued relationship with the particular agent who represents such talent. While the Company has agreements with many of its agents, there can be no assurance that they will continue to be employed by the Company during the term of such agreements. See "Risk Factors--Absence of Written Agreements; Nature of Contracts."

   Upon the consummation of the ProServ Acquisition, the Company will represent, or derive revenues from the representation of, over 150 professional athletes in a variety of sports, 80 national broadcasters, 40 local broadcasters, five authors and eight television producers and directors, including:


                              SELECTED ATHLETES


FOOTBALL                 HOCKEY                 BASKETBALL
Mark Chmura*             Ken Dryden             Kareem Abdul-Jabbar*
Ben Coates               Jody Hull              Marcus Camby*
Irving Fryar             Brian Leetch           Avery Johnson*
Joey Galloway*           Darren Turcotte        Shawn Kemp*
Kevin Hardy*             Sergei Zubov           Gheorghe Muresan*
Billy Joe Hobert*        WOMEN'S TENNIS         Nick Van Exel*

MEN'S TENNIS             Amanda Coetzer*        GOLF
Alex Corretja*           Lindsay Lee*           Per-Ulrik Johansson*
Stefan Edberg*           Gabriela Sabatini*     Olle Karlsson*
Patrick Rafter**         Naoko Sawamatsu*
Greg Rusedski*
Stan Smith*
MaliVai Washington*


------------
* The Company will provide talent representation services to, or derive revenues from the representation of, these clients upon consummation of the ProServ Acquisition.
** Upon consummation of the ProServ Acquisition, the Company will represent Mr. Rafter with respect to marketing opportunities in Australia.

   In July 1997, in anticipation of the consummation of the ProServ Acquisition, the Company and ProServ combined their operations relating to the representation of football players. No revenues have been realized to date from this combination of operations.


                            SELECTED BROADCASTERS

Kenny Albert      Christiane Amanpour     Willow Bay          Chris Berman
Len Berman        Vince Cellini           Bud Collins         Dan Dierdorf
John Donvan       Mike Emrick             Bill Geist          Jim Gray
Kevin Harlan      Leon Harris             Fred Hickman        John Hockenberry
Tom Jackson       Craig James             Mark Jones          Andrea Joyce
Jim Lampley       Steve Lyons             Sean McDonough      Bob McKeown
Al Michaels       Russ Mitchell           Brad Nessler        Eileen O'Connor
Judd Rose         Forrest Sawyer          Dick Schaap         Claire Shipman
Hannah Storm      Al Trautwig             Mike Tirico         Sam Wyche



   QBQ, founded in 1986, books tours and appearances for a variety of musicians, entertainers and groups. As a booking representative, QBQ is exclusively responsible for, among other things, evaluating and reserving particular concert venues, planning and scheduling concert routes and negotiating the entertainer's fees. In some instances, QBQ also negotiates merchandising agreements in connection with a concert tour. QBQ generally receives payment based upon a percentage of the entertainer's fees. QBQ has provided such booking and touring representation services to a variety of musicians, entertainers and groups including:


                     SELECTED MUSICIANS AND ENTERTAINERS

Billy Joel                          Bruce  Hornsby        Def Leppard          Duran Duran
Joan Jett & the Blackhearts         Luther Vandross       Lynyrd Skynyrd       Metallica
Queensryche                         Richard Marx          Rodney Dangerfield   Styx

   QBQ's revenues are dependent, to a large extent, on the caliber of talent which it represents. Although many of the clients represented by QBQ have an extended history with QBQ, touring periodically over a number of years, generally, QBQ's agreements are for one-time tours or events and are not evidenced by written agreements. For the year ended December 31, 1996, two clients represented 38% of QBQ's revenues; however, on a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, such two clients would have accounted for only 2% of the Company's revenues. QBQ's revenues will vary depending on the timing, frequency and size of concert tours its clients conduct. QBQ's agreements with clients and venues regarding specific performances are generally not evidenced by written contracts until shortly prior to such performances. See "Risk Factors--Absence of Written Agreements; Nature of Contracts."

   The Company believes that transactions between personalities it represents and entities for which it produces events generally have been conducted at arms' length and on terms no less favorable to the personalities and entities than could be obtained from independent third parties. However, there can be no assurance that the Company will not have a conflict of interest between personalities and entities that it represents in differing capacities.

 Consulting

   The Company offers specialized consulting services to clients either engaged in, or seeking exposure in, the sports and entertainment-related industries. The Company's employees have substantial experience in all aspects of sports, news and entertainment event management, marketing, sales and television production. The Company's employees also have numerous personal contacts within the sports, news and other entertainment industries with individuals who work for companies that are in need of consulting services or are in a position to refer clients to the Company.


   Sports, news and entertainment-related businesses often require expertise in areas that are outside of their principal line of business. Such businesses may seek consultants to advise them in connection with team and event ticket sales, venue management of concert halls and sporting arenas, sales of television rights, program development, public relations and obtaining and maintaining sponsorships. In addition, businesses that are seeking exposure within the sports and entertainment industries may seek consultants to advise them on the most efficient way to reach their target audiences. The Company will seek to enter into agreements with businesses pursuant to which it will provide customized services in these and other areas. The Company provides consulting services to certain clients to which it also provides event management, television production and/or marketing services.

   Upon consummation of the ProServ Acquisition, the Company will provide the following consulting services:


   Hershey Foods Corporation. Hershey Foods Corporation manufactures, distributes and sells a broad line of chocolate and non-chocolate confectionary, pasta and grocery products. Since October 1993, ProServ has provided consulting services to Hershey Foods Corporation. ProServ's consulting duties include strategic consulting regarding Hershey Foods Corporation's investments in sports and entertainment. ProServ provides such services pursuant to an oral understanding.


   Major League Baseball. Since September 1993, the Company has consulted with Major League Baseball Properties, Inc. in its negotiations with current and potential corporate sponsors. The Company also consults on the creation and management of sponsorship campaigns and derives fees for such services. The Company's representation of Major League Baseball Properties, Inc. is not evidenced by a formal agreement.


   Princeton Video Image, Inc. Princeton Video Image, Inc. ("PVI") has developed a computer system that makes it possible to insert images into a live television program without interrupting the action being televised. For example, this system can place an advertiser's logo into the video scene so that it appears to the television viewer to exist at the place of the event, such as on the back wall of a tennis court or in the end zone of a football field. Since September 1996, the Company has advised PVI on marketing this system to sports teams, events and sponsors. The Company's agreement with PVI expires in September 1998.

   Schering-Plough Corporation. Schering-Plough Corporation produces Claritin, a drug used in alleviating allergies and sinus problems. Since March 1997, ProServ has assisted in the promotion of Claritin by developing and implementing sponsorships of PGA Tour events and by creating a wide range of opportunities for consumers to sample Claritin. ProServ's agreement with Schering-Plough Corporation expires in October 1997.

   Staples, Inc. Staples, Inc. owns and operates a chain of office products superstores. Since January 1994, ProServ has assisted Staples, Inc. in developing and implementing sponsorships of major league sports teams. ProServ's agreement with Staples, Inc. may be terminated by Staples, Inc. at its discretion.

   Wizards of the Coast, Inc. Wizards of the Coast, Inc. produces Magic: The Gathering(Registered Trademark), a best-selling fantasy and adventure trading card game. Since January 1996, ProServ has developed sponsorships for the game and has assisted in the game's professional tour. ProServ provides such services pursuant to an oral understanding.

DEPENDENCE ON A LIMITED NUMBER OF CLIENTS AND EVENTS; REVENUE RECOGNITION

   A significant portion of the Company's revenues to date has been derived from a small number of clients and events. On a pro forma basis, giving effect to the Recent Acquisitions as if they had occurred on January 1, 1996, the Company's agreement with respect to The Breeders' Cup Championship would have accounted for approximately 30% of the Company's revenues for the year ended December 31, 1996. On a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, The Breeders' Cup Championship would have accounted for approximately 15% of the Company's revenues for the year ended December 31, 1996. Although the Company is negotiating to extend this agreement, it is scheduled to terminate in December 1997, and there can be no assurance that the Company will be able to extend the agreement on similar terms, or at all. In addition, on a pro forma basis, giving effect to the Recent Acquisitions and the Pending Acquisitions as if they had occurred on January 1, 1996, five clients or events would have accounted for approximately 38% of the Company's revenues for the year ended December 31, 1996. The Company may continue to depend on a limited number of clients and events for a significant portion of its revenues in future periods. See "Risk Factors--Dependence on a Limited Number of Clients and Events."

   The Company's revenues vary throughout the year. Historically, the fourth quarter produced the highest percentage of revenues for the year, principally from the Company's management and marketing of The Breeders' Cup Championship and from representation agreements with professional hockey players, which results in revenue to the Company upon the commencement of the National Hockey League season. As a result of the Company's recent entry into the business of representing professional football players and the Pending Acquisitions, it is anticipated that the Company's revenues will increase significantly, and the Company expects that these increased revenues will be recorded substantially in the third as well as the fourth quarter.

COMPETITION

   The business of providing services in the sports, news and other entertainment industries is highly competitive. The Company's competitors include several large companies, such as Advantage International Inc. (part of the Interpublic Group of Companies, Inc.) and International Management Group in the sports industry and Creative Artists Agency, Inc., ICM Artists, Ltd. and the William Morris Agency, Inc. in the entertainment industry, certain of which have substantially greater financial and other resources than the Company. In addition, the Company competes with many smaller entities. The success of the Company will be dependent upon its ability to obtain additional event management, television production, marketing, talent representation and consulting opportunities and to generate revenues from such activities. The Company believes that it competes with other companies primarily on the basis of the experience of its management and the breadth of the services that it offers.

EMPLOYEES


   As of September 1, 1997, the Company had approximately 59 full-time employees, none of whom was covered by a collective bargaining agreement. The Company considers its relations with its employees to be good. In addition, from time-to-time, the Company engages independent contractors to provide certain of the services required by its business. Upon consummation of the Pending Acquisitions, the Company will have approximately 130 full-time employees.


PROPERTIES

   The Company's executive offices are located at 888 Seventh Avenue, New York, New York, and are occupied pursuant to a lease which provides for an initial annual rent, commencing in October 1997, of approximately $537,000, subject to certain increases, and expiring in October 2007. The Company is making certain capital improvements to furnish its new office space, complete leasehold improvements and install video editing facilities.


   ProServ's executive offices are located at 1620 L Street, NW, Suite 600, Washington, D.C. ProServ also leases office space in Los Angeles, California; Atlanta, Georgia; Scottsdale, Arizona; and London, England.


   The Company believes that its facilities will be sufficient for its current operations for the foreseeable future. However, the Company's expansion plans may require the Company to obtain the use of additional office space or other facilities in the future. The Company anticipates that such facilities will be available at a reasonable cost.

LEGAL PROCEEDINGS


   The Company is a defendant in various legal actions, involving breach of contract and various other claims, which are incidental to the conduct of its business. In the opinion of management, there are no material threatened or pending legal proceedings against the Company which if adversely decided, would have a material effect on the financial condition or prospects of the Company.

   The Company has been notified of a lawsuit brought by Angel Salgado in 1996 in the Superior Court of the State of Arizona, County of Maricopa, No. CV 96-18700, naming Shawn Kemp, Tony Dutt, ProServ and others as defendants. The plaintiff alleges that Mr. Kemp breached a contract to act in a motion picture, and that Mr. Dutt (a former employee and a current business associate of ProServ) and ProServ tortiously interfered with Mr. Kemp's contractual relations with the plaintiff. The plaintiff seeks unspecified damages. The parties are engaging in discovery. Upon consummation of the ProServ Acquisition, the Company intends to defend the case vigorously. However, there can be no assurance that the case will not be decided adversely to ProServ or settled, and, if so decided or settled, such decision or settlement may have a material adverse effect on the financial conditions or prospects of the Company upon the consummation of the ProServ Acquisition.

                AGREEMENTS RELATED TO THE PENDING ACQUISITIONS

   The following is a summary of certain terms of the agreements related to the Pending Acquisitions. This summary is not intended to be complete and is subject to, and is qualified in its entirety by reference to, the agreements, copies of which have been filed with the Commission as exhibits to the Registration Statement, of which this Prospectus forms a part, and are incorporated herein by reference.

PROSERV ACQUISITION


   The Company has entered into the ProServ Acquisition Agreements, which will allow it to acquire all of the outstanding shares of ProServ. The ProServ Acquisition Agreements consist of the Dell Stock Purchase Agreement, the Non-Employee Stock Purchase Agreement and the Employee Stock Purchase Agreements (each as defined herein).

   Dell Stock Purchase Agreement. The Company has entered into a Purchase and Sale Agreement dated as of June 25, 1997, and amended on August 19, 1997 (as amended, the "Dell Stock Purchase Agreement"), among ProServ, Inc., ProServ Television, Inc. and Donald L. Dell, pursuant to which the Company has agreed to purchase 70.4% of the outstanding common stock and 100% of the outstanding preferred stock of ProServ, Inc. and 51% of the outstanding capital stock of ProServ Television, Inc., the remainder of which is owned by ProServ, Inc. Pursuant to the agreement, the aggregate purchase price is $6.5 million, subject to certain adjustments, and the Dell Consideration Stock, consisting of 250,000 shares of Common Stock. Mr. Dell has the option to receive the $6.5 million portion of the purchase price entirely in cash or may elect to receive $3.5 million in cash and a $3.0 million promissory note, secured by a standby letter of credit, payable on January 2, 1998.

   The Company has delivered a $1.5 million letter of credit to secure its obligations under the Dell Stock Purchase Agreement and has secured such letter of credit by segregating $1.0 million of the Company's funds and obtaining a $500,000 personal guarantee from Mr. Sillerman. See "Certain Relationships and Related Transactions--ProServ Acquisition." The transactions contemplated by the Dell Stock Purchase Agreement must be consummated by October 15, 1997. If the Company fails to purchase Mr. Dell's shares by such time for any reason other than certain breaches by Mr. Dell or ProServ, Mr. Dell may draw upon the letter of credit, and the Company will indemnify Mr. Dell for his legal fees and expenses relating to the ProServ Acquisition. The Company is not obligated to purchase Mr. Dell's shares unless it is able to acquire simultaneously the 250 shares of ProServ, Inc. pursuant to the Non-Employee Stock Purchase Agreement.


   Mr. Dell has agreed not to offer, sell or otherwise transfer or dispose of, directly or indirectly, 50% of the Dell Consideration Stock (except, in certain circumstances, by gift, inheritance or pledge) for a period of 12 months from the consummation of the purchase of his shares and the remaining 50% of the Dell Consideration Stock for a period of 27 months from the consummation of the purchase of his shares. The Company has granted Mr. Dell certain demand and piggyback registration rights with respect to the Dell Consideration Stock, which, in certain situations, permit Mr. Dell to sell 100% of the Dell Consideration Stock 12 months after the consummation of the purchase of his shares of ProServ.


   In addition, the Company and Mr. Dell have agreed to indemnify each other for any losses incurred by either party as a result of the inaccuracy of any representation or warranty or the breach of any covenant or agreement; however, in certain circumstances, if Mr. Dell breaches the agreement, and the Company still elects to purchase Mr. Dell's shares, then the Company's remedy for such breach will be limited to $900,000. Mr. Dell has also agreed to indemnify the Company for 50% of the amount by which ProServ's deficit in net working capital at the time of the consummation of the purchase of Mr. Dell's shares exceeds $1,450,000 and for all of such amount exceeding $1,750,000.

   The Dell Stock Purchase Agreement provides that, at any time within the 60 day period following the second anniversary of the consummation of the purchase of Mr. Dell's shares, Mr. Dell may elect to transfer to the Company up to all of the remaining Dell Consideration Stock held by Mr. Dell at a price per share equal to $7.70 (up to approximately $1.9 million in the aggregate). In the event the Company does not purchase the shares from Mr. Dell, Mr. Dell has certain rights to require the Company to issue more shares of Common Stock to Mr. Dell. In addition, at any time between the 61st and 90th day following the second anniversary of the consummation of the purchase of Mr. Dell's shares, the Company may purchase up to 50% of the Dell Consideration Stock held by Mr. Dell at a price per share equal to $7.70 (up to $962,500 in the aggregate). The Company will record charges to operations over the next two years related to the Company's potential obligation to repurchase the Dell Consideration Stock. See "Risk Factors--Limited Operating History; History of Losses; Future Charges to Operations."


   The Company has agreed to enter into an employment agreement with Mr. Dell pursuant to which Mr. Dell will serve for an initial term of four years as the chairman and chief executive officer of ProServ and a director of the Company for a base salary of not less than $300,000 per year plus certain bonuses. The employment agreement will be terminable after three years by Mr. Dell without any further obligation on his part (except that he will be subject to a one-year agreement not to compete with the Company if he opts to receive options to purchase 40,000 shares of Common Stock); if he does not so terminate the employment agreement, the Company may extend the employment agreement for a fifth year. In addition, pursuant to the employment agreement, Mr. Dell will receive, at the closing and upon each anniversary thereof during the term of his employment agreement, an option to purchase 40,000 shares of Common Stock at an exercise price per share based upon the closing price of the Common Stock on the date of grant.


   Other Stock Purchase Agreements. On July 2, 1997, the Company entered into an agreement (the "Non-Employee Stock Purchase Agreement") with a non-employee stockholder, pursuant to which the Company has agreed to purchase 250 shares of the issued and outstanding common stock of ProServ, Inc. for an aggregate purchase price of $3.0 million. The consummation of the purchase will take place concurrently with the consummation of the purchase of Mr. Dell's shares.

   In addition, the Company has entered into agreements (the "Employee Stock Purchase Agreements") with William J. Allard, the president and chief operating officer of ProServ, and Ivan Blumberg and Jeffrey Knapple, who are also officers of ProServ, pursuant to which the Company has agreed to purchase an aggregate of 120 shares of the common stock of ProServ, Inc. and options to purchase an aggregate of 70 shares of the common stock of ProServ, Inc. for an aggregate purchase price of $1.3 million. Upon the consummation of the transactions contemplated by the Employee Stock Purchase Agreements, the Company intends to enter into employment agreements with these persons and to appoint Mr. Allard to the Company's Board of Directors.

   The timing and consummation of the ProServ Acquisition is subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the ProServ Acquisition will be consummated. However, the consummation of this Offering is conditioned upon the concurrent closing of the ProServ Acquisition.


QBQ ACQUISITION

   The Company has entered into an Asset Purchase Agreement, dated as of July 21, 1997 (the "QBQ Acquisition Agreement"), with QBQ Entertainment, Inc., Dennis Arfa and Marquee Music, Inc., a wholly-owned subsidiary of the Company, pursuant to which the Company will purchase substantially all of the assets, and assume certain obligations, of QBQ for (i) approximately $3.1 million in cash, (ii) $1.0 million to be paid in equal annual installments over eight years, subject to acceleration in certain circumstances, (iii) $615,000 to be paid in annual installments over five years beginning on April 1, 1998 and (iv) shares of Common Stock with an aggregate market value on the day before the date of consummation of the QBQ Acquisition of $2.0 million, such market value to be determined by the average closing price per share of Common Stock from the date of the QBQ Acquisition Agreement until the date five business days prior to the consummation of the QBQ Acquisition (the "Closing Value"); provided, however, that the Closing Value will not be greater than $8.50. In addition, upon consummation of the QBQ Acquisition, the Company has agreed to deposit into escrow the QBQ Escrow Shares with a Closing Value of $500,000, which shall be released from escrow to QBQ if the Operating Income (as defined in the QBQ Acquisition Agreement) derived from the purchased assets exceeds $1.0 million in any of the first three full fiscal years (or $1.25 million in the fourth full fiscal year) of operation of the assets by the Company. If the QBQ Escrow Shares are released from escrow, the Company will record, for financial reporting purposes, a substantial non-cash compensation charge to operations. See "Risk

Factors--Limited Operating History; History of Losses; Future Charges to Operations." The Company has made a cash deposit of $400,000 to secure the Company's obligations under the QBQ Acquisition Agreement. If the QBQ Acquisition Agreement is terminated due to the Company's material breach of a representation, warranty or covenant, the Company is required to pay $1.0 million to QBQ as liquidated damages (of which $400,000 may be offset against the cash deposit). The Company has granted Dennis Arfa certain demand and piggyback registration rights with respect to the Common Stock to be issued to him in connection with the QBQ Acquisition.


   The QBQ Acquisition Agreement may be terminated by either party, if the party seeking termination is not in material default or breach of the agreement, upon, among other things: (i) an uncured material default by the other party in respect of the observance or timely performance of any of its covenants or agreements which is not cured within 15 days of notice thereof or (ii) the first anniversary of the agreement, if there is then in effect any judgement, final decree or order that would prevent or make unlawful the consummation of the acquisition. Pursuant to the QBQ Acquisition Agreement, QBQ may require the Company to consummate the QBQ Acquisition by October 20, 1997.


   The QBQ Acquisition Agreement provides that, at any time within the 30-day period following the first to occur of (i) the second anniversary of the consummation of the QBQ Acquisition or (ii) an Acceleration Event (as defined in the QBQ Acquisition Agreement), QBQ may, at its option, elect to transfer to the Company up to 75% of the shares it receives in connection with the acquisition for an aggregate purchase price of up to $1.5 million. In addition, at any time within the 30-day period following the first to occur of the second anniversary of the closing of the QBQ Acquisition or a Pledge Event (as defined in the Pledge Agreement between the Company and Mr. Arfa), the Company may, at its option, elect to purchase 50% of such shares from QBQ for an aggregate of $1.5 million. In addition, if the QBQ Escrow Shares are released from escrow at any time within the first 30 days after the second anniversary of the consummation of the QBQ Acquisition or an Acceleration Event, (i) QBQ may, at its option, elect to transfer up to 75% of the QBQ Escrow Shares to the Company for an aggregate purchase price of up to $375,000 and (ii) the Company may, at its option, elect to purchase up to 50% of the QBQ Escrow Shares for an aggregate purchase price of up to $750,000. See "Principal Stockholders--Escrow Shares."


   The Company has agreed to enter into an employment agreement with Dennis Arfa pursuant to which Mr. Arfa has agreed to serve for a term of five years as the chairman, president and chief executive officer of Marquee Music. Upon execution of the employment agreement with Mr. Arfa, the Company will make a non-recourse loan to Mr. Arfa in the amount of $1.5 million. Such loan will
(i) accrue interest at a rate of 7% per annum, (ii) mature on the fifth anniversary of the agreement and (iii) be secured by a pledge of all of the shares of Common Stock issued in connection with the QBQ Acquisition. If Mr. Arfa's employment agreement expires without timely renewal, any outstanding deferred payments will become immediately due and payable.


   The Company anticipates that it will consummate the QBQ Acquisition promptly following the closing of this Offering. However, the timing and completion of the QBQ Acquisition is subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the acquisition will be consummated. If the QBQ Acquisition is not consummated, the Company intends to apply the proceeds of this Offering allocated for the QBQ Acquisition to general working capital, including future acquisitions. See "Use of Proceeds."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth the names, ages and positions of the executive officers and directors of the Company:


 NAME                  AGE   POSITION
---------------------  ----- -----------------------------------------------
Robert M. Gutkowski    49    President, Chief Executive Officer and Director
Robert F.X. Sillerman  49    Chairman
Arthur C. Kaminsky     50    Director and Executive Vice President
Michael Letis          56    Director and Executive Vice President
Louis J. Oppenheim     39    Director and Executive Vice President
Michael Trager         55    Director and Executive Vice President
Jan E. Chason          51    Chief Financial Officer
Howard J. Tytel        51    Director
Arthur R. Barron       62    Director
Myles W. Schumer       51    Director


   The following are brief descriptions of the business experience of the executive officers and directors of the Company.

   Robert M. Gutkowski has served as President, Chief Executive Officer and a director of the Company since December 1995. Mr. Gutkowski has more than 20 years of experience in the television, sports and entertainment industries. From September 1994 until December 1995, Mr. Gutkowski was a consultant to sports-related businesses. From November 1991 to September 1994, he served as President and Chief Executive Officer of Madison Square Garden Corporation, where he oversaw the operations of the New York Knicks, the New York Rangers, the MSG Entertainment Group, the MSG Cable Network, Madison Square Garden and the Paramount Theater. From July 1990 to November 1991, Mr. Gutkowski served as President of MSG Communications Group, having served as Executive Vice President thereof from September 1987 to July 1990. From October 1985 to September 1987, he served as President of Madison Square Garden Network. Prior to his tenure at Madison Square Garden, Mr. Gutkowski was Vice President--Sales for Paramount Television Domestic Distribution. From February 1981 to September 1983, Mr. Gutkowski was Vice President--Programming for ESPN. Mr. Gutkowski earned a B.A. from Hofstra University.

   Robert F.X. Sillerman has been Chairman of the Company since July 1995. Mr. Sillerman has been Executive Chairman of SFX, a publicly-traded company since 1995, which owns and operates radio stations and concert venues, and from 1992 through 1995 he served as Chairman and/or Chief Executive Officer of SFX. Since 1985, Mr. Sillerman has been Chairman of the Board and Chief Executive Officer of SCMC, a private investment company which makes investments in and provides financial consulting services to companies engaged in media and sports-related businesses, including the Company, and, through privately-held entities, he controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. See "Certain Relationships and Related Transactions." Since 1985, he has been Chairman and Chief Executive Officer of TSC, a private investment company which provides financial advisory, marketing, consulting and investment banking services to media companies and sports-related businesses and which is a principal stockholder of the Company. Mr. Sillerman earned a B.A. from Brandeis University. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

   Arthur C. Kaminsky has been a director of the Company since March 1996 and an Executive Vice President of the Company since December 1996. Mr. Kaminsky has served as President and Chief Executive Officer of A&A since 1977. From 1974 to 1990, Mr. Kaminsky was a partner with the law firm of Taft & Kaminsky. Mr. Kaminsky earned a B.A. from Cornell University and a J.D. from Yale University.

   Michael Letis became a director and an Executive Vice President of the Company in December 1996. Mr. Letis has served as President of SMTI since 1984. Mr. Letis is a director of Thoroughbred Racing Communications, Inc. and of the Thoroughbred Club of America. Mr. Letis earned a B.A. from Dartmouth College.

   Louis J. Oppenheim became a director and an Executive Vice President of the Company in December 1996. Mr. Oppenheim has served as Chief Operating Officer, Vice President and Secretary of A&A since 1985. From 1981 to 1985, he served as a talent representative for A&A. Mr. Oppenheim earned a B.A. from The University of Pennsylvania and a J.D. from Fordham University.

   Michael Trager has been a director of the Company since March 1996 and an Executive Vice President of the Company since December 1996. Mr. Trager has served as Chairman of SMTI since 1984. From November 1994 to December 1995, Mr. Trager served as a director of Select Media Communications, Inc. Mr. Trager is a member of the Board of Directors and the past President of the Greenwich Old-timers Athletics Association, which provides college scholarships and financial assistance to young athletes in the Greenwich community. Mr. Trager earned a B.A. and M.S. from Bucknell University.

   Jan E. Chason has been the Chief Financial Officer of the Company since June 1997. From November 1996 to July 1997, Mr. Chason was the Chief Financial Officer of Triathlon Broadcasting Company, a publicly-traded company that owns and operates radio stations. In addition, since June 1996, Mr. Chason has been a consultant to SCMC and TSC and, through TSC, has provided advisory services to the Company. Mr. Chason was the principal in JEC Consulting Associates, which specialized in providing financial consulting and advisory services, from October 1994 to June 1996. From 1982 until September 1994, Mr. Chason was a Partner, specializing in auditing and accounting services, of Ernst & Young LLP. Mr. Chason earned a B.B.A. from City College of New York and is a Certified Public Accountant.

   Howard J. Tytel has served as a director of the Company since July 1995. Mr. Tytel has been a director, Executive Vice President and Secretary of SFX since 1992. Mr. Tytel has also been Executive Vice President and General Counsel of SCMC since 1985, a director of SCMC since 1989, and Executive Vice President and General Counsel of TSC since 1985. From March 1995 until March 1997, Mr. Tytel was a director of Interactive Flight Technologies, Inc., a company providing computer-based in-flight entertainment. Mr. Tytel is Of Counsel to the law firm of Baker & McKenzie, which represents the Company, SFX, SCMC and TSC. Mr. Tytel earned a B.A. and B.S. from Washington University and a J.D. from New York University.

   Arthur R. Barron has served as a director of the Company since December 1996. Since January 1997, Mr. Barron also serves as a non-exclusive consultant to Callahan Associates International LLC, a company seeking to finance, develop and acquire communication, entertainment and wireless projects around the world. In May 1995, Mr. Barron retired from Time-Warner Inc. ("Time-Warner"), where he served from February 1990 to May 1995 as Chairman of Time-Warner International, which is engaged in international strategic development activities in the media and entertainment industries, and as Chairman of Time-Warner Enterprises, the strategic and business development unit of Time-Warner. From 1984 until July 1989, Mr. Barron served as President of Paramount Communications Inc.'s entertainment group, which includes Paramount Pictures, Madison Square Garden, the New York Knicks and the New York Rangers.

   Myles W. Schumer has served as a director of the Company since December 1996. For more than the past five years, Mr. Schumer has been a partner, specializing in tax matters, of Cornick, Garber & Sandler, New York, independent public accountants. From July 1993 until November 1996, Mr. Schumer served as a director of Multi-Market Radio, Inc., a publicly-traded company engaged in the ownership and operation of radio stations.

   In addition, upon the consummation of the ProServ Acquisition, it is anticipated that Donald L. Dell and William J. Allard will be appointed as directors of the Company. See "Agreements Related to the Pending
Acquisitions."

   Donald L. Dell founded, and since 1971 has been the Chairman and Chief Executive Officer of, ProServ, Inc. In 1980, Mr. Dell founded and became the Chairman of the Board of ProServ Television, Inc. Mr. Dell is also the Honorary Chairman of the KidSports Foundation, the Co-Chairman of the D.C. Tennis Classic in Washington, D.C. and the Vice Chairman of the International Tennis Hall of Fame in Newport, Rhode Island. He also serves on the Advisory Committee of the Washington Tennis Foundation. Mr. Dell earned a B.A. from Yale University and a J.D. from the University of Virginia.

   William J. Allard has served as the Chief Operating Officer of ProServ, Inc. since January 1993 and as President of ProServ, Inc. since December 1996. From December 1990 to January 1993, Mr. Allard served as Managing Director of ProServ Europe, S.A., a French subsidiary of ProServ, Inc. Mr. Allard earned a B.S. from Babson College and an M.B.A. from Harvard University.

   Directors serve until the next annual meeting or until their successors are elected and qualified subject to the provisions of the Stockholders' Agreement. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under employment agreements with the Company.

   The Company has agreed with Royce Investment Group, Inc., the underwriters in the IPO, that until December 5, 2001, the Company will have at least two non-affiliated independent directors on its Board of Directors. Messrs. Barron and Schumer presently serve as the Company's independent directors.

EXECUTIVE COMPENSATION

   The table below sets forth certain information regarding all the compensation awarded to, earned by or paid to Robert M. Gutkowski, the President and Chief Executive Officer of the Company, and the next most highly compensated officers who received salary and bonuses of at least $100,000, on an annual basis (collectively, the "Named Executive Officers") during the year ended December 31, 1996 for services rendered in all capacities to the Company and its subsidiaries. No executive officer of the Company, other than Mr. Gutkowski, received compensation in excess of $100,000 during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                                         ---------------------- ----------------------
                                                                 SECURITIES UNDERLYING
                  NAME                    SALARY ($)  BONUS ($)    OPTIONS/SARS (#)
---------------------------------------  ----------- ---------  ----------------------
Robert M. Gutkowski, ...................   231,250     122,500          20,000
  President and Chief Executive Officer
Arthur C. Kaminsky .....................    12,500(1)       --          20,000
  Executive Vice President
Michael Letis ..........................    12,500(2)       --          20,000
 Executive Vice President
Louis J. Oppenheim .....................     7,292(3)       --          10,000
 Executive Vice President
Michael Trager .........................    12,500(4)       --          20,000
 Executive Vice President


------------
(1) Mr. Kaminsky became an Executive Vice President of the Company effective December 11, 1996 upon the consummation of the A&A Acquisition, when he entered into an employment agreement providing for an initial annual salary of $300,000. See "--Employment Agreements."
(2) Mr. Letis became an Executive Vice President of the Company effective December 11, 1996 upon the consummation of the SMTI Acquisition, when he entered into an employment agreement providing for an initial annual salary of $300,000. See "--Employment Agreements."
(3) Mr. Oppenheim became an Executive Vice President of the Company effective December 11, 1996 upon the consummation of the A&A Acquisition, when he entered into an employment agreement providing for an initial annual salary of $175,000. See "--Employment Agreements."
(4) Mr. Trager became an Executive Vice President of the Company effective December 11, 1996 upon the consummation of the SMTI Acquisition, when he entered into an employment agreement providing for an initial annual salary of $300,000. See "--Employment Agreements."

   The table below sets forth information with respect to the grant of stock options and stock appreciation rights ("SARs") to the Named Executive Officers during the year ended December 31, 1996.

                          OPTION/SAR GRANTS IN 1996


                      NUMBER OF SECURITIES
                           UNDERLYING        PERCENT OF TOTAL   EXERCISE OR
                          OPTIONS/SARS      OPTIONS GRANTED TO   BASE PRICE
         NAME              GRANTED(#)       EMPLOYEES IN 1996    ($/SHARE)    EXPIRATION DATE
--------------------  -------------------- ------------------  ------------- ---------------
Robert M. Gutkowski          20,000                8.7%            $6.25     October 1, 2002
Arthur C. Kaminsky  .        20,000                8.7%            $6.25     October 1, 2002
Michael Letis .......        20,000                8.7%            $6.25     October 1, 2002
Louis J. Oppenheim  .        10,000                4.3%            $6.25     October 1, 2002
Michael Trager.......        20,000                8.7%            $6.25     October 1, 2002


   The table below sets forth information with respect to the exercise of stock options and SARs by the Named Executive Officers during the year ended December 31, 1996 and the value at December 31, 1996 of unexercised stock options and SARs held by the Named Executive Officers.

                   AGGREGATED OPTION/SAR EXERCISES IN 1996
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED      IN-THE-MONEY
                         SHARES                     OPTIONS/SARS           OPTIONS/SARS
                        ACQUIRED      VALUE           AT FY-END             AT FY-END
                           ON        REALIZED     (#) EXERCISABLE/       ($) EXERCISABLE/
         NAME         EXERCISE (#)     ($)          UNEXERCISABLE        UNEXERCISABLE(1)
--------------------  ------------ ----------  ---------------------- --------------------
Robert M. Gutkowski         0           0             0/20,000                 0/0
Arthur C. Kaminsky  .       0           0             0/20,000                 0/0
Michael Letis .......       0           0             0/20,000                 0/0
Louis J. Oppenheim  .       0           0             0/10,000                 0/0
Michael Trager.......       0           0             0/20,000                 0/0

------------
(1) No listed options were in-the-money as of December 31, 1996, when the closing price of the Common Stock was $6.00 per share.

EMPLOYMENT AGREEMENTS

   The Company and Robert M. Gutkowski have entered into an employment agreement dated as of March 21, 1996, pursuant to which Mr. Gutkowski agreed to serve as the Company's President and Chief Executive Officer for an initial term of five years. The employment agreement provides that Mr. Gutkowski will receive an annual base salary of $325,000 plus an annual bonus of at least $150,000 (which bonus may be increased in the discretion of the Board of Directors of the Company).

   The employment agreement provides that the Company may terminate Mr. Gutkowski's employment agreement prior to the expiration of its term in the event of his death, disability for a period of 26 consecutive weeks or for "cause." For purposes of the employment agreement, "cause" is defined as the conviction of a felony, the commission of an act of fraud or embezzlement upon the Company, a material breach by Mr. Gutkowski of his agreement not to compete with the Company or the wilful malfeasance or gross negligence by Mr. Gutkowski in the performance of his duties under the employment agreement or his failure to perform his duties thereunder, which malfeasance, negligence or failure has a material adverse effect on the business of the Company and which shall remain uncured for a period of 15 days following written notice from the Company.

   Pursuant to his employment agreement, Mr. Gutkowski has agreed not to compete with the Company or solicit any of the Company's clients or employees during the term of the agreement. In addition, the employment agreement prohibits Mr. Gutkowski from engaging in such activities for certain periods of time in the event that he voluntarily terminates his employment agreement, the Company terminates his employment agreement or the employment agreement is not extended on substantially similar terms.


   Upon the consummation of the Recent Acquisitions, the Company entered into employment agreements with each of Messrs. Kaminsky, Letis, Oppenheim and Trager on substantially the same terms and conditions as Mr. Gutkowski's employment agreement with the Company, pursuant to which each such person has agreed to serve as an Executive Vice President of the Company for an initial term of five years. The employment agreements provided that each of Messrs. Kaminsky, Letis and Trager will receive an annual base salary of $300,000 and that Mr. Oppenheim will receive an annual base salary of $175,000. The Company has also entered into employment agreements with other members of the Company's management.

   The Company has agreed to enter into employment agreements with Messrs. Dell and Allard upon the consummation of the ProServ Acquisition and with Mr. Arfa upon the consummation of the QBQ Acquisition. In addition, the Company has agreed to enter into two additional employment agreements with current executive officers of ProServ. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition."


DIRECTOR COMPENSATION

   Each director who is not an employee of the Company receives $1,500 for each Board of Directors' meeting attended and $750 for each committee meeting attended, in addition to reimbursement for travel expenses in attending such meetings.


STOCK OPTION PLANS

   The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 and 1997 Stock Option Plans. The plans, which provide for grants of non-qualified and incentive stock options to purchase up to an aggregate of 800,000 shares of Common Stock to eligible employees, officers, directors and consultants, are designed to attract and retain the best available personnel for the positions of substantial responsibility, to provide additional incentive to key employees, officers, and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

   Options to purchase an aggregate of 237,500 shares of Common Stock have been granted under the 1996 Stock Option Plan. In October 1996, 14 employees of the Company received an aggregate of

100,000 options with an exercise price of $5.00 per share, and the Company's executive officers and directors received an aggregate of 130,000 options with an exercise price of $6.25 per share. All of these options vest in unequal annual installments over a five year period commencing October 1, 1997 and expire on October 1, 2002, except that options to purchase 6,500 shares of Common Stock vest in annual installments over a three year period commencing on October 1, 1997 and expire on October 1, 2002. In June 1997, the Company granted an executive officer options to purchase 7,500 shares of Common Stock at a price of $5.875 which vest over a three year period and expire in June 2002. No options have been granted to date under the 1997 Stock Option Plan.


INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

   The Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"). In addition, the Certificate of Incorporation requires the Company to indemnify its directors and officers if they are made parties to litigation because they are directors and officers of the Company or because they were acting in certain capacities for other entities at the Company's request. The Company's By-laws also require the Company to indemnify its officers and directors to the fullest extent permitted by Delaware Law and provide for the advancement of legal expenses in litigation to which the directors and officers are parties. Accordingly, indemnification may occur pursuant to the Certificate of Incorporation and By-laws for liabilities arising under the Securities Act.

   The underwriting agreement relating to this Offering provides for indemnification of the Company's officers and directors by the Underwriters against certain liabilities, including liabilities under the Securities Act, that arise out of, among other things, an actual or alleged untrue statement contained in this Prospectus or the actual or alleged omission of a material fact required to be stated in this Prospectus. However, this indemnification is only required to the extent that the misstatement or omission was based on written information furnished to the Company by the Underwriters for use in this Prospectus.

   At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification may be required or permitted. The Company is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding ownership of Common Stock, including the IPO Escrow Shares, as of September 1, 1997, and as adjusted to reflect the completion of this Offering and the Pending Acquisitions, by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director of the Company and (iii) all executive officers and directors of the Company as a group.



                                              SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                                     OWNED                  OWNED
                                             PRIOR TO THE OFFERING    AFTER THE OFFERING
                                                  AND PENDING            AND PENDING
                                                  ACQUISITIONS         ACQUISITIONS(1)
                                             ---------------------- ----------------------
                   NAME(2)                      NUMBER     PERCENT     NUMBER     PERCENT
-------------------------------------------  ----------- ---------  ----------- ---------
Robert F.X. Sillerman(3)(4) ................  1,373,330     15.7%    1,583,330      9.4%
Robert M. Gutkowski(4)(5) ..................    686,615      7.8       686,615      4.1
Arthur C. Kaminsky(4)(6) ...................    686,615      7.8       686,615      4.1
Michael Letis(4)(7) ........................    686,615      7.8       686,615      4.1
Michael Trager(4)(8) .......................    686,615      7.8       686,615      4.1
Louis J. Oppenheim(4)(9) ...................    343,306      3.9       343,306      2.0
Myles W. Schumer(10) .......................      3,000       *          3,000       *
Howard J. Tytel(11) ........................         --       --            --       --
Arthur R. Barron ...........................         --       --            --       --
Jan E. Chason(12) ..........................      4,000       *          4,000       *
Donald L. Dell(13) .........................         --       --       290,000      1.7
William J. Allard(14) ......................         --       --        25,000       *
All executive officers and directors of the
 Company as a group (10 persons prior to
 Offering and Pending Acquisitions,
 12 persons after Offering and Pending
 Acquisitions)(15) .........................  4,470,096     50.9%    4,995,096     29.5%



------------
*        Less than 1%.
(1) Assumes (i) no exercise of the Underwriters' over-allotment option and (ii) a price per share of Common Stock of $6.75 for purposes of determining the number of shares of Common Stock issued in connection with the QBQ Acquisition.
(2) The address of each beneficial owner is c/o The Marquee Group, Inc., 888 Seventh Avenue, 37th Floor, New York, New York. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(3) Robert F.X. Sillerman, the Chairman of the Company, is the Chairman, Chief Executive Officer and controlling stockholder of TSC, which beneficially owns 1,369,230 shares of Common Stock. Includes 392,308 shares of Common Stock held in escrow but in respect of which TSC retains the power to vote and 4,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days. See "--Escrow Shares--IPO Escrow Shares." Does not include 76,922 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 36,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days. Shares Beneficially Owned After the Offering, Tender Offer and Pending Acquisitions includes options to purchase 200,000 shares of Common Stock granted to TSC in connection with the Tender Offer and options to purchase 10,000 shares granted to Mr. Sillerman in connection with the ProServ Acquisition, each of which was exercisable on the date of grant. See "Certain Relationships and Related Transactions--Consulting Agreement" and "--ProServ Acquisition."
(4) The Company, TSC and Messrs. Gutkowski, Kaminsky, Letis, Trager and Oppenheim have entered into an agreement with respect to the voting of shares of Common Stock held by them. See "Certain Relationships and Related Transactions--Stockholders' Agreement."
(5) Includes 196,154 shares of Common Stock that Mr. Gutkowski placed in escrow but in respect of which he retains the power to vote and 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days. See "--Escrow Shares--IPO Escrow Shares." Does not include 38,461 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 18,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.

(6) Includes 196,154 shares of Common Stock that Mr. Kaminsky placed in escrow but in respect of which he retains the power to vote and 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days. See "--Escrow Shares--IPO Escrow Shares." Does not include 38,461 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 18,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.
(7) Includes 196,154 shares of Common Stock that Mr. Letis placed in escrow but in respect of which he retains the power to vote and 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days. See "--Escrow Shares--IPO Escrow Shares." Does not include 38,461 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 18,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.
(8) Includes 196,154 shares of Common Stock that Mr. Trager placed in escrow but in respect of which he retains the power to vote and 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days. See "--Escrow Shares--IPO Escrow Shares." Does not include 38,461 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 18,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.
(9) Includes 98,076 shares of Common Stock that Mr. Oppenheim placed in escrow but in respect of which he retains the power to vote and 1,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days . See "--Escrow Shares--IPO Escrow Shares." Does not include 19,230 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until December 5, 1997. Does not include 9,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.
(10) Includes 1,500 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are currently exercisable.
(11) Mr. Tytel is a minority stockholder of TSC, which owns 1,369,230 shares of Common Stock; however, he is not deemed to beneficially own any such shares.
(12) Includes 2,000 shares issuable upon exercise of an equal number of Warrants, which are currently exercisable. Does not include 7,500 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.
(13) Includes 40,000 shares issuable upon exercise of options to be granted at the consummation of the transactions contemplated by the ProServ Acquisition Agreements, which will be immediately exercisable. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition--Dell Stock Purchase Agreement."
(14) Includes 25,000 shares issuable upon exercise of options to be granted at the consummation of the transactions contemplated by the ProServ Acquisition Agreements, which will be immediately exercisable. See "Agreements Related to the Pending Acquisitions--ProServ Acquisition--Other Stock Purchase Agreements."
(15) All amounts include 3,500 shares issuable upon exercise of an equal number of Warrants, which are currently exercisable and 13,000 shares issuable upon the exercise of options that are exercisable within 60 days, but do not include (i) 249,996 shares issuable upon exercise of an equal number of Warrants that are not exercisable until December 5, 1997, or (ii) 124,500 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days. In addition, Shares Beneficially Owned After the Offering, Tender Offer and Pending Acquisitions includes (i) options to purchase 200,000 shares granted to TSC in connection with the Tender Offer, which were exercisable on the date of grant, (ii) options to purchase 10,000 shares granted to Mr. Sillerman in connection with the ProServ Acquisition, which were exercisable on the date of grant and (iii) options to purchase 65,000 shares to be issued in connection with the Pending Acquisitions. See "Agreements Related to Pending Acquisitions" and "Certain Relationships and Related Transactions--Consulting Agreement" and "--ProServ Acquisition."


ESCROW SHARES

   IPO Escrow Shares. In connection with the IPO, TSC and Messrs. Gutkowski, Kaminsky, Oppenheim, Letis and Trager deposited an aggregate of 1,275,000 IPO Escrow Shares into escrow. The IPO Escrow Shares are not assignable or transferable. Of the IPO Escrow Shares, (i) 425,000 shares shall be released from escrow if, for the fiscal year ending December 31, 1997, the Company's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $1,400,000; (ii) 425,000 shares (or, if the condition set forth in (i) above was not met, 850,000 shares) shall be released, if, for the fiscal year ending December 31, 1998, the Minimum Pretax Income equals or exceeds $2,400,000; (iii) 425,000 shares (or, if the conditions set forth in either (i) or (ii) were not met, the remaining IPO Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Pretax Income equals or exceeds $3,400,000 and (iv) all of the IPO Escrow Shares will be released from escrow if one or more of the following conditions is/are met: (a) the Closing Price (as defined in the escrow agreement) of the Company's Common Stock averages in excess of $15.00 per share for any 20 consecutive trading days during the period from December 5, 1998 until December 31, 1999; or (b) the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction equals or exceeds $15.00 per share.

   If the applicable Minimum Pretax Income levels or Closing Price level set forth above have not been met by March 31, 2000, the IPO Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company.

   The Minimum Pretax Income amounts set forth above shall be (i) calculated exclusive of (x) any extraordinary earnings or charges (including any charges incurred in connection with the release from escrow of the IPO Escrow Shares and any Escrow Property (as defined below) in respect thereof) and (y) any interest expense relating to the debentures issued by the Company in connection with the Private Placement; (ii) derived solely from the businesses owned and operated by the Company following completion of the Acquisitions and shall not give effect to any operations relating to businesses or assets acquired after such date and (iii) audited by the Company's independent public accountants. The Closing Price amount set forth above is subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

   Any money, securities, rights or property distributed in respect of the IPO Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company (the "Escrow Property"); provided however, that with the exception of any securities of the Company or any successor to the Company issued as a result of any of the foregoing, such property shall be delivered to the holders of the IPO Escrow Shares promptly upon the escrow agent's receipt thereof. The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the underwriters in the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.


   QBQ Escrow Shares. In connection with the QBQ Acquisition, the Company has agreed to deposit into escrow shares of Common Stock with an aggregate value at the closing of the QBQ Acquisition of approximately $500,000. Pursuant to the terms of such escrow, the QBQ Escrow Shares shall be released from escrow if Marquee Music's Operation Income (as defined in the QBQ Acquisition Agreement) exceeds $1.0 million in any of the three fiscal years (or $1.25 million in the fourth fiscal year) following the consummation of the QBQ Acquisition. See "Agreements Related to the Pending Acquisitions--QBQ Acquisition."


   Potential Charges to Operations. The Company expects that the release of the IPO Escrow Shares or the QBQ Escrow Shares will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charge could substantially increase the Company's losses or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Risk Factors--Limited Operating History; History of Losses; Future Charges to Operations."

IPO UNIT OPTIONS

   The Company issued to the underwriters of its IPO, Royce Investment Group, Inc. and Continental Broker-Dealer Corp., the IPO Unit Options to purchase up to 335,000 IPO Units. The holders of the IPO Unit Options have certain demand and piggyback registration rights. See "Description of Securities--IPO Unit Options."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT

   The Company has entered into a Financial Consulting Agreement with SCMC, dated as of August 1, 1996 (the "Consulting Agreement"). In March 1997, SCMC assigned its rights, obligations and duties under the Consulting Agreement to TSC. Pursuant to the Consulting Agreement, TSC, a principal stockholder of the Company, has agreed to serve as the Company's financial consultant until August 1, 2002. Robert F.X. Sillerman, the Chairman of the Company, is the Chairman, Chief Executive Officer and controlling stockholder of SCMC and TSC, and Howard J. Tytel, a director of the Company, is the Executive Vice President and General Counsel of SCMC and TSC. SCMC and/or TSC have entered into similar agreements with other companies, including companies in which Mr. Sillerman or his affiliates have substantial interests. The Company has agreed to pay $30,000 per month commencing in September 1997 to TSC as compensation for its services under the Consulting Agreement, which amount will be increased annually based on the Consumer Price Index for New York City. Under the Consulting Agreement, TSC has agreed to perform, or assist the Company in, among other things: (i) production of financial reports and other data for the Company's lenders and investors and as required under the Securities Act and the Exchange Act, (ii) assistance with the preparation of the Company's books and records, (iii) the maintenance of relationships with financial institutions participating in Company financings, (iv) the design and implementation of the Company's accounting systems, (v) the purchase, installation and implementation of computer hardware and software for the Company's accounting systems, (vi) the implementation of a cash management system, (vii) the establishment of regularized procedures for the accumulation of cash balances available for interest and other required debt service payments, (viii) the engagement of bookkeeping, accounting and other personnel necessary for the implementation of the Company's accounting systems and (ix) placement of financing.


   The Consulting Agreement also provides for Special Advisory Fees to be paid to TSC in the event of any financings or mergers and acquisitions, whether or not such transactions are originated by TSC, although such fees are subject to the approval of the Company's independent directors. The Company did not, however, make any such payment to SCMC or TSC in connection with the IPO, the Recent Acquisitions or the Private Placement. In February 1997, the Company advanced $400,000 to TSC as an advance against Special Advisory Fees to be earned by TSC. In connection with the Pending Acquisitions, TSC will receive Special Advisory Fees of $450,000 (of which $400,000 will be offset against the amount previously advanced to TSC) and, in connection with the Tender Offer, TSC received an immediately exercisable option to purchase 200,000 shares of Common Stock at $7.00 per share. The TSC Option expires in 2002. Although the Special Advisory Fees to be paid in connection with the Pending Acquisitions exceed those contemplated by the Consulting Agreement, the Company's independent directors have approved such fees as an affiliated transaction.


   The Company has also agreed to reimburse TSC for all reasonable out-of-pocket disbursements incurred by TSC in connection with the performance of services under the Consulting Agreement and to indemnify TSC and its affiliates for losses, claims, damages or liabilities arising out of TSC's performance of its obligations under the Consulting Agreement.

   Howard J. Tytel, a director of the Company, is Of Counsel to the law firm of Baker & McKenzie, which is counsel in certain matters to the Company, SCMC, TSC and certain other affiliates of Mr. Sillerman, the Chairman of the Company. Baker & McKenzie compensates Mr. Tytel based upon the fees it receives for providing legal services to the Company and other clients introduced to the firm by Mr. Tytel. Mr. Tytel's primary employment is as an officer of SCMC and TSC.

   In January 1996, the Company entered into a month-to-month lease with TSC providing for a monthly rent of approximately $4,000, which lease was terminated in September 1996.


PROSERV ACQUISITION

   In August 1997, the Company and Mr. Dell amended the terms of the Dell Stock Purchase Agreement. This agreement had previously required the Company to maintain a $1.5 million cash deposit in escrow, which deposit would be increased to $2.0 million if the Company desired to extend the termination date of the Dell Stock Purchase Agreement from September 15, 1997 to October 15, 1997.

The amendment allowed the Company to replace its escrowed funds with a $1.5 million letter of credit and to extend the termination date of the agreement to October 15, 1997. In consideration for the amendment, the Company agreed to issue an additional 25,000 shares of Common Stock to Mr. Dell upon consummation of the purchase of his shares.

   Of the $1.5 million in returned escrow funds, the Company applied $500,000 to working capital and segregated $1.0 million to secure the letter of credit. The remaining $500,000 of the letter of credit was personally guaranteed by Mr. Sillerman. In consideration for his guarantee, the Company agreed to grant Mr. Sillerman an immediately exercisable, five-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the lower of $6.40 or the offering price per share in this Offering and to pay Mr. Sillerman $50,000 plus his related legal fees and expenses, not to exceed $25,000.


STOCKHOLDERS' AGREEMENT


   In March 1996, the Company entered into the Stockholders' Agreement with each of TSC, Robert M. Gutkowski, Arthur C. Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis. The Stockholders' Agreement generally covers certain corporate governance matters. Pursuant to the Stockholders' Agreement, TSC is entitled to nominate two directors to the Company's Board of Directors, Messrs. Kaminsky and Oppenheim are entitled to nominate two directors, Messrs. Trager and Letis are entitled to nominate two directors, and Mr. Gutkowski is entitled to nominate one director. Each of the stockholder parties to the Stockholders' Agreement (a "Stockholder") has agreed to vote all of the shares of Common Stock owned by such person for the election of the directors so nominated and not to take any action to remove any director so elected (except for the director(s) nominated by such Stockholder). The Company anticipates that the Stockholders' Agreement will be amended to provide for an increase in the size of the Company's Board of Directors in order to permit the addition of Messrs. Dell and Allard upon the consummation of the transactions contemplated by the ProServ Acquisition Agreements.


   The Stockholders' Agreement will terminate upon the mutual consent of the parties to such agreement, when there is only one Stockholder bound thereby or March 21, 2004. In addition, the Stockholders' Agreement will terminate with respect to a Stockholder if he dies or a guardian is appointed to oversee his affairs or he holds less than 65% of the shares of Common Stock beneficially owned by him on December 11, 1996 (the date of the closing of the IPO), provided that such Stockholder shall remain obligated to vote his shares of Common Stock in accordance with the terms of the Stockholders' Agreement.

POTENTIAL CONFLICTS OF INTEREST WITH SFX


   Robert F.X. Sillerman, the Chairman of the Company, is principally employed as the Executive Chairman of, and Howard J. Tytel, a director of the Company, serves as a director, Executive Vice President and Secretary of, SFX. In connection with its concert promotion business, SFX owns, operates or is the exclusive promoter for certain major music venues. Upon the consummation of the QBQ Acquisition, the Company may book musicians it represents at such venues. In such cases, Messrs. Sillerman and Tytel may have conflicts between their responsibilities to the Company and to SFX. SFX has recently agreed to spin off its concert promotion business, and the Company has been informed that Messrs. Sillerman and Tytel will become officers and directors of the concert promotion business subsequent to such spin-off.


FOUNDERS' STOCK


   In connection with the organization of the Company, in July 1995 the Company sold 333 shares of Common Stock to Robert M. Gutkowski, the Company's President and Chief Executive Officer, and in August 1995 the Company sold 666 shares of Common Stock to TSC, which is controlled by Robert F.X. Sillerman, the Company's Chairman, for an aggregate purchase price of $19,980 (or approximately $.01 per share on a post-Stock Split basis). In May 1996, the Company sold one share of Common Stock to Martin R. Ehrlich, the Senior Vice President of Programming of the Company, for a purchase price of $500 (or $.01 per share on a post-Stock Split basis). In August 1996, the Company increased the number of shares outstanding by means of a stock split (the "Stock Split"), thereby increasing the number of shares held by Mr. Gutkowski to 646,154 shares, TSC to 1,292,308 shares and Mr. Ehrlich to 50,000 shares.

PRIVATE PLACEMENT AND CORPORATE INDEBTEDNESS

   In August 1996 the Company consummated the Private Placement of $2,000,000 aggregate principal amount of Debentures. The $2,000,000 aggregate principal amount of Debentures were converted into an aggregate of 666,662 IPO Units upon the consummation of the IPO in December 1996.

   From January 3, 1996 through September 30, 1996, Robert M. Gutkowski made loans to the Company in the aggregate principal amount of $437,000, which loans accrued interest at the rate of 12% per annum. The funds advanced by Mr. Gutkowski were used by the Company for working capital purposes. In August 1996, the Company repaid $125,000 of such amount to Mr. Gutkowski from the proceeds of the Private Placement, and Mr. Gutkowski purchased $115,385 in principal amount of Debentures through the cancellation of an equal portion of such indebtedness, which Debentures automatically converted upon the consummation of the Company's IPO into 38,461 shares of Common Stock and 38,461 Warrants. In September 1996 the Company repaid $75,000 of its indebtedness to Mr. Gutkowski from working capital. The Company will repay the balance of such indebtedness plus accrued interest at the rate of 12% per annum to Mr. Gutkowski on January 1, 1998. The investment by Mr. Gutkowski in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Gutkowski agreed not to sell the securities issuable upon conversion of the Debentures during the two-year period commencing on December 5, 1996.

   From May 15, 1996 through August 12, 1996, TSC incurred expenses and made loans to the Company in the aggregate principal amount of $196,385. The indebtedness accrued interest at the rate of 12% per annum but the interest was waived by TSC. The indebtedness was used by the Company for working capital purposes, including rent payable to TSC. In August 1996, TSC purchased $230,768 in principal amount of Debentures through the payment of $34,383 and the cancellation of such indebtedness, which Debentures automatically converted upon the consummation of the IPO into 76,924 shares of Common Stock and 76,924 Warrants. The investment by TSC in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that TSC agreed not to sell the securities issuable upon conversion of the Debentures during the two-year period commencing on December 5, 1996.

   On May 30, 1996, Michael Trager, the Chairman of SMTI and a director of the Company, and Michael Letis, the President of SMTI, each of whom is currently an Executive Vice President and a director of the Company, made a loan to the Company in the aggregate principal amount of $100,000. The loan accrued interest at the rate of 12% per annum but the interest was waived by Messrs. Trager and Letis. The proceeds of the loan was used by the Company for working capital purposes. In August 1996, Messrs. Trager and Letis each purchased $115,385 in principal amount of Debentures through the payment of an aggregate of $130,770 and the cancellation of the $100,000 loan, which Debentures automatically converted upon the consummation of the IPO into an aggregate of 76,924 shares of Common Stock and 76,924 Warrants. The investments by Messrs. Trager and Letis in the Private Placement were on the same terms as the investments by the non-affiliated investors, except that Messrs. Trager and Letis each agreed not to sell the securities issuable upon conversion of the Debentures during the two-year period commencing on December 5, 1996.

   On August 6, 1996, Louis J. Oppenheim, the Vice President of A&A and an Executive Vice President and a director of the Company, made a loan to the Company in the aggregate principal amount of $33,334. The loan accrued interest at the rate of 12% per annum but the interest was waived by Mr. Oppenheim. The proceeds of the loan was used by the Company for working capital purposes. In August 1996, Mr. Oppenheim purchased $57,692 in principal amount of Debentures through the payment of $24,358 and the cancellation of the $33,334 loan, which Debentures automatically converted upon the consummation of the IPO into 19,230 shares of Common Stock and 19,230 Warrants. The investment by Mr. Oppenheim in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Oppenheim agreed not to sell the securities issuable upon conversion of the Debentures during the two-year period commencing on December 5, 1996.

   In August 1996, Arthur C. Kaminsky, the President and Chief Executive Officer of A&A and an Executive Officer and a director of the Company, purchased $115,385 principal amount of Debentures, which Debentures automatically converted upon the consummation of the IPO into 38,461 shares of

Common Stock and 38,461 Warrants. The investment by Mr. Kaminsky in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Kaminsky agreed not to sell the securities issuable upon conversion of the Debentures during the two-year period commencing on December 5, 1996.

SMTI ACQUISITION

   The Company, SMTI, Messrs. Trager, Letis, Gutkowski and TSC entered into an acquisition agreement, amended and restated as of March 21, 1996 (the "SMTI Acquisition Agreement"), pursuant to which a wholly-owned subsidiary of the Company merged with and into SMTI on December 11, 1996, simultaneously with the closing of the IPO. The aggregate purchase price paid by the Company to Messrs. Trager and Letis, the sole stockholders of SMTI, consisted of (i) $8,000,000 cash, of which $6,500,000 was paid at the closing and an aggregate of $1,500,000 is payable in five equal annual installments commencing April 1, 1997 and (ii) the issuance to each of Messrs. Trager and Letis of 646,154 shares of Common Stock. The Company also entered into five-year employment agreements with each of Messrs. Trager and Letis. See "Management--Employment Agreements."


   From its inception until immediately prior to the completion of the SMTI Acquisition, SMTI was treated as a closely-held corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, did not pay federal income taxes on amounts earned during such period. Accordingly, SMTI distributed through dividends to its stockholders substantially all of its earnings during such period. Pursuant to the SMTI Acquisition Agreement, immediately prior to the closing of the SMTI Acquisition, SMTI declared a dividend to Messrs. Trager and Letis of an amount equal to 40% of the increase in SMTI's accumulated adjustments account, as defined in the Code, which amount approximates the amount the stockholders of SMTI expected to pay personally for income taxes based on such earnings. The amount of such dividend was $382,311 and it is anticipated that it will be paid by the Company in the fourth quarter of 1997.


   The SMTI Acquisition constituted a tax-free exchange to the extent of the receipt of Common Stock under Section 351 of the Code.

A&A ACQUISITION

   The Company, A&A, Messrs. Kaminsky, Oppenheim, Gutkowski and TSC entered into an acquisition agreement, amended and restated as of March 21, 1996 (the "A&A Acquisition Agreement"), pursuant to which a wholly-owned subsidiary of the Company merged with and into A&A on December 11, 1996, simultaneously with the consummation of the IPO. The aggregate purchase price paid by the Company to Messrs. Kaminsky and Oppenheim, the sole stockholders of A&A, consisted of (i) $3,500,000 cash, of which $2,500,000 was payable at the closing and an aggregate of $1,000,000 which is payable in five equal annual installments commencing April 1, 1997 and (ii) the issuance to Messrs. Kaminsky and Oppenheim of an aggregate of 969,231 shares of Common Stock, 646,154 of which were issued to Mr. Kaminsky and 323,076 of which were issued to Mr. Oppenheim. The Company also entered into five-year employment agreements with each of Messrs. Kaminsky and Oppenheim. See "Management--Employment Agreements."

   The terms of the A&A Acquisition Agreement provided that Messrs. Kaminsky and Oppenheim were to be permitted to withdraw from A&A an amount of money equal to the amount that A&A recovers in pending lawsuits in which it is the plaintiff, provided, however, that such amount shall not exceed $100,000. Messrs. Kaminsky and Oppenheim have withdrawn an aggregate of approximately $80,000 from A&A pursuant to this provision of the A&A Acquisition Agreement and have waived their right to withdraw any additional amount from A&A pursuant to this provision.

   The A&A Acquisition constituted a tax-free exchange to the extent of the receipt of Common Stock under Section 351 of the Code.

PENDING ACQUISITIONS


   In connection with the ProServ Acquisition, the Company has agreed to purchase shares of ProServ held by Donald L. Dell, William J. Allard and two other officers of ProServ. Upon the consummation of the transactions contemplated by the ProServ Acquisition Agreements, Mr. Dell will continue to serve as the chief executive officer of ProServ and will become a director of the Company, Mr. Allard will continue to serve as president and chief operating officer of ProServ and will become a director of the Company, and the two other officers will be employed by the Company. See "Agreements Relating to the Pending Acquisitions--ProServ Acquisition."


   Pursuant to the QBQ Acquisition Agreement, the Company has agreed to purchase substantially all of the assets of QBQ, of which Dennis Arfa is the founder and sole stockholder. Upon the consummation of the QBQ Acquisition, Mr. Arfa will serve as the chief executive officer of Marquee Music. See "Agreements Relating to the Pending Acquisitions--QBQ Acquisition."

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with Messrs. Gutkowski, Kaminsky, Letis, Oppenheim and Trager. See "Management--Employment Agreements."

GENERAL

   The Company believes that transactions between the Company and its officers, directors and principal stockholders or affiliates thereof have been on terms no less favorable to the Company than could be obtained from independent third parties. The Company expects that all future transactions between the Company and its officers, directors and principal stockholders or affiliates thereof will be subject to the approval of the Company's independent directors.

                          DESCRIPTION OF SECURITIES

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK


   As of September 12, 1997, there are 8,769,162 shares of Common Stock outstanding, and after this Offering and the Pending Acquisitions there will be 16,889,532 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and that 370,370 shares will be issued in connection with the QBQ Acquisition). In addition, the Company has 1,197,503 shares of Common Stock reserved for issuance upon the exercise of the Warrants and the IPO Unit Options (including the shares issuable upon exercise of the Warrants contained therein), 800,000 shares of Common Stock reserved for issuance upon the exercise of options pursuant to the 1996 and 1997 Stock Option Plans and 315,000 shares reserved for issuance under other options and warrants of the Company. The holders of 4,450,096 shares of Common Stock have entered into a Stockholders' Agreement with respect to the voting of such shares. See "Certain Relationships and Related Transactions--Stockholders' Agreement." Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock are entitled to receive such dividends, pro rata, based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.


WARRANTS


   On July 23, 1997, the Company commenced the Tender Offer to purchase up to all of the 4,519,162 then-outstanding Warrants. On September 11, 1997, the Company purchased 3,991,659 Warrants pursuant to the Tender Offer at a cash purchase price of $2.40 per Warrant. Accordingly, as of September 12, 1997, 527,503 Warrants remained outstanding, of which 253,496 were beneficially owned by directors and executive officers of the Company.

   Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.50 at any time until 5:00 P.M., New York City time, on December 13, 2001. Commencing on December 5, 1997, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the Common Stock for any 20 consecutive trading days ending within five days of the notice of redemption averages in excess of $11.50 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Warrants must be redeemed if any are redeemed.


   The Warrants were issued pursuant to a warrant agreement among the Company, the underwriters in the IPO and Continental Stock Transfer & Trust Company, as warrant agent, and are evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.


   The Warrants do not confer upon the Warrant holder any voting or other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

IPO UNIT OPTIONS


   The Company issued to the underwriters of its IPO, Royce Investment Group, Inc. and Continental Broker-Dealer Corp., the IPO Unit Options to purchase up to 335,000 IPO Units. Each IPO Unit consists of one share of Common Stock and one warrant. The warrants included in the IPO Unit Options are identical to the Warrants except that they will not be subject to redemption by the Company unless, at the time the Warrants are called for redemption, the IPO Unit Options have been exercised and the underlying warrants are outstanding. The IPO Unit Options cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of either IPO underwriter or members of the IPO selling group or their officers. The IPO Unit Options are exercisable during the three-year period commencing December 1998 at an exercise price of $8.25 per Unit, subject to adjustment in certain events to protect against dilution. The holders of the IPO Unit Options have certain demand and piggyback registration rights.


PREFERRED STOCK

   As of June 1, 1997, 5,000,000 shares of Preferred Stock are authorized and no shares are outstanding. The Board of Directors has the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuances of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of Preferred Stock) with respect to dividend and liquidation rights. The Company has no shares of Preferred Stock outstanding and has no present plans to issue any Preferred Stock.

TRANSFER AGENT

   Continental Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

   The Company is subject to the "business combination" statute of the Delaware Law, an anti-takeover law enacted in 1988. In general, Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the agent to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although

Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203 of the Delaware Law, potential acquirees of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Pending Acquisitions and this Offering, the Company will have outstanding 16,889,532 shares of Common Stock, assuming the issuance of 370,370 shares in connection with the QBQ Acquisition and assuming no exercise of Warrants or options. Of these shares, a total of 12,658,550 shares and 274,007 Warrants will be freely tradeable without restriction or further registration under the Securities Act, unless purchased or held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). Of the remaining 4,230,982 shares, 2,881,908 shares will be "restricted securities" as that term is defined in Rule 144 and approximately 1,349,074 shares will be held in escrow and subject to forfeiture. In addition, 4,457,096 shares (including certain of the foregoing restricted and escrowed securities) and 253,496 Warrants are subject to the Lock-Up Agreements, as discussed below. See "Principal Stockholders--Escrow Shares."

   In December 1997, an aggregate of 2,261,539 shares that constitute restricted securities will become eligible for sale subject to the manner of sale, volume and similar limitations of Rule 144. However, these shares are also subject to the Lock-Up Agreements, which restrict their availability for sale until one year after the consummation of this Offering. An additional 250,000 shares will become eligible for sale subject to the limitations of Rule 144 one year following the consummation of the purchase of Mr. Dell's shares of ProServ, and up to approximately 370,370 shares will become eligible for such sale one year after the consummation of the QBQ Acquisition.


   In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom those shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 1.7 million shares upon completion of this Offering and the Pending Acquisitions) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holder of any prior owner other than an affiliate from whom the shares were purchased), is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


   As an alternative to sales under Rule 144, shares of Common Stock and Warrants may be sold without any volume limitations pursuant to an effective registration statement filed with the Commission. The persons who acquired shares of Common Stock and Warrants upon conversion of the Debentures, and the holders of the IPO Options and Huff have demand and "piggyback" registration rights covering such securities (including the securities underlying the IPO Options). In addition, the Company has agreed to grant the holders of the shares of Common Stock to be issued in the Pending Acquisitions certain demand and piggyback registration rights. See "Agreements Related to Pending Acquisitions," "Certain Relationships and Related Transactions--Private Placement and Corporate Indebtedness" and "Description of Securities--IPO Unit Options."

   Pursuant to the Lock-Up Agreements, all of the Company's executive officers and directors, owning, in the aggregate, 4,457,096 shares of Common Stock and 253,496 Warrants, have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock, Warrants or other capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for (i) bona fide gifts of Common Stock, provided that any donee receiving such gift agrees to be bound by the terms of the Lock-Up Agreements and (ii) the exercise of options or warrants for shares of Common Stock, provided that the shares of Common Stock received upon such exercise will remain subject to the Lock-Up Agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock and Warrants subject to such agreements. The holders of substantially all of the securities subject to the Lock-Up Agreements have also entered into similar agreements with the underwriters of the IPO which restrict the sale or other disposition of their securities until December 5, 1998. In addition, the holders of the shares of Common Stock to be issued in the Pending Acquisitions have agreed to restrictions on the sale or other disposition of such shares. Sales of substantial amounts of Common Stock, or the possibility of such sales, could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to rise capital through a public offering of equity securities. See "Agreements Related to the Pending Acquisitions," "Description of Securities" and "Underwriting."

   An aggregate of 1,275,000 IPO Escrow Shares are, and upon consummation of the QBQ Acquisition approximately 74,074 QBQ Escrow Shares will be, held in escrow and may become available for sale in the future. See "Principal Stockholders--Escrow Shares." The Company also has outstanding (i) Warrants representing the right to purchase an aggregate of 527,503 shares of Common Stock, (ii) IPO Options representing the right to purchase an aggregate of 670,000 shares of Common Stock, assuming exercise of the underlying Warrants,
(iii) options to purchase an aggregate of 237,500 shares issued pursuant to the Company's 1996 Stock Option Plan and (iv) the Huff Options to purchase an aggregate of 105,000 shares of Common Stock. In addition, in connection with the Tender Offer, TSC received an immediately exercisable option to purchase 200,000 shares of Common Stock at $7.00 per share, and, in connection with the ProServ Acquisition, Robert F.X. Sillerman received an immediately exercisable option to purchase 10,000 shares at a price per share equal to the lower of $6.40 or the offering price per share in this Offering. See "Certain Relationships and Related Transactions--Consulting Agreement."


   Pursuant to the Dell Acquisition Agreement, Mr. Dell has agreed not to offer, sell or otherwise transfer or dispose of, directly or indirectly, 50% of the Dell Consideration Stock (except, in certain circumstances, by gift, inheritance or pledge) for a period of 12 months from the consummation of the purchase of his shares and the remaining 50% of the Dell Consideration Stock for a period of 27 months from the consummation of the purchase of his shares. The Company has granted Mr. Dell certain demand and piggyback registration rights with respect to the Dell Consideration Stock, which, in certain situations, permit Mr. Dell to sell 100% of the Dell Consideration Stock 12 months after the consummation of the purchase of his shares of ProServ.


   Following this Offering, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of 800,000 shares of Common Stock (including 237,500 shares subject to outstanding options as of the date hereof) that have been reserved for issuance under the Company's 1996 and 1997 Stock Option Plans, thus permitting the resale of such shares in the public market without restriction under the Securities Act.


   Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                                 UNDERWRITING


   The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Cowen & Company are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names:


                                             NUMBER
               UNDERWRITER                 OF SHARES
---------------------------------------  -------------
Prudential Securities Incorporated  ....
Cowen & Company ........................

                                         -------------
  Total.................................   7,500,000
                                         =============

   The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

   The Underwriters, through their Representatives, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters
may allow to selected dealers a concession of $    per share; and that such
dealers may re-allow a concession of $    per share to certain other dealers.
After the public offering, the offering price and the concessions may be changed by the Representatives.

   The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,125,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 7,500,000.

   The Company has agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.


   The Company, its officers and directors and certain other beneficial owners of the Common Stock and holders of warrants or options to purchase Common Stock have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock, Warrants or other capital stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company, subject to certain exceptions, for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Prudential Securities Incorporated may in its sole discretion, and at any time without notice release all or any portion of the securities subject to lock-up agreements.

   In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering then they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,125,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discounted at any time.


                                LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, a director of the Company and Executive Vice President and General Counsel of TSC, a principal stockholder of the Company, is Of Counsel to Baker & McKenzie. See "Management," "Principal Stockholders" and "Certain Relationships and Related Transactions." Certain legal matters related to this Offering will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                   EXPERTS

   The consolidated financial statements of The Marquee Group, Inc. as of December 31, 1996 and for the year ended December 31, 1996 and for the period from July 11, 1995 (inception) to December 31, 1995, each appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The consolidated balance sheet of ProServ, Inc. as of December 31, 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The financial statements of QBQ Entertainment, Inc. as of December 31, 1996 and for the years ended December 31, 1995 and 1996, each appearing in this Prospectus and Registration Statement, have been audited by David Berdon & Co., LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company is a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits. The Registration Statement, exhibits, reports and other information filed with the Commission may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS


 THE MARQUEE GROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------
Report of Independent Auditors                                                                    F-2
Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)                 F-3
Consolidated Statements of Operations for the period from July 11, 1995 (inception) to
 December 31, 1995 and for the year ended December 31, 1996 and for the six months ended June
 30, 1997 and 1996 (unaudited)                                                                    F-4
Consolidated Statements of Stockholders' Equity for the period from July 11, 1995 (inception)
 to December 31, 1995 and for the year ended December 31, 1996 and for the six months ended
 June 30, 1997 (unaudited)                                                                        F-5
Consolidated Statements of Cash Flows for the period from July 11, 1995 (inception) to
 December 31, 1995 and for the year ended December 31, 1996 and for the six months ended June
 30, 1997 and 1996 (unaudited)                                                                    F-6
Notes to Consolidated Financial Statements                                                        F-8
PROSERV, INC. AND SUBSIDIARIES
Report of Independent Accountants                                                                F-17
Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)                F-18
Consolidated Statements of Operations for the years ended December 31, 1996 and 1995 and for
 the six months ended June 30, 1997 (unaudited) and 1996 (unaudited)                             F-19
Consolidated Statements of Stockholders' Equity/(Deficit) for the years ended December 31,
 1996 and 1995 and for the six months ended June 30, 1997 (unaudited)                            F-20
Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995 and for
 the six months ended June 30, 1997 (unaudited) and 1996 (unaudited)                             F-21
Notes to Consolidated Financial Statements                                                       F-22
QBQ ENTERTAINMENT, INC.
Report of Independent Auditors                                                                   F-35
Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)                             F-36
Statements of Operations for the years ended December 31, 1996 and 1995 and for the six
 months ended June 30, 1997 and 1996 (unaudited)                                                 F-37
Statements of Stockholder's Equity (Deficiency) for the years ended December 31, 1996 and
 1995 and the six months ended June 30, 1997 (unaudited)                                         F-38
Statements of Cash Flows for the years ended December 31, 1996 and 1995 and for the six
 months ended June 30, 1997 and 1996 (unaudited)                                                 F-39
Notes to Financial Statements                                                                    F-40

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of The Marquee Group, Inc.

   We have audited the accompanying consolidated balance sheet of The Marquee Group, Inc. and Subsidiaries (the "Company"), as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period from July 11, 1995 (Inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from July 11, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 14, 1997

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31, 1996  JUNE 30, 1997
                                                              ----------------- --------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents...................................    $ 7,230,526      $   688,005
 Accounts receivable.........................................      1,295,894        2,902,001
 Due from related parties....................................        138,699          245,573
 Due from Celebrity Golf Championship, LLC...................        169,100               --
 Prepaid expenses and other current assets...................        250,363          281,707
                                                              ----------------- --------------
Total current assets.........................................      9,084,582        4,117,286
Property and equipment, net..................................        218,604        1,449,324
Loan receivable--non current ................................             --          335,112
Deposits and other costs related to pending acquisitions and
 tender offer................................................             --        2,045,000
Other assets.................................................         57,612          757,612
                                                              ----------------- --------------
Total assets.................................................    $ 9,360,798      $ 8,704,334
                                                              ================= ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities....................    $ 1,134,692      $ 1,863,095
 Distribution payable to stockholders........................        382,311          382,311
 Loan payable to officer/stockholder.........................             --          121,615
 Acquisition indebtedness--current portion...................        332,500          332,500
                                                              ----------------- --------------
Total current liabilities....................................      1,849,503        2,699,521
Loan payable to officer/stockholder..........................        121,615               --
Acquisition indebtedness--stockholders.......................      1,637,500        1,137,500
Other liabilities............................................        343,000          422,739
Commitments
Stockholders' equity:
 Preferred stock, $.01 par value; 5,000,000 shares
  authorized,
  no shares issued ..........................................
 Common stock, $.01 par value; 25,000,000 shares authorized,
  8,769,162 shares issued and outstanding....................         87,692           87,692
 Additional paid-in capital..................................      7,795,199        7,664,071
 Deferred compensation.......................................        (63,334)         (15,838)
 Accumulated deficit.........................................     (2,410,377)      (3,291,351)
                                                              ----------------- --------------
                                                                   5,409,180        4,444,574
                                                              ----------------- --------------
Total liabilities and stockholders' equity...................    $ 9,360,798      $ 8,704,334
                                                              ================= ==============


See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          FOR THE PERIOD        SIX MONTHS ENDED
                                                        FROM JULY 11, 1995          JUNE 30,
                                         YEAR ENDED       (INCEPTION) TO      ----------------------
                                     DECEMBER 31, 1996  DECEMBER 31, 1995     1997             1996
                                     -----------------  -----------------     ----             ----
                                                                                  (unaudited)
Commissions and fee income..........    $ 2,868,788         $       --      $ 6,174,087   $  800,895
Operating expenses..................      2,563,682                 --        2,900,732      666,796
General and administrative
 expenses...........................      2,259,760                 --        4,152,511      707,600
                                     ----------------- ------------------  ------------ ------------
Loss from operations................     (1,954,654)                --         (879,156)    (573,501)
Interest expense (income), net .....        283,222                 --            1,818           --
Financing expense...................        192,501                 --               --           --
                                     ----------------- ------------------  ------------ ------------
Loss before income taxes............     (2,430,377)                --         (880,974)    (573,501)
Income tax benefit..................         20,000                 --               --           --
                                     ----------------- ------------------  ------------ ------------
Net loss............................    $ (2,410,377)       $       --      $  (880,974)  $ (573,501)
                                     ================= ==================  ============ ============
Net loss per share..................    $     (1.03)        $       --      $      (.12)  $     (.28)
                                     ================= ==================  ============ ============
Weighted average common stock
 outstanding........................      2,346,717          2,066,662        7,494,162    2,066,662
                                     ================= ==================  ============ ============


See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                              NUMBER OF    COMMON      ADDITIONAL       DEFERRED      ACCUMULATED
                                SHARES      STOCK   PAID-IN CAPITAL   COMPENSATION      DEFICIT         TOTAL
                             ----------- ---------  --------------- --------------  -------------- --------------
Issuance of common
 stock--July 1995 ..........  1,938,462    $19,385    $        595     $      --      $        --    $     19,980
                             ----------- ---------  --------------- --------------  -------------- --------------
Balance--December 31, 1995 .  1,938,462     19,385             595            --               --          19,980
Issuance of common stock:
 Issuance to employee.......     50,000        500         118,750      (118,750)              --             500
 Conversion of Debentures ..    666,662      6,667       1,993,333            --               --       2,000,000
 Public offering, net of
  offering costs............  3,852,500     38,525      15,547,001            --               --      15,585,526
 Acquisition of
  Subsidiaries..............  2,261,538     22,615       1,487,831            --               --       1,510,446
Distribution to acquired
 companies' stockholders ...         --         --     (10,970,000)           --               --     (10,970,000)
S corporation dividend of
 subsidiary.................         --         --        (382,311)           --               --        (382,311)
Amortization of deferred
 compensation...............         --         --              --        55,416               --          55,416
Net loss for the year ended
 December 31, 1996..........         --         --              --            --       (2,410,377)     (2,410,377)
                             ----------- ---------  --------------- --------------  -------------- --------------
Balance--December 31, 1996 .  8,769,162     87,692       7,795,199       (63,334)      (2,410,377)      5,409,180
Offering costs..............         --         --        (131,128)           --               --        (131,128)
Amortization of deferred
 compensation...............         --         --              --        47,496               --          47,496
Net loss for the six months
 ended June 30, 1997........         --         --              --            --         (880,974)       (880,974)
                             ----------- ---------  --------------- --------------  -------------- --------------
Balance--June 30, 1997
 (unaudited)................  8,769,162    $87,692    $  7,664,071     $ (15,838)     $(3,291,351)   $  4,444,574
                             =========== =========  =============== ==============  ============== ==============


See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   FOR THE
                                                                 PERIOD FROM         SIX MONTHS ENDED
                                                                JULY 11, 1995            JUNE 30,
                                               YEAR ENDED      (INCEPTION) TO        ----------------
                                           DECEMBER 31, 1996  DECEMBER 31, 1995      1997        1996
                                           -----------------  -----------------      ----        ----
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................    $(2,410,377)         $    --       $  (880,974)   $(573,501)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation............................          5,620               --            18,836           --
  Non-cash compensation...................         55,416               --            84,596          500
  Deferred income taxes...................        (40,000)              --            79,739           --
  Changes in operating assets and
   liabilities:
   Accounts receivable....................        974,169               --        (1,606,107)          --
   Due from related parties...............        (67,810)              --           (39,986)          --
   Due from Celebrity Golf Championship,
    LLC ..................................             --               --           169,100           --
   Prepaids and other current assets .....       (178,318)              --           (31,344)          --
   Accounts payable and accrued
    liabilities...........................       (192,630)              --           713,503       70,000
   Income taxes payable...................         20,250               --                --           --
                                           ----------------- -----------------  ------------- ------------
Net cash used in operating activities ....     (1,833,680)              --        (1,492,637)    (503,001)
                                           ----------------- -----------------  ------------- ------------
INVESTING ACTIVITIES
Purchase of fixed assets..................       (122,422)              --        (1,249,556)          --
Employee loan.............................             --               --          (424,200)          --
Deposits and other costs related to
 acquisitions.............................             --               --        (1,550,000)          --
Security Deposits.........................        (44,760)              --          (700,000)          --
                                           ----------------- -----------------  ------------- ------------
Net cash used in investing activities ....       (167,182)              --        (3,923,756)          --
                                           ----------------- -----------------  ------------- ------------
FINANCING ACTIVITIES
Proceeds from loans payable to related
 parties..................................        766,718               --                --      587,000
Repayments of loans payable to related
 parties..................................       (200,000)              --                --           --
Proceeds from private placement...........      1,554,897               --                --           --
Payment of acquistion indebtedness .......             --               --          (500,000)          --
Issuance of common stock, net of offering
 costs....................................     15,586,026           19,980          (131,128)          --
Distribution to Subsidiary stockholders ..     (9,000,000)              --                --           --
Cash acquired through acquisition of
 Subsidiaries.............................        503,767               --                --           --
Costs related to Tender Offer.............             --               --          (495,000)          --
                                           ----------------- -----------------  ------------- ------------
Net cash provided by (used in) financing
 activities...............................      9,211,408           19,980        (1,126,128)     587,000
Increase (decrease) in cash and cash
 equivalents..............................      7,210,546           19,980        (6,542,521)      83,999
Cash and cash equivalents at beginning of
 period...................................         19,980               --         7,230,526       19,980
                                           ----------------- -----------------  ------------- ------------
Cash and cash equivalents at end of
 period...................................    $ 7,230,526          $19,980       $   688,005    $ 103,979
                                           ================= =================  ============= ============

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            FOR THE
                                                          PERIOD FROM     SIX MONTHS ENDED
                                                         JULY 11, 1995        JUNE 30,
                                        YEAR ENDED      (INCEPTION) TO    -----------------
                                    DECEMBER 31, 1996  DECEMBER 31, 1995   1997       1996
                                    -----------------  -----------------   ----       ----
                                                                            (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF
 NON-CASH FINANCING ACTIVITIES:
Exchange of loans payable--related
 parties for debentures............     $  445,103            $--         $     --    $--
                                    ================= =================  ========== ======
Conversion of debentures to common
 stock.............................     $2,000,000            $--               --     --
                                    ================= =================  ========== ======
Issuance of acquisition
 indebtedness--stockholders........     $1,970,000            $--               --     --
                                    ================= =================  ========== ======
S Corporation dividend payable ....     $  382,311            $--               --     --
                                    ================= =================  ========== ======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
 Income taxes......................     $       --            $--         $268,250     --
                                    ================= =================  ========== ======
 Interest..........................     $  254,000            $--               --     --
                                    ================= =================  ========== ======


See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND ORGANIZATION

   The Marquee Group, Inc. (the "Company"), which began operations in 1996, was organized in the State of Delaware on July 11, 1995 for the purpose of providing integrated event management, televised production, marketing, talent representation and consulting services in the sports, news and other entertainment industries.

   On December 12, 1996, the Company acquired by merger, concurrently with the closing of its initial public offering ("IPO"), Sports Marketing & Television International, Inc. ("SMTI") which provides production and marketing services to sporting events, sports television shows and professional and collegiate leagues and organizations and, Athletes and Artists, Inc. ("A&A"), a sports and media talent representation firm. The SMTI stockholders received cash of $6,500,000 from the proceeds of the IPO, an additional $1,500,000 payable in five equal installments over five years and 1,292,307 shares of the Company's common stock. The A&A stockholders received cash of $2,500,000 from the proceeds of the IPO, miscellaneous reimbursements of $80,000, an additional $1,000,000 payable in five equal installments over five years and 969,231 shares of the Company's common stock.

BASIS OF PRESENTATION

   The accompanying consolidated financial statements include the accounts of the Company and its Subsidiaries from and after December 12, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL STATEMENTS


   The unaudited interim information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


REVENUE RECOGNITION

   Fee revenue from television production services is recognized when the program is available for broadcast. Licensing, sponsorship and merchandise revenues are recognized for guaranteed amounts when contractual obligations are met (subsequent royalties are recorded when received). Fee revenue from advertising services is recognized in the month the advertisement is broadcast or printed. Consulting revenue is recognized as services are provided.

   The Company recognizes talent representation commissions as income when they become due to the Company under terms of the Company's representation agreements with its clients. Generally, commissions are payable by clients upon their receipt of payments for performance of services or upon the delivery or use of material created by them. Commissions on profit or gross receipt participations are recorded upon determination of the amounts.

PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES  (Continued)

INCOME TAXES

   The Company accounts for income taxes using the liability method.

CASH EQUIVALENTS

   The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade accounts receivable.


   At December 31, 1996, 90% of the Company's cash and cash equivalents was invested with one financial institution.


   Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's client base.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Loan payable to officer stockholder: The carrying amount of the Company's borrowings under its long-term debt agreement approximates fair value.

   Acquisition indebtedness--stockholders: The carrying amount of the Company's borrowings under its long-term debt agreement approximates fair value.

NET INCOME (LOSS) PER SHARE

   Net income (loss) per share is based upon net income (loss) divided by weighted average number of shares of common stock and common stock equivalents outstanding during the year. Shares of common stock placed in escrow upon completion of the IPO described in Note 6, which are common stock equivalents, have been excluded from the calculation of earnings per share. The shares of common stock issued upon the automatic conversion of the debentures (see Note 5) are considered outstanding for all periods presented. In addition, all shares have been adjusted to give effect to the stock split discussed in Note 4.

   Supplementary net loss per share would have been $(.83) for the year ended December 31, 1996 if the debentures had been converted at the beginning of the year.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

   In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted in December 1997. At that time the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement No. 128 on earnings per share is not expected to be material.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:


                                            DECEMBER 31,    JUNE 30,
                                                1996          1997
                                           -------------- -----------
                                                           (UNAUDITED)
Furniture and fixtures....................    $118,172     $  211,122
Leasehold improvements....................      79,413      1,236,019
Vehicles..................................      26,639         26,639
                                           -------------- -----------
                                               224,224      1,473,780
Accumulated depreciation and
 amortization.............................       5,620         24,456
                                           -------------- -----------
                                              $218,604     $1,449,324
                                           ============== ===========


3. RELATED PARTY TRANSACTIONS

   At June 30, 1997 and December 31, 1996, the Company has a loan payable of $121,615 to an officer/stockholder which is due on January 1, 1998 with interest at 12% per annum.

   The Company provided services as a subcontractor for SMTI aggregating $724,000, for the period from January 1, 1996 to December 12, 1996 (see Note
1), which are included in revenues in the accompanying consolidated statement of operations.

   In April 1997, in connection with the employment of an officer of the Company, the Company loaned the officer $424,000 which loan by its terms may be forgiven. In addition, the officer will over a three year period beginning with his date of employment receive $100,000 payable in shares of Common Stock.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   On July 17, 1996, the Board of Directors and stockholders of the Company approved an increase in the authorized capitalization of the Company to 25,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Furthermore, in August 1996 the Board of Directors and the stockholders of the Company approved a stock split whereby 999 shares of the 1,000 shares of common stock outstanding at that time were split on the basis of approximately 1,940-for-1 and the remaining one share of common stock outstanding at that time was split on the basis of 50,000-for-1. All share information in the financial statements has been restated to reflect such stock split.

5. PRIVATE PLACEMENT

   In August 1996, the Company issued debentures (the "Debentures"), in the aggregate principal amount of $2,000,000, each Debenture consisted of $50,000 principal amount of 10% Convertible Debentures. Interest on the Debentures of $254,000 was calculated for the period from the final closing of the Private Placement to a date one year from the effective date of the Company's IPO. The Debentures were automatically converted into units (see Note 6) identical in all respects to those offered in the IPO at a rate of one unit for each $3.00 principal amount of Debentures.

   Stockholders of the Company and stockholders of the Subsidiaries purchased an aggregate of $750,000 principal amount of Debentures, of which $445,103 was in exchange for existing indebtedness of the Company to such stockholders. In addition, the Company repaid $125,000 to one of the officer/stockholders from the proceeds of the private placement.

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS

   In December 1996, the Company closed its IPO of 3,852,500 units (the "Units"), each unit consisting of one share of common stock and one redeemable warrant, at a price of $5.00 per Unit. Each warrant

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS  (Continued)

entitles the holder to purchase one share of common stock at an exercise price of $7.50, subject to adjustment, at any time until December 4, 2001. The warrants are redeemable by the Company under certain circumstances at a redemption price of $.05 per warrant.

   The Company also granted to the underwriters or their designees options (the "IPO Options") to purchase up to 335,000 Units. The Units purchaseable upon exercise of the IPO Options are identical to the Units described above, except that the underlying warrants are redeemable only by the Company under limited circumstances. The IPO Options are exercisable during a three-year period commencing two years from the date of the public offering at an exercise price of $8.25, subject to adjustment in certain events.

   Certain of the Company's stockholders and the stockholders of the Subsidiaries have placed an aggregate of 1,275,000 of their shares of common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual earnings levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of the escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the then fair market value of the shares.

   The acquisition by merger of the Subsidiaries was accounted for as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of the Subsidiaries following completion of the acquisitions. Accordingly, the acquired assets and liabilities of the Subsidiaries were recorded at their historical amounts. The capital stock of the Subsidiaries was included in additional paid-in capital. In addition, the cash paid to the Subsidiaries' stockholders was recorded as a dividend charged to additional paid-in capital.

   SMTI was an S Corporation prior to the merger. The SMTI stockholders will receive a distribution of $382,000 which represents 40% of the taxable earnings of SMTI prior to the merger.

   The following unaudited pro forma information presents the results of operations of the Company as though the aforementioned acquisitions and the completion of the IPO had occurred as of the beginning of 1996 and 1995.

                                                YEAR ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                            1996          1995
                                       ------------- -------------
Pro forma revenue.....................  $15,184,589    $10,341,827
                                       ============= =============
Pro forma net income (loss)...........  $   (913,005)  $   789,773
                                       ============= =============
Pro forma net income (loss) per
 share................................  $      (.12)   $       .10
                                       ============= =============
Pro forma weighted average shares ....    7,494,162      7,494,162
                                       ============= =============

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

6. INITIAL PUBLIC OFFERING AND ACQUISITIONS  (Continued)

    Included in the above unaudited pro forma information are the historical results of operations of SMTI and A&A for the years ended December 31, 1996 and 1995 as follows:

                                     YEAR ENDED
                                 DECEMBER 31, 1996
                            ----------------------------
                                 SMTI           A&A
                            ------------- -------------
Revenues...................  $ 9,193,000    $ 4,103,000
Costs and expenses.........   (8,055,000)    (3,625,000)
                            ------------- -------------
Income before income
 taxes.....................    1,138,000        478,000
Income tax provision.......     (112,000)      (229,000)
                            ------------- -------------
Net income.................  $ 1,026,000        249,000
                            ============= =============

                                     YEAR ENDED
                                 DECEMBER 31, 1995
                            ----------------------------
                                 SMTI           A&A
                            ------------- -------------
Revenues...................  $ 6,495,000    $ 3,846,000
Costs and expenses.........   (6,402,000)    (3,770,000)
                            ------------- -------------
Income before income
 taxes.....................       93,000         76,000
Income tax provision.......       (9,000)       (77,000)
                            ------------- -------------
Net income (loss)..........  $    84,000    $    (1,000)
                            ============= =============

   In addition, the pro forma information for the years ended December 31, 1996 and 1995, include adjustments for the following transactions, as if they had each occurred on January 1, 1995.

o The terms of new employment contracts with key executives of SMTI and A&A provide for salaries which are $1,345,000 less than their historical salaries for the year ended December 31, 1995 and the reduction of benefit expenses of $140,000 for the termination of the employee benefit plans. Pursuant to the acquisition agreements, the key executives of SMTI and A&A have reduced their salaries and committed to terminate the employee benefit plans for the year ended December 31, 1996 (therefore no pro forma adjustment is required); and

o At December 12, 1996, the date of the consummation of the IPO, the status of SMTI as an S Corporation was terminated and accordingly, SMTI is subject to federal and local income taxes. The pro forma statement of operations reflect income taxes based upon the income of SMTI, as if SMTI had not been an S Corporation.

7. INCOME TAXES

   The income tax benefit for the year ended December 31, 1996 consists of:

Current:
 Federal..........   $     --
 State and local .   $(20,000)
                   -----------
                     $(20,000)
                   -----------
Deferred:
 Federal .........     30,000
 State and local       10,000
                   -----------
                     $ 40,000
                   -----------
                     $ 20,000
                   ===========

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

7. INCOME TAXES  (Continued)

    A reconciliation of the federal statutory tax rate to the actual effective rate for the year ended December 31, 1996 is as follows:

Statutory rate .......................................   (34.0)%
State and local income taxes, net of federal benefit        .4
Valuation allowance...................................    31.8
Permanent differences.................................     1.0
                                                       ---------
                                                           (.8)%
                                                       =========

   The net deferred tax liabilities is comprised of the following at December 31, 1996:

Cumulative effect of change in tax accounting basis ... $  (343,000)
Compensation expense deducted for tax purposes, not
 for financial reporting purposes......................      (29,000)
Net operating losses...................................    1,051,000
Valuation allowance....................................   (1,022,000)
                                                        -------------
                                                         $  (343,000)
                                                        =============

8. STOCK OPTION PLAN


   The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options within the meaning of
Section 422A of the Internal Revenue Code to certain employees and consultants and (ii) options not intended to so qualify. The total number of shares of common stock for which options may be granted under the Plan is 500,000 shares. In October 1996, options to purchase an aggregate of 230,000 shares of common stock were granted under the Plan. Of such options, 100,000 were granted to 14 employees of the Company and have an exercise price of $5.00 per share, and 130,000 were granted to the Company's executive officers and directors and have an exercise price of $6.25 per share. The options vest in annual installments over the three to five year period commencing one year from the date of grant. In June 1997, the Company granted an executive officer options to purchase 7,500 shares of Common Stock at a price of $5.875 which vest over a three year period and expire in June 2002.


   The Plan is administered by a Stock Option Committee (the "Committee") which is appointed by the Board of Directors. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the terms of the options, including the exercise price, the number of shares subject to the options and the terms and conditions of exercise.

   The Company has elected to follow Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of options valuation models that were not developed for use in valuing employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

8. STOCK OPTION PLAN  (Continued)

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.45% to 6.18% and a volatility factor of the expected market price of the Company's common stock of .718. The weighted-average expected life of the options is
3.6 years. Dividends are not expected in the future.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended December 31, 1996 is as follows:

Pro forma net loss ..........   $ (2,453,995)
                              ===============
Pro forma net loss per
 share.......................   $      (1.05)
                              ===============

   The weighted average fair value of options granted during 1996 is $2.57. The exercise prices for options outstanding as of December 31, 1996 ranged from $5.00 to $6.25. The weighted average remaining contractual life of those options is 9.75 years. At December 31, 1996 none of the options are exercisable.

9. COMMITMENTS AND CONTINGENCIES

   The Company leases office space under operating leases which expire through 2008. These operating leases provide for basic annual rents plus escalation charges. The aggregate future minimum lease payments required under these leases are as follows:

1997.........  $  135,000
1998.........     404,000
1999.........     672,000
2000.........     696,000
2001.........     719,000
Thereafter ..   4,515,000
              -----------
               $7,141,000
              ===========


   The Company also rents office space on a month-to-month basis. Rent expense amounted to $45,000, $23,000, and $158,561, respectively, for the year ended December 31, 1996, for the six months ended June 30, 1996 and 1997.


   During March 1996, the Company entered into a five-year employment agreement with a key executive that provides for an annual base salary plus bonus aggregating $475,000. During December 1996 the Company entered into five-year employment agreements with four key executives that provide for an annual base salaries aggregating $1,075,000.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES  (Continued)

    During May 1996, the Company entered into a three-year employment agreement with a key executive that provides for an annual base salary ranging from $250,000 to $350,000. Upon entering into the employment agreement, the Company issued one share of common stock to this employee. Furthermore, the Company agreed that prior to the IPO the employee's one share would be converted into 50,000 shares of common stock, contingent upon the employee remaining with the Company for fifteen months. The Company will recognize non-cash compensation expense of $118,750 over the vesting period. The Company recognized non-cash compensation expense of $55,416 in 1996, which is included in general and administrative expense in the accompanying consolidated statement of operations.


   During August 1996, the Company entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of The Sillerman Companies, Inc., a principal stockholder of the Company, that provides for a monthly fee of $30,000 commencing in September 1997. The monthly fee shall be increased annually by the percentage increase in the consumer price index.

   In February 1997, the Company paid $400,000 to The Sillerman Companies ("TSC"), a company controlled by Robert F. X. Sillerman, the Chairman of the Company, as an advance against advisory services to be provided. The advance will be applied against amounts which will be payable to TSC in connection with the consummation of the Pending Acquisitions and tender offer mentioned in Note 11.


   In March 1997, SCMC assigned its rights, obligations, and duties under the consulting agreement to The Sillerman Companies, Inc.

   The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of its business. In the opinion of management, settlement of these actions, when ultimately concluded, will not have a material adverse effect on the results of operations, cash flows or the financial condition of the Company.

10. INVESTMENT IN JOINT VENTURE

   SMTI and NBC formed a limited liability corporation, Celebrity Golf Championship, LLC ("CGC") the purpose of which is to conduct the annual golfing tournament currently known as The Celebrity Golf Championship. Earnings are allocated 75% to NBC and 25% to SMTI in accordance with the LLC agreement. All profits from CGC are distributed.

   Condensed financial information of CGC at December 31, 1996 is as follows:

Cash..........  $ 169,100
               ===========
Due to SMTI ..  $(169,100)
               ===========

                      YEAR ENDED DECEMBER 31,
                    ----------------------------
                         1996          1995
                    ------------- -------------
Revenues...........  $ 2,743,700    $ 2,875,600
Costs and
 expenses..........   (2,067,400)    (1,928,300)
                    ------------- -------------
Net income.........  $   676,300    $   947,300
                    ============= =============


11. SUBSEQUENT EVENTS (UNAUDITED)

   In June 1997 and subsequently, the Company entered into agreements (the "ProServ Acquisition Agreements") to acquire ProServ, Inc. and ProServ Television, Inc. (collectively, "ProServ"). ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. The aggregate purchase price pursuant to the ProServ

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                            AND 1997 IS UNAUDITED)

11. SUBSEQUENT EVENTS (UNAUDITED)  (Continued)

Acquisition Agreements consists of approximately $10.8 million in cash and 250,000 shares of Common Stock. In connection with the acquisition of Pro Serv, in June 1997, the Company deposited $1.5 million, in escrow, as a down payment on the purchase price. In August 1997, an amendment to one of the ProServ Acquisition Agreements permitted the Company to replace its down payment with a $1.5 million letter of credit secured by $1.0 million in funds segregated by the Company and a $500,000 personal guarantee by the Chairman of the Company.

   The Company has also entered into an agreement pursuant to which Marquee Music, Inc. ("Marquee Music"), a wholly-owned subsidiary of the Company, will acquire the assets of QBQ Entertainment, Inc. ("QBQ"), a company that books tours and appearances for a variety of entertainers. The aggregate purchase price for the acquisition of QBQ consists of approximately $3.1 million in cash, $1.6 million payable in annual installments over eight years and up to $2.5 million payable in shares of Common Stock, of which shares relating to up to $500,000 are subject to an escrow agreement. In connection with the acquisition of QBQ, in July 1997, the Company deposited $400,000 of the purchase price in escrow.

   In September 1997, the Company purchased in a tender offer 3,991,659 of the 4,519,162 outstanding warrants at a cash purchase price of $2.40 per warrant. The Company borrowed $10.5 million to fund the purchase of the Warrants pursuant to a short-term loan (the "Bridge Facility") The Company intends to repay the borrowings under the Bridge Facility with a portion of the proceeds from the Offering (as described below).

   The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 in July 1997 in order to register for sale 8,625,000 shares of its common stock including 1,125,000 shares subject to the Underwriter's over-allotment option (the "Offering"). The proceeds of the Offering will be used to fund the cash portion of the acquisitions described above, repay certain debt of ProServ, repay borrowings under the Bridge Facility, working capital and other general corporate purposes. The Offering is conditional on the concurrent closing of the ProServ Acquisition.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
 ProServ, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheet of ProServ, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProServ, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
June 25, 1997

                        PROSERV, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                         DECEMBER 31,    JUNE 30, 1997
                                                        -------------- ---------------
                                                             1996         (UNAUDITED)
                                                        -------------- ---------------
ASSETS
Current assets:
 Cash and cash equivalents.............................   $   168,295     $ 1,181,889
 Restricted cash.......................................            --         254,401
 Accounts receivable, net..............................     3,241,184       4,099,189
 Prepaid expenses and other current assets.............       158,364         259,944
                                                        -------------- ---------------
Total current assets...................................     3,567,843       5,795,423
Property and equipment, net ...........................       468,444         450,949
Noncurrent accounts receivable.........................     1,228,206       1,158,819
Other assets...........................................        76,426          49,019
                                                        -------------- ---------------
Total assets...........................................   $ 5,340,919     $ 7,454,210
                                                        ============== ===============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of notes payable......................   $   900,000     $ 2,175,000
 Accounts payable......................................     1,104,623       2,330,864
 Accrued expenses......................................     1,003,968         554,250
 Income tax payable....................................        48,290         156,207
 Production rights payable.............................        42,741         370,588
 Accounts payable--clients.............................            --         254,401
 Deferred revenue......................................       659,386       1,098,213
 Deferred income taxes.................................       259,000         259,000
                                                        -------------- ---------------
Total current liabilities..............................     4,018,008       7,198,523
Notes payable..........................................       650,000              --
Deferred rent..........................................       875,778         776,726
Minority interest .....................................            --          24,683
                                                        -------------- ---------------
Total liabilities......................................     5,543,786       7,999,932
                                                        -------------- ---------------
Commitments and contingencies
Stockholders' deficit:
 Class A preferred stock, $1,000 par value--2,000
  shares authorized; 600 shares issued and
  outstanding..........................................       600,000         600,000
 Common stock, $1.00 par value--20,000 shares
  authorized; 1,250 shares issued and outstanding  ....         1,250           1,250
 Additional paid-in capital............................     3,571,692       3,571,692
 Unearned compensation.................................      (341,369)       (258,475)
 Accumulated deficit...................................    (4,232,051)     (4,659,107)
 Cumulative translation adjustment.....................       197,611         198,918
                                                        -------------- ---------------
Total stockholders' deficit............................      (202,867)       (545,722)
                                                        -------------- ---------------
Total liabilities and stockholders' deficit............   $ 5,340,919     $ 7,454,210
                                                        ============== ===============


The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                            YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                         ------------------------------ ---------------------------
                                              1996            1995          1997          1996
                                         -------------- --------------  ------------ -------------
                                                                                (UNAUDITED)
Operating revenue.......................   $13,387,810    $17,792,247    $6,438,343    $ 5,253,016
Operating expenses......................    10,130,353     11,926,379     4,739,531      4,872,175
General and administrative expenses ....     5,000,927      6,581,388     1,921,300      2,481,005
Restructuring costs.....................       565,000             --            --             --
Legal settlement........................            --        300,000            --             --
Loss on sublease........................            --        293,832            --             --
                                         -------------- --------------  ------------ -------------
Loss from operations....................    (2,308,470)    (1,309,352)     (222,488)    (2,100,164)
Interest expense, net...................       208,691        190,967        71,368        124,438
Equity in loss of joint venture.........            --         (6,927)           --             --
Gain on sale of joint venture interest              --         67,763            --             --
Minority interest.......................            --             --        24,683             --
                                         -------------- --------------  ------------ -------------
Loss before income taxes................    (2,517,161)    (1,439,483)     (318,539)    (2,224,602)
Provision (benefit) for income taxes ...       239,824         (1,126)      108,517          2,003
                                         -------------- --------------  ------------ -------------
Net loss................................   $(2,756,985)   $(1,438,357)   $ (427,056)   $(2,226,605)
                                         ============== ==============  ============ =============


The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                  ADDITIONAL                                                 CUMULATIVE
                            PREFERRED    COMMON     PAID-IN      TREASURY      UNEARNED      ACCUMULATED    TRANSLATION
                              STOCK      STOCK      CAPITAL       STOCK      COMPENSATION      DEFICIT       ADJUSTMEN       TOTAL
                           ----------- --------  ------------ ------------  -------------- --------------  ------------  -----------
Balance, January 1, 1995 .   $600,000    $1,000   $  248,041    $(218,020)     $ (59,778)    $   (36,709)    $141,468   $   676,002
Net loss..................         --        --           --           --             --      (1,438,357)          --    (1,438,357)
Treasury stock reissued
 under restricted
 purchase.................         --        --           --      218,020       (218,020)             --            --          --
Amortization of unearned
 compensation.............         --        --           --           --        164,937              --            --      164,937
Foreign currency
 translation adjustment ..         --        --           --           --             --              --       107,332      107,332
                           ----------- --------  ------------ ------------  -------------- --------------  ------------- -----------
Balance, December 31,
 1995 ....................    600,000     1,000      248,041           --       (112,861)     (1,475,066)      248,800     (490,086)
Net loss..................         --        --           --           --             --      (2,756,985)           --   (2,756,985)
Issuance of stock
 options..................         --        --      323,901           --       (323,901)             --            --         --
Issuance of common stock .         --       250    2,999,750           --             --              --            --    3,000,000
Amortization of unearned
 compensation.............         --        --           --           --         95,393              --            --       95,393
Foreign currency
 translation adjustment ..         --        --           --           --             --              --       (51,189)     (51,189)
                           ----------- --------  ------------ ------------  -------------- --------------  ------------- ----------
Balance, December 31,
 1996 ....................    600,000     1,250    3,571,692           --       (341,369)     (4,232,051)      197,611     (202,867)
Net loss (unaudited) .....         --        --           --           --             --        (427,056)           --     (427,056)
Amortization of unearned
 compensation
 (unaudited)..............         --        --           --           --         82,894              --            --       82,894
Foreign currency
 translation adjustment
 (unaudited)..............         --        --           --           --             --              --         1,307        1,307
                           ----------- --------  ------------ ------------  -------------- --------------  ------------- ---------
Balance, June 30, 1997
 (unaudited)..............   $600,000    $1,250   $3,571,692    $      --      $(258,475)    $(4,659,107)     $198,918   $ (545,722)
                           =========== ========  ============ ============  ============== ==============  ============= ===========


The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEARS ENDED           SIX MONTHS ENDED JUNE 30,
                                                                       DECEMBER 31,          ----------------------------
                                                                   1996            1995          1997           1996
                                                              -------------- --------------  ------------ --------------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
 Net loss ...................................................   $(2,756,985)   $(1,438,357)   $ (427,056)   $(2,226,605)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation ..............................................       181,048        152,349        51,408         60,111
  Deferred income taxes .....................................        77,000       (288,119)           --             --
  Provision for bad debts ...................................       537,820        385,616            --             --
  Amortization of unearned compensation .....................        95,393        164,937        82,894         35,000
  Equity in loss of investee ................................            --          6,927            --         10,836
  Gain on distribution from joint venture ...................            --        (67,763)           --             --
  Realized gain on sale of marketable securities  ...........            --         (4,511)           --             --
  Minority interest .........................................            --             --        24,683             --
  Changes in assets and liabilities:
   Restricted cash ..........................................      (332,999)       (31,886)     (260,238)      (303,193)
   Accounts receivable ......................................      (256,278)       466,686      (964,658)      (862,833)
   Income tax receivable ....................................        83,175        143,959            --         83,175
   Prepaid expenses and other current assets ................       233,664        (74,220)     (112,525)       (63,933)
   Noncurrent accounts receivable ...........................       410,016        445,949        69,387             --
   Other assets .............................................        (6,202)        37,275       (37,195)        13,791
   Accounts payable .........................................      (702,583)       212,128     1,466,375      1,798,750
   Accrued expenses .........................................        21,551         35,000      (315,592)      (278,124)
   Income tax payable .......................................       (47,869)        96,159       107,917        (16,754)
   Production rights payable ................................       (12,573)      (522,327)      327,847        540,732
   Deferred revenue .........................................      (211,276)    (1,109,279)      442,410        840,737
   Deferred rent ............................................      (172,879)       263,036       (99,052)      (339,969)
   Accounts payable-clients .................................       332,999         31,886       260,238        303,193
                                                              -------------- --------------  ------------ --------------
    Net cash (used in) provided by operating activities  ....    (2,526,978)    (1,094,555)      616,843       (405,086)
                                                              -------------- --------------  ------------ --------------
Cash flows from investing activities:
 Proceeds from sale of marketable securities ................            --        216,590            --             --
 Purchases of property and equipment.........................       (74,297)      (142,609)       (5,001)       (14,770)
 Investment in joint venture ................................       (10,836)       (89,164)           --        (10,836)
                                                              -------------- --------------  ------------ --------------
    Net cash used in investing activities ...................       (85,133)       (15,183)       (5,001)       (25,606)
                                                              -------------- --------------  ------------ --------------
Cash flows from financing activities:
 Proceeds from issuance of capital stock ....................     3,000,000             --            --             --
 Proceeds from notes payable ................................     1,250,000      2,460,000       425,000        957,500
 Payments on notes payable ..................................    (1,800,000)    (1,822,500)           --             --
                                                              -------------- --------------  ------------ --------------
    Net cash provided by financing activities ...............     2,450,000        637,500       425,000        957,500
                                                              -------------- --------------  ------------ --------------
Effect of exchange rate changes on cash and cash equivalents         47,626         30,090       (23,248)         1,194
                                                              -------------- --------------  ------------ --------------
Increase (decrease) in cash and cash equivalents  ...........      (114,485)      (442,148)    1,013,594        528,002
Cash and cash equivalents, beginning of period ..............       282,780        724,928       168,295        282,780
                                                              -------------- --------------  ------------ --------------
Cash and cash equivalents, end of period ....................   $   168,295    $   282,780    $1,181,889    $   810,782
                                                              ============== ==============  ============ ==============
Supplemental disclosure of cash flow information:
 Cash paid during the year for income taxes, net of refunds     $   127,518    $    61,930    $       --    $        --
                                                              ============== ==============  ============ ==============
 Cash paid during the year for interest .....................   $   224,461    $   181,106    $   71,368    $   124,438
                                                              ============== ==============  ============ ==============
Noncash investing and financing activities:
 Issuance of treasury stock for restricted stock award  .....   $        --    $   218,020    $       --    $        --
                                                              ============== ==============  ============ ==============


The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

   ProServ, Inc. and Subsidiaries (the Company) is an international corporation operating as one segment in the business of sports marketing. The Company provides career management and advisory services to professional athletes and also engages in sports event management and promotion, production and distribution of television sports broadcasting, and corporate sports consulting. The Company conducts its business principally in North America and Europe.

   The Company experienced negative cash flow from operations during the years ended December 31, 1996 and 1995, and the Company has been reliant on financing activities to fund its operations. As further described in Note 4, the Company has certain lines of credit available to fund working capital through May 31, 1998. In management's opinion, the Company has sufficient financing available to meet its current obligations as they come due.

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries and a partially owned subsidiary in which the Company has a controlling financial interest through its direct and indirect ownership. The following entities are included in the consolidated financial statements:

   o  ProServ, Inc.

   o  ProServ Europe

   o  ProServ, U.K.

   o  ProServ Financial Services, Inc.

   o  ProServ Television, Inc.


   The above subsidiaries are wholly-owned except for ProServ Television, Inc. (ProServ TV), which is 49% owned by the Company and 51% owned by an officer/majority shareholder of the Company. The 51% ownership is accounted for as a minority interest in the accompanying consolidated financial statements. As of December 31, 1996, there was no minority interest liability. All significant intercompany balances and transactions have been eliminated in consolidation.


INVESTMENT IN JOINT VENTURE


   The Company accounts for its investment in joint venture (see Note 10) under the equity method. Under this method, the original investment is recorded at cost and adjusted by the Company's share of undistributed earnings of the joint venture. The investment balance is further adjusted for additional investments in and cash distributions from the joint venture.


USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 REVENUE RECOGNITION

   The Company's revenues arise primarily from a percentage fee or commissions received for performing services. The Company recognizes revenue when services have been performed. Fees or commissions collected in advance for services to be performed in subsequent years are recorded on the accompanying consolidated balance sheets as deferred revenue. Deferred revenue is recognized when the event is held or the Company's client performs under the related contract. Revenue associated with television event production is recorded net of fees payable to the related events. All recognized but unpaid fees are included in the accompanying consolidated balance sheets as production rights payable. The Company manages or represents various sporting events and has an ownership interest in certain of these events. Revenues and expenses from these events are recognized on the accrual basis.

CASH EQUIVALENTS

   Short-term investments with an original maturity of three months or less are considered to be cash equivalents.

RESTRICTED CASH

   The Company collects endorsement fees, special appearance fees, and tournament earnings on behalf of its clients. These funds are held in separate bank accounts pending disbursement to the individual clients. These cash balances are reflected separately on the accompanying consolidated balance sheets as restricted cash with a corresponding accounts payable to clients.

ACCOUNTS RECEIVABLE


   Accounts receivable are recorded net of an allowance for doubtful accounts of $577,650 and $569,559 at December 31, 1996 and June 30, 1997,
respectively.


CONCENTRATION OF CREDIT RISK

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents in two financial institutions which are insured by the Federal Depository Insurance Corporation (FDIC). The Company has not experienced any losses on these balances to date. In addition, the Company maintains a repurchase agreement with one of the financial institutions, in which excess funds are deposited by the financial institution in an overnight investment account. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific clients, historical trends and other information.

FAIR VALUE OF FINANCIAL INSTRUMENTS


   The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, accounts receivable, notes payable and accounts payable approximate fair value as of December 31, 1996 because of the relatively short maturity of these instruments. The carrying value of noncurrent receivables approximates fair value as of December 31, 1996 based on discounted future cash flows using a discount rate that approximates the current interest rate available from the Company's financial institutions.


PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to fifteen years. Leasehold

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

improvements are amortized over the remaining lease term using the straight-line method. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

INCOME TAXES

   ProServ, Inc. and ProServ Financial Services, Inc. file a consolidated Federal income tax return. ProServ TV files separate Federal and state returns and ProServ Europe and ProServ U.K. file separate tax returns in their respective tax jurisdictions. The Company accounts for income taxes utilizing the liability method. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the current tax expense for the period plus the change during the period in deferred tax assets and liabilities.

STOCK OPTIONS

   In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 is effective for the year ended December 31, 1996. SFAS 123 permits companies to account for stock based compensation based on the provisions prescribed in SFAS 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to account for its stock based compensation in accordance with APB 25, however, as required by SFAS 123, the Company has disclosed the pro forma impact on the financial statements assuming the recognition provisions of SFAS No. 123 had been adopted.

CURRENCY TRANSLATION

   The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date and revenues and expenses are translated at the weighted average exchange rate in effect during the period. Adjustments resulting from these translations are included as a separate component of stockholders' equity.

UNAUDITED INTERIM FINANCIAL INFORMATION


   The interim financial information as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 is unaudited. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The unaudited interim financial information should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:


                                                   DECEMBER 31,     JUNE 30,
                                                       1996           1997
                                                  -------------- -------------
                                                                   (UNAUDITED)
Office equipment ................................   $ 1,651,915    $ 1,570,645
Leasehold improvements ..........................       264,639        225,351
Tape library ....................................       229,813        229,813
                                                  -------------- -------------
                                                      2,146,367      2,025,809
Less: accumulated depreciation and amortization      (1,677,923)    (1,574,860)
                                                  -------------- -------------
                                                    $   468,444    $   450,949
                                                  ============== =============



   Depreciation and amortization expense was $181,048 and $152,349 for the years ended December 31, 1996 and 1995, respectively and $51,408 and $60,111 for the six months ended June 30, 1997 and 1996, respectively.


3. NONCURRENT ACCOUNTS RECEIVABLE


   Noncurrent accounts receivable include certain contractually earned amounts for which there is no future performance required by the Company and outstanding loans that will not be collected within one year from the balance sheet date. Amounts to be collected during the twelve months subsequent to December 31, 1996 are included in accounts receivable. The noncurrent accounts receivable are reflected at the present value of future receipts based on the discount rate prevailing on the date upon which the earnings process is complete and are recorded net of an unamortized discount of approximately $872,000 and $837,000 as of December 31, 1996 and June 30, 1997, respectively. Interest resulting from the amortization of the discount, which is included in operating revenues, was approximately $80,000 and $129,000 for the years ended December 31, 1996 and 1995, respectively and approximately $35,000 and $50,000 for the six months ended June 30, 1997 and 1996, respectively. Based on the present value at December 31, 1996 of future cash receipts, the noncurrent accounts receivable will be realized over the next five years and thereafter as follows as of December 31, 1996 and June 30, 1997:



                        DECEMBER 31,    JUNE 30,
                            1996          1997
                       -------------- -----------
                                       (UNAUDITED)
1997..................   $  482,559    $  482,559
1998..................      534,836       465,449
1999..................       52,695        52,695
2000..................       11,724        11,724
2001..................       12,566        12,566
Thereafter............      616,385       616,385
                       -------------- -----------
                          1,710,765     1,641,378
Less: current
 portion..............     (482,559)     (482,559)
                       -------------- -----------
 Total................   $1,228,206    $1,158,819
                       ============== ===========

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)
4. NOTES PAYABLE

   Notes payable consist of the following:


                        DECEMBER 31,     JUNE 30,
                            1996           1997
                       -------------- -------------
                                        (UNAUDITED)
Lines of credit.......   $1,450,000     $ 2,150,000
Term notes payable ...      100,000          25,000
                       -------------- -------------
 Total notes payable .    1,550,000       2,175,000
Less: current
 portion..............     (900,000)     (2,175,000)
                       -------------- -------------
 Noncurrent portion ..   $  650,000     $        --
                       ============== =============


LINES OF CREDIT


   The Company maintains three lines of credit providing an aggregate working capital facility of $1,850,000 and $2,100,000 at December 31, 1996 and June 30, 1997, respectively, of which $1,450,000 and $1,950,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively. Specific descriptions of these lines of credit are set forth below.

   The Company maintains two of its lines of credit with one financial institution for an aggregate working capital facility of up to $1,100,000. Total amounts outstanding under these lines of credit were $700,000 and $1,100,000 at December 31, 1996 and June 30, 1997, respectively. Interest payments are due monthly on these facilities at the bank's prime rate (8.25% at December 31, 1996 and 8.5% at June 30, 1997). These lines of credit are collateralized by substantially all of the Company's assets and certain future contract rights and are guaranteed by a shareholder of the Company. One of the lines maintained by ProServ TV is also guaranteed by ProServ, Inc. The line of credit agreements contain certain restrictive covenants, including a minimum cash flow coverage requirement, a minimum net worth requirement and restrictions on incurring additional indebtedness and issuing shares of common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation. These facilities expired on May 31, 1997. On June 17, 1997, the Company renegotiated these lines of credit. The lines were combined into one $1,100,000 line of credit with a maturity date of May 31, 1998. The revised line of credit agreement requires a principal payment of $550,000 on the earlier of October 15, 1997 or the closing of a definitive purchase and sale agreement (the Agreement) between the majority shareholder of the Company and The Marquee Group (see Note 10) and a principal payment on the earlier of October 30, 1997 or 15 days after the closing of the Agreement. All other terms of the previous lines of credit remain the same.

   The Company has an additional line of credit at another bank that provides for a working capital facility of up to $750,000 and $1,000,000 at December 31, 1996 and June 30, 1997, respectively, of which $750,000 and $850,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively. Interest payments were due monthly on this facility at the prime rate as published in the Wall Street Journal (8.25% at December 31, 1996 and 9.5% at June 30,
1997). This line of credit expired on December 31, 1996. The Company subsequently renegotiated this line of credit, and the resulting new terms include a scheduled principal payment of $150,000 on or before September 30, 1997 with the remaining outstanding balance due May 31, 1998. The terms of the renegotiated line of credit terms included an increase in the maximum principal available on the line of credit to $1,000,000 and an increased interest rate of prime (as published in the Wall Street Journal) plus 1%. This line is collateralized by the rights to the Company's earnings generated by an agreement related to a specific Company sponsored event, earnings generated from certain ongoing management contracts, the rights to certain cash flow generated from the Company's team sports operations and certain royalties received by the Company pursuant to a specific contract. The line is also guaranteed by a shareholder of the

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

4. NOTES PAYABLE  (Continued)

Company. The line contains certain restrictive covenants, including a requirement that the Company maintain thirty consecutive days with a zero balance on this line. The Company was not in compliance with this covenant as of December 31, 1996, but received a waiver from the bank related to this covenant violation.

   During 1996, the Company borrowed an additional $482,500 from this financial institution. Interest payments were due monthly on this facility at the prime rate (as published in the Wall Street Journal) plus 2%. This loan was repaid in full during July 1996.


   The majority shareholder of the Company also entered into a line of credit agreement with a third financial institution during 1996. This line provides the Company with up to $600,000 in borrowings, none of which was outstanding at December 31, 1996 and $200,000 of which was outstanding at June 30, 1997. Interest payments are due monthly at the bank's prime rate (8.50% at December 31, 1996 and 9% at June 30, 1997) plus .50%, and this line expired July 31, 1997. This line is collateralized by the majority shareholder's primary residence. The line was subsequently renewed through December 31, 1997 with all of the terms remaining the same.

   The weighted average interest rate on short term borrowings was approximately 8.75% and 9.25% for the years ended December 31, 1996 and 1995, respectively and approximately 9% and 8.5% for the six months ended June 30, 1997 and 1996, respectively.


TERM NOTES PAYABLE


   The Company maintains a term note payable with a financial institution with quarterly principal payments and monthly interest payments at the bank's prime rate (8.25% at December 31, 1996). The note is collateralized by substantially all of the Company's assets as well as certain future contract rights and is guaranteed by a shareholder of the Company. This note expired on July 31, 1997 and was repaid in full at that time. The term notes payable agreement contained certain restrictive covenants including a minimum cash flow coverage requirement, a minimum net worth requirement, and restrictions on incurring additional indebtedness and issuing common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation.


5. INCOME TAXES

   The components of the provision (benefit) for income taxes were as follows:


                                          SIX MONTHS
             YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
             ----------------------- --------------------
                1996        1995        1997       1996
             ---------- -----------  ---------- --------
                                         (UNAUDITED)
Current:
 Federal  ..  $123,116    $ 220,340   $ 74,117    $1,903
 State......    39,708       41,313     13,100       100
 Foreign....        --       25,340     21,300        --
             ---------- -----------  ---------- --------
               162,824      286,993    108,517     2,003
             ---------- -----------  ---------- --------
Deferred
 Federal....        --     (276,119)        --        --
 State......        --      (12,000)        --        --
 Foreign....    77,000           --         --        --
             ---------- -----------  ---------- --------
                77,000     (288,119)        --        --
             ---------- -----------  ---------- --------
  Total.....  $239,824    $  (1,126)  $108,517    $2,003
             ========== ===========  ========== ========

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

5. INCOME TAXES  (Continued)

    Although the Company has a loss before income taxes on a consolidated basis for the years ended December 31, 1996 and 1995, ProServ TV has generated taxable income for both of those years, giving rise to the current provision. The Company's consolidated provision (benefit) for income taxes differs from the provision (benefit) that would have resulted from applying the federal statutory rates to net income before taxes. The reasons for these differences are as follows:


                                                                            SIX MONTHS
                                           YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                          -------------------------- -------------------------
                                              1996          1995         1997         1996
                                          ------------ ------------  ----------- ------------
                                                                            (UNAUDITED)
(Benefit) provision based upon Federal
 statutory rate of 34%...................  $ (855,835)   $(489,424)    $(99,911)   $(756,365)
State tax provision--ProServ TV..........      20,000       28,432       13,000           --
IRS contingency (see Note 7).............          --       57,000           --           --
Increase in deferred tax asset valuation
 allowance...............................   1,054,000      312,000      220,000      746,868
French tax audit (see Note 7)............      77,000           --           --           --
Other....................................     (55,341)      90,866       24,572       11,500
                                          ------------ ------------  ----------- ------------
                                           $  239,824    $  (1,126)    $108,517    $   2,003
                                          ============ ============  =========== ============


   The sources and tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:


                                    DECEMBER 31,     JUNE 30,
                                        1996           1997
                                   -------------- -------------
                                                    (UNAUDITED)
Deferred tax assets:
 Net operating loss
 carryforwards....................   $ 1,244,000    $ 1,464,000
 AMT credit carryforwards.........       109,000        109,000
 Deferred rent....................       333,000        310,000
 Accrued liabilities..............       302,000        300,000
 Foreign tax credit
 carryforwards....................       360,000        360,000
                                   -------------- -------------
                                       2,348,000      2,543,000
 Less: valuation allowance........    (1,726,000)    (1,946,000)
                                   -------------- -------------
 Total deferred tax assets........       622,000        597,000
                                   -------------- -------------
Deferred tax liabilities:
 Property and equipment...........       (80,000)       (80,000)
 Accounts receivable..............      (535,000)      (510,000)
 IRS contingency..................      (182,000)      (182,000)
 French Tax Audit.................       (77,000)       (77,000)
 Other............................        (7,000)        (7,000)
                                   -------------- -------------
 Total deferred tax liabilities ..      (881,000)      (856,000)
                                   -------------- -------------
 Net deferred tax liability ......   $  (259,000)   $  (259,000)
                                   ============== =============



   As of December 31, 1996 and June 30, 1997, the Company had foreign tax credit carryforwards (FTC's) of $360,000 expiring in 1997. Utilization of the FTC's is subject to certain limitations, including the generation of future foreign source taxable income, the effective tax rate on such income and the amount of future U.S. taxable income. Based on the expiration of the FTC's in 1997, their recoverability is doubtful; therefore, a valuation allowance has been established for the full amount of these FTC's at December 31, 1996 and June 30, 1997. The $1,054,000 and $320,000 increases in the valuation allowance at December 31, 1996 and June 30, 1997, respectively, relate primarily to the Company's net operating loss carryforwards generated during 1996 and 1997.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

5. INCOME TAXES  (Continued)

    The Company has approximately $3,054,000 in domestic net operating loss carryforwards and approximately $220,000 in foreign net operating loss carryforwards. The realizability of the deferred tax asset generated from these operating loss carryforwards is dependent upon future taxable income generated by the entity to which the operating loss carryforwards relate. The Company's net operating loss carryforwards expire as follows:

2010...  $1,324,000
2011...   1,950,000
        ------------
         $3,274,000
        ============

6. RESTRUCTURING COSTS

   During 1996, the Company incurred $565,000 in restructuring costs related to closing down the Paris office of ProServ Europe. Included in these costs were approximately $432,000 in severance, resulting from the termination of 16 employees and $133,000 in other miscellaneous costs. There were no significant accrued expenses resulting from this restructuring included in the consolidated balance sheet as of December 31, 1996.

7. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

   The Company rents all of its space under operating leases, primarily a twelve-year lease that expires in May 2001. The terms of this lease included a waiver of rental payments for the first year of the lease term and scheduled rent increases at specified intervals during the twelve year term of the lease. The Company is recognizing rent expense on a straight-line basis over the life of the lease, giving rise to deferred rent. The rental payments prescribed in the lease are also subject to changes resulting from changes in the consumer price index. During 1995, the Company entered into an agreement with the lessor resulting in a reduction of the space under lease and a corresponding reduction in annual rental payments. In connection with this agreement and in connection with a sublease entered into during 1995, the Company recorded a non-cash loss of $293,832 in the consolidated statement of operations for the year ended December 31, 1995. The loss reflects the Company's future lease commitments for space for which no future benefit to the Company is anticipated. Aggregate future minimum rental payments, net of noncancelable subleases, greater than one year as of December 31, 1996, are as follows:

            RENTAL      SUBLEASE
           PAYMENTS      INCOME       NET
         ------------ ----------  -----------
1997 ...  $  825,501    $169,057   $  656,444
1998 ...     838,869     182,511      656,358
1999 ...     847,086     186,161      660,925
2000 ...     844,548     189,884      654,664
2001 ...     351,895      80,166      271,729
         ------------ ----------  -----------
          $3,707,899    $807,779   $2,900,120
         ============ ==========  ===========


   Rent expense, net of sublease income of $160,902 and $11,572, was $740,444 and $1,321,612 for the years ended December 31, 1996 and 1995, respectively. Rent expense, net of sublease income of $81,612 and $74,870, was $244,553 and $305,305 for the six months ended June 30, 1997 and 1996, respectively.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES  (Continued)


EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with certain key officers of the Company. These employment agreements set forth salary terms and provide for the issuance of restricted common stock of the Company that will be released to the officers at specified dates if the officers remain with the Company. Unearned compensation, representing the difference between the price of the restricted stock issued to the officers and the estimated fair value of the stock on the effective date of the agreements, is amortized over the stated period of performance. Amortization of unearned compensation, which represents a non-cash charge, was $95,393 and $164,937 for the years ended December 31, 1996 and 1995, respectively, and $82,894 and $35,000 for the six months ended June 30, 1997 and 1996, respectively.

   During 1996, one of the employment agreements with an officer of the Company was revised. The terms of this revised agreement include a reduction in the period of performance associated with the restricted common stock mentioned above and certain cash bonus provisions based on the achievement of specific criteria set forth in the agreement. Additionally, the officer was granted options to purchase 50 shares of the Company's common stock at an exercise price of $2,585 per share. Twenty-five of these options will vest on December 31, 1997 and the remaining 25 options will vest on December 31, 1998. All 50 options were outstanding and there were none exercisable as of December 31, 1996. The fair value of these options, which was determined using the Black-Scholes Valuation method, was $10,042 per share on the date of grant, and the assumptions used to estimate the fair value were as follows: risk-free interest rate 5.71%; expected term of 5 years; expected volatility of 0%; and dividend yield of 0%. The remaining contractual life of these options was 4.8 years as of December 31, 1996. Had the recognition provisions of SFAS 123 been implemented and this compensation cost recorded based on the fair value of the stock options at the date of grant, the Company's net loss would have been $2,771,000 for the year ended December 31, 1996.

   Subsequent to December 31, 1996, an employment agreement with a second key officer was revised. This revised employment agreement included the grant of new options to purchase 30 shares of the Company's common stock that will vest at specified dates in 1997 and 1998 based on the achievement of certain performance criteria.

OTHER


   In the normal course of business, the Company enters into certain contracts in which specified revenue levels are guaranteed to its clients. Any material known future losses related to these guarantees are recorded in the period in which the losses are determined.

CONTINGENCIES


   The Company was a party to a suit filed by a former client alleging legal and investment advisory wrongdoing on the part of the Company and several other named parties. Pursuant to an agreement dated May 28, 1996, the Company and the other named parties reached a settlement with the former client. Under the terms of the agreement, the Company is required to pay $300,000 in aggregate from March 1997 through March 1999 in three annual installments. Additionally, the Company could be liable for recapture taxes due by the former client on any passive income to be generated by certain of the investments in question. The Company's potential liability related to these recapture taxes is not presently estimable. The Company's payments related to this settlement agreement are guaranteed by a shareholder of the Company. As a result of the settlement agreement, the Company recorded a one-time expense of $300,000 in the consolidated statement of operations for the year ended December 31, 1995. The related liability is recorded in accrued expenses as of December 31, 1996 and June 30, 1997.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES  (Continued)

    The Company, a former employee (current business associate) and a former client have been named as defendants in a lawsuit, in which the plaintiff alleges that the Company's former client breached a contract to act in a motion picture and that the Company and the former employee tortiously interfered with the former client's contractual relations to the plaintiff. The Company, the former employee and its former client have each filed motions for summary judgment, requesting the dismissal of the complaint. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.

   The Company, a former employee (current business associate) and a client are defendants in a lawsuit. The plaintiff alleges that the Company's client breached a contract to act in a motion picture and the former employee (current business associate) and the Company tortiously interfered with the client's contractual relations with the plaintiff. The plaintiff seeks unspecified damages. The parties are engaging in discovery. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.


   In connection with examinations of the consolidated federal tax returns of ProServ, Inc. and ProServ Financial Services, Inc. for the years 1990 through 1993, the Internal Revenue Service (IRS) has raised questions regarding the tax treatment of certain significant transactions. Although the Company believes it has valid defenses to defeat any tax assessment, the Company has accrued $182,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.

   The French taxing authorities are conducting an audit of ProServ Europe's tax returns for the years 1993 through 1995. The Company has accrued $77,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.


   In the normal course of business, the Company is involved in various lawsuits. Management is of the opinion that any liability or loss resulting from such litigation will not have a material adverse effect on the consolidated financial statements.

8. EMPLOYEE BENEFIT PLAN

   The Company sponsors a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. The defined contribution plan enables all full time employees who have completed one year of service with the Company to make voluntary contributions to the plan of up to 15% of their compensation not to exceed the dollar limits prescribed by the IRS. Additional contributions to be made by the Company are prescribed in the Plan, subject to certain limitations. The Company's expense related to the plan totaled approximately $35,000 and $45,000 for the years ended December 31, 1996 and 1995, respectively.

9. AGREEMENT AND MEMORANDUM OF UNDERSTANDING


   In January 1992, an Agreement and Memorandum of Understanding was executed with a former officer of the Company under which the former officer represents, through a separate company, certain former clients of the Company. Under the terms of the agreements, the revenue on certain playing and endorsement contracts was divided between the companies based on varying percentages and terms, including dates of execution, renegotiations and renewals of such playing and endorsement contracts. Net revenue recognized under this agreement was approximately $694,000 and $1,228,000 for the years ended December 31, 1996 and 1995, respectively and $81,000 and $184,000 for the six months ended June 30, 1997 and 1996, respectively.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

10. INVESTMENT IN JOINT VENTURE

   On March 30, 1995, the Company and a former executive of the Company formed a corporate joint venture to produce sports and entertainment events for television. Under the terms of the original joint venture agreement, the Company invested $48,000 in cash, certain contracts and events with a fair value of $400,000, and $52,000 in professional service, valued at cost, to be contributed over a one year period, collectively representing a 50% interest in the joint venture. The fair value of the contracts and events was agreed upon by both original shareholders of the joint venture. As of December 31, 1996 and 1995, the Company had incurred $52,000 and $41,000, respectively, of the professional services as part of the Company's investment in the joint venture.

   In December 1995, the joint venture entered into an agreement with a third investor for the purchase of a 20% ownership interest in the joint venture for $550,000 in cash. The agreement stipulated that each previously existing shareholder in the joint venture would receive a $150,000 payment as a result of this cash infusion. Upon completion of this transaction, the Company's interest in the joint venture was reduced to 40%

   The Company's basis in the contracts and events that were contributed to the joint venture was $0 upon the initial contribution. The Company is amortizing the resulting basis difference over the seven year estimated life of the related contracts and events.

   The joint venture allocates and distributes income and losses in proportion to each shareholders' percentage ownership. The following represents a rollforward of the investment in joint venture for the years ending December 31, 1996 and 1995:

Balance, January 1, 1995 ......................              $     --
Cash investment ...............................                48,000
Professional services .........................                41,164
Equity in loss of investee:
 Share of investee net loss ...................   (52,165)
 Amortization of basis difference .............    45,238
                                                ----------
                                                               (6,927)
Reduction of investment based on sale of joint
 venture interest .............................               (82,237)
                                                           ----------
Balance, December 31, 1995 ....................                    --
Professional services .........................                10,836
Equity in loss of investee:
 Amortization of basis difference .............    57,142
 Share of investee net loss ...................   (67,978)
                                                ----------
                                                              (10,836)
                                                           ----------
Balance December 31, 1996 .....................              $     --
                                                           ==========


   The Company's proportionate share of the joint venture's net loss for the year ended December 31, 1996 and the six month period ended June 30, 1997 was approximately $72,000 and $89,000, respectively; however, since the investment in joint venture balance is $0, these losses were only recognized to the extent of the amortization of the basis difference in the contracts and events and the professional services contributed to the joint venture.

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

10. INVESTMENT IN JOINT VENTURE  (Continued)

    Summarized unaudited financial information of the joint venture are as follows:


                                  YEARS ENDED                SIX MONTHS ENDED
                                  DECEMBER 31,                   JUNE 30,
                          ---------------------------- ----------------------------
                               1996          1995           1997          1996
                          ------------- -------------  ------------- -------------
                                                               (UNAUDITED)
STATEMENTS OF OPERATIONS
Operating revenues.......  $   910,000     $ 505,000    $   828,000    $   713,000
Operating expenses.......   (1,090,000)     (609,000)    (1,051,000)    (1,039,000)
                          ------------- -------------  ------------- -------------
Net loss.................  $  (180,000)    $ (104,000)  $  (223,000)   $  (326,000)
                          ============= =============  ============= =============
BALANCE SHEET
Total assets.............  $ 1,266,000                  $   904,000
Total liabilities .......     (301,000)                    (132,000)
                          -------------                -------------
Shareholders' equity ....  $   965,000                  $   772,000
                          =============                =============


11. FINANCIAL INFORMATION BY GEOGRAPHIC AREA

   Operating revenue, (loss) income from operations and identifiable assets for the Company's North America and European operations are as follows:


                                        YEARS ENDED                 SIX MONTHS ENDED
                                        DECEMBER 31,                    JUNE 30,
                               ------------------------------ ----------------------------
                                    1996            1995          1997           1996
                               -------------- --------------  ------------ --------------
                                                                      (UNAUDITED)
Operating revenue
 North America................   $10,910,000    $14,551,000    $5,472,071    $ 4,369,182
 Europe.......................     2,478,000      3,241,000       966,272        883,834
                               -------------- --------------  ------------ --------------
  Total.......................   $13,388,000    $17,792,000    $6,438,343    $ 5,253,016
                               ============== ==============  ============ ==============
(Loss) income from operations
 North America................   $(1,465,000)   $(1,421,000)   $ (257,554)   $(1,337,216)
 Europe.......................      (843,000)       112,000        35,066       (762,948)
                               -------------- --------------  ------------ --------------
  Total.......................   $(2,308,000)   $(1,309,000)   $ (222,488)   $(2,100,164)
                               ============== ==============  ============ ==============
Identifiable assets
 North America................   $ 4,786,000    $ 5,384,000    $5,598,000
 Europe.......................       555,000      1,604,000     1,856,000
                               -------------- --------------  ------------
  Total.......................   $ 5,341,000    $ 6,988,000    $7,454,000
                               ============== ==============  ============


12. SUBSEQUENT EVENTS (UNAUDITED)


   The majority shareholder of the Company has entered into a Purchase and Sale Agreement dated as of June 25, 1997 with The Marquee Group, Inc. ("Marquee"), pursuant to which he has agreed to sell 70.4% of the outstanding common stock and 100% of the outstanding preferred stock of ProServ, Inc. and 51% of the outstanding capital stock of ProServ TV, the remainder of which is owned by ProServ, Inc. Pursuant to the agreement, the aggregate purchase price is $6.5 million, subject to certain adjustments, and 250,000 shares of common stock of Marquee. The majority shareholder of the Company has the option to receive the $6.5 million in cash or $3.5 million in cash and a $3.0 million promissory note payable on January 2, 1998. In June 1997, Marquee deposited $1.5 million, in escrow,

                        PROSERV, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            AND 1996 IS UNAUDITED)

12. SUBSEQUENT EVENTS (UNAUDITED)  (Continued)


as a down payment of the purchase price to secure its obligations under the purchase agreement. In August 1997, the agreement was amended to permit Marquee to replace its down payment with a $1.5 million letter of credit delivered to the majority shareholder of the Company.

   Marquee has also entered into a Stock Purchase Agreement dated as of July 2, 1997 (the "Non-Employee Stock Purchase Agreement") with the holder of 250 shares of the Company's common stock, pursuant to which Marquee has agreed to purchase the shares held for an aggregate purchase price of $3.0 million. The consummation of the purchase will take place concurrently with the consummation of the purchase of the majority shareholders' shares.

   Marquee has also entered into agreements with William J. Allard, the president and chief operating officer of the Company, and two other officers of the Company, pursuant to which Marquee has agreed to purchase an aggregate of 120 shares of the Company's Common Stock and options to purchase an aggregate of 70 shares of the Company's Common Stock for an aggregate purchase price of $1.3 million.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of QBQ Entertainment, Inc.

   We have audited the accompanying balance sheet of QBQ Entertainment, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QBQ Entertainment, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 3 to the financial statements, the Company changed its method of computing rent expense and depreciation and amortization of property and equipment in 1995.

                                            David Berdon & Co. LLP

New York, New York
June 13, 1997

                           QBQ ENTERTAINMENT, INC.
                                BALANCE SHEETS


                                                             DECEMBER 31, 1996  JUNE 30, 1997
                                                             ----------------- --------------
                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents..................................      $323,237        $1,243,145
 Accounts receivable........................................        27,634            39,880
 Prepaid expenses ..........................................         6,070             5,189
 Loan receivable--stockholder...............................        60,936            33,820
                                                             ----------------- --------------
  TOTAL CURRENT ASSETS......................................       417,877         1,322,034
PROPERTY AND EQUIPMENT--NET ................................        82,235            69,391
CASH--RESTRICTED............................................        17,554            16,287
                                                             ----------------- --------------
                                                                  $517,666        $1,407,712
                                                             ================= ==============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES
 Accrued expenses and other liabilities.....................      $130,005        $   84,774
 Loan payable--bank.........................................       170,000                --
 Clients' deposits payable..................................       266,610         1,049,651
                                                             ----------------- --------------
  TOTAL CURRENT LIABILITIES.................................       566,615         1,134,425
                                                             ----------------- --------------
DEFERRED LEASE OBLIGATION...................................        10,736             6,709
                                                             ----------------- --------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIENCY)
 Common stock--no par value; 100 shares authorized, issued
  and outstanding...........................................           100               100
 Additional paid-in capital.................................           900               900
 Accumulated earnings (losses)..............................       (60,685)          265,578
                                                             ----------------- --------------
  TOTAL STOCKHOLDER'S EQUITY (DEFICIENCY)...................       (59,685)          266,578
                                                             ----------------- --------------
                                                                  $517,666        $1,407,712
                                                             ================= ==============


The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.
                           STATEMENTS OF OPERATIONS


                                          YEARS ENDED             SIX MONTHS ENDED
                                          DECEMBER 31,                JUNE 30,
                                   -------------------------- -------------------------
                                       1996          1995         1997         1996
                                   ------------ ------------  ------------ -----------
                                                                     (UNAUDITED)
REVENUE
 Commissions......................  $1,358,922    $1,495,245   $1,013,115    $ 468,137
                                   ------------ ------------  ------------ -----------
EXPENSES
 Operating........................     274,224       299,484      126,963      122,671
 General and administrative ......     930,815     1,071,657      457,246      437,433
 Depreciation and amortization ...      38,043        49,398       12,844       28,212
                                   ------------ ------------  ------------ -----------
  TOTAL EXPENSES..................   1,243,082     1,420,539      597,053      588,316
                                   ------------ ------------  ------------ -----------
INCOME (LOSS) FROM OPERATIONS ....     115,840        74,706      416,062     (120,179)
                                   ------------ ------------  ------------ -----------
OTHER INCOME (EXPENSE)
 Interest income..................      12,329        13,764        7,863        4,901
 Interest expense.................     (24,329)       (1,797)      (5,404)     (19,663)
 Gain on sale of automobile  .....          --            --       25,000           --
                                   ------------ ------------  ------------ -----------
  TOTAL OTHER INCOME (EXPENSE) ...     (12,000)       11,967       27,459      (14,762)
                                   ------------ ------------  ------------ -----------
INCOME (LOSS) BEFORE INCOME
 TAXES............................     103,840        86,673      443,521     (134,941)
PROVISION FOR STATE AND
 LOCAL INCOME TAXES...............      12,521        15,140       41,680          120
                                   ------------ ------------  ------------ -----------
NET INCOME (LOSS).................  $   91,319    $   71,533   $  401,841    $(135,061)
                                   ============ ============  ============ ===========


The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.
               STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY)
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    AND THE SIX MONTHS ENDED JUNE 30, 1997




                                                  COMMON STOCK
                                          ---------------------------     ADDITIONAL   ACCUMULATED
                                             NUMBER OF                     PAID-IN      EARNINGS
                                              SHARES       AMOUNT          CAPITAL      (LOSSES)      TOTAL
                                          -------------- ------------     ----------   -----------   -------
BALANCE--JANUARY 1, 1995 as previously
 reported................................       100           $100          $900       $ 193,484   $ 194,484
Prior period adjustments.................        --             --            --         (41.410)    (41,410)
                                          -------------- ------------  ------------- -----------  -----------
BALANCE--JANUARY 1, 1995 as restated ....       100            100           900         152,074     153,074
Net income for the year ended
 December 31, 1995.......................        --             --            --          71,533      71,533
Distribution to stockholder..............        --             --            --        (282,033)   (282,033)
                                          -------------- ------------  ------------- -----------  -----------
BALANCE--DECEMBER 31, 1995...............       100            100           900         (58,426)    (57,426)
Net income for the year ended
 December 31, 1996.......................        --             --            --          91,319      91,319
Distribution to stockholder..............        --             --            --         (93,578)    (93,578)
                                          -------------- ------------  ------------- -----------  -----------
BALANCE--DECEMBER 31, 1996...............       100            100           900         (60,685)    (59,685)
Net income for the six months ended June
 30, 1997 ...............................        --             --            --         401,841     401,841
Distribution to stockholder .............        --             --            --         (75,578)    (75,578)
                                          -------------- ------------  ------------- -----------  -----------
BALANCE--JUNE 30, 1997
 (Unaudited) ............................       100           $100          $900       $ 265,578   $ 266,578
                                          ============== ============  ============= ===========  ===========


The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.
                           STATEMENTS OF CASH FLOWS


                                                         YEARS ENDED             SIX MONTHS ENDED
                                                         DECEMBER 31,                JUNE 30,
                                                   ------------------------ --------------------------
                                                       1996        1995         1997          1996
                                                   ----------- -----------  ------------ ------------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................  $  91,319    $  71,533   $  401,841    $ (135,061)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization...................     38,043       49,398       12,844        28,212
  (Gain) on sale of automobile ...................         --           --      (25,000)           --
  Decrease (increase) in:
   Accounts receivable............................      1,639       19,879      (12,246)       16,138
   Prepaid expenses ..............................      8,936       (9,556)         881        (3,626)
  Increase (decrease) in:
   Accrued expenses and other liabilities ........     37,185      (40,650)     (45,231)      (21,619)
   Clients' deposits payable......................    222,035      (21,400)     783,041     1,591,665
   Deferred lease obligation......................     (6,385)      (3,052)      (4,027)       (2,359)
                                                   ----------- -----------  ------------ ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ........    392,772       66,152    1,112,103     1,473,350
                                                   ----------- -----------  ------------ ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...............    (34,440)     (21,682)          --       (19,288)
Proceeds from sale of automobile .................         --           --       25,000            --
(Increase) decrease in loans to stockholder ......     (5,034)     (55,902)      27,116       143,029
                                                   ----------- -----------  ------------ ------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES.......................................    (39,474)     (77,584)      52,116       123,741
                                                   ----------- -----------  ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loan payable--bank..................   (300,000)          --     (170,000)           --
(Increase) decrease in restricted cash............       (898)        (864)       1,267          (461)
Distributions to stockholder......................    (93,578)    (282,033)     (75,578)           --
Proceeds from loan payable--bank..................    170,000      300,000           --            --
                                                   ----------- -----------  ------------ ------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES.......................................   (224,476)      17,103     (244,311)         (461)
                                                   ----------- -----------  ------------ ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........    128,822        5,671      919,908     1,596,630
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD ...    194,415      188,744      323,237       194,415
                                                   ----------- -----------  ------------ ------------
CASH AND CASH EQUIVALENTS--
 END OF PERIOD....................................  $ 323,237    $ 194,415   $1,243,145    $1,791,045
                                                   =========== ===========  ============ ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the period for:
   Interest ......................................  $  23,479    $     379   $    6,253    $   10,596
                                                   =========== ===========  ============ ============
   Income taxes ..................................  $     558    $  64,307   $    4,104    $      565
                                                   =========== ===========  ============ ============


The accompanying notes to financial statements are an integral part of these statements.

                           QBQ ENTERTAINMENT, INC.
                        NOTES TO FINANCIAL STATEMENTS
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)


NOTE 1 -- ORGANIZATION

   QBQ Entertainment, Inc. (the "Company") was incorporated and commenced operations in April 1986 as a booking agent in the music and entertainment industry.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Revenue Recognition

   The Company receives advance deposits, on behalf of its clients, in the ordinary course of business, to book an artist/entertainer for a future event (i.e., concert). Commission income is recognized when the event takes place. The funds held on behalf of the Company's clients are held in a separate bank account.

 (b) Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents, which at times exceed federally insured amounts, with a major financial institution.

   Commissions earned during 1996 includes approximately $521,000 from two clients, which represents approximately 38% of revenue earned during the year ended December 31, 1996. Commissions earned during 1995 includes approximately $875,000 from three clients, which represents approximately 58% of revenue earned during the year ended December 31, 1995.


   Commissions earned during the six months (unaudited) ended June 30, 1997 includes approximately $534,000 from one client and accounts for approximately 53% of the commissions earned. Commissions earned during the six months (unaudited) ended June 30, 1996 includes approximately $369,000 from five clients and account for approximately 79% of the commissions earned.


 (c) Income Taxes

   The Company has elected "S" corporation status under the applicable provisions of the Internal Revenue Code and New York State tax law. The Company will be treated for federal and New York State income tax purposes substantially as if it were a partnership while a valid election is in effect, and the stockholder's respective share in the net income (loss) of the Company will be reportable on his individual returns. The Company remains liable for New York City general corporation tax and certain New York State corporate income taxes.

 (d) Property and Equipment

   Property and equipment are stated at cost and are being depreciated under the straight-line method over the estimated useful lives of the related assets, which range from 3-1/2 to 7 years.

 (e) Use of Estimates in Financial Statement Presentation


   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1996 and June 30, 1997, and the reported amounts of revenues and expenses during the two years ended December 31, 1996, and the six months ended June 30, 1997 and 1996. Actual results could differ from those estimates.


 (f) Statements of Cash Flows

   For purposes of the statements of cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

                           QBQ ENTERTAINMENT, INC.
                 NOTES TO FINANCIAL STATEMENTS --(CONTINUED)
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)
 (g) Accounts Receivable


   The Company has deemed all receivables collectible at December 31, 1996 and June 30, 1997 (unaudited) and does not anticipate any additional probable material losses as at those dates.


NOTE 3 -- PRIOR PERIOD ADJUSTMENTS

   The Company has changed its method of accounting in computing rent expense and depreciation and amortization of property and equipment in 1995 as a result of the misapplication of accounting principles prior to the year ended December 31, 1995. Accordingly, accumulated earnings has been reduced by $41,410 as of January 1, 1995 for the cumulative effect of these prior period adjustments. The Company has not determined the effect of these changes on income as previously reported for the year ended December 31, 1994.

NOTE 4 -- LOAN RECEIVABLE -- STOCKHOLDER


   At December 31, 1996 and June 30, 1997 (unaudited), $60,936 and $33,820, respectively, were due from the Company's sole stockholder. These amounts represent noninterest-bearing demand loans made to the stockholder.


NOTE 5 -- PROPERTY AND EQUIPMENT


   Property and equipment -net consists of the following at December 31, 1996 and June 30, 1997:



                                                  DECEMBER 31,    JUNE 30,
                                                      1996          1997
                                                 -------------- -----------
                                                                 (UNAUDITED)
Furniture and fixtures..........................    $ 70,770      $ 70,770
Equipment.......................................     170,053       170,053
Automobiles.....................................     108,235            --
Leasehold improvements..........................       6,138         6,138
                                                 -------------- -----------
                                                     355,196       246,961
Less, accumulated depreciation and
 amortization...................................     272,961       177,570
                                                 -------------- -----------
                                                    $ 82,235      $ 69,391
                                                 ============== ===========


NOTE 6 -- LOAN PAYABLE -- BANK


   Loan payable -bank at December 31, 1996, amounting to $170,000, represents borrowings by the Company under a $300,000 unsecured grid demand promissory loan agreement ("grid loan"). These borrowings were repaid by the Company during the six months ended June 30, 1997.

   Interest charged under the grid loan is payable monthly at the rate of 1% above the bank's reference rate. Interest expense on the grid loan amounted to $24,329 and $1,797 for the years ended December 31, 1996 and 1995, respectively, and $5,404 and $19,663 for the six months (unaudited) ended June 30, 1997 and 1996, respectively.

   All borrowings under the grid loan are guaranteed by the Company's stockholder.

                           QBQ ENTERTAINMENT, INC.
                 NOTES TO FINANCIAL STATEMENTS --(CONTINUED)
        (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)
 NOTE 7 -- LEASE COMMITMENT

   The Company occupies premises for its office facilities under a noncancelable operating lease agreement which commenced on May 15, 1993 and expires on May 14, 1998. Minimum lease payments required under the terms of such lease agreement at December 31, 1996 are as follows:

1997....  $65,625
1998....   21,875
         ---------
Total...  $87,500
         =========


   The lease also requires payment of additional sums under escalation clauses. Rent expense, which is reflected on a straight-line basis over the term of the lease, amounted to $51,948 for the years ended December 31, 1996 and 1995, and $25,956 for the six months (unaudited) ended June 30, 1997 and 1996. Obligations of $10,736 and $6,709, representing pro-rata future payments, are reflected in the accompanying December 31, 1996 and June 30, 1997 (unaudited) balance sheets, respectively.

   The Company is contingently liable for a standby letter of credit, in the sum of $15,156, given to its landlord in lieu of a security deposit. This letter of credit is secured by a certificate of deposit that matures on April 14, 1998.


NOTE 8 -- RETIREMENT PLANS


   The Company has two defined contribution plans, a profit sharing plan and a money purchase plan, both of which cover all eligible employees. Contributions to the profit-sharing plan are based on 0% to 15% of eligible employees' annual salaries. Contributions to the money purchase plans are based on 5% of eligible employees' annual salaries. Costs of the plans charged to operations for the years ended December 31, 1996 and 1995 amounted to $74,951 and $67,165, respectively, and $37,476 and $33,582 for the six months (unaudited) ended June 30, 1997 and 1996, respectively.


NOTE 9 -- SUBSEQUENT EVENTS


   (a) On July 3, 1997, the Company received approximately $2,959,000 from a promoter on behalf of one of the Company's clients as an advance deposit for a series of concerts beginning in March 1998. The Company has placed this deposit into an interest-bearing escrow account, in which the promoter is entitled to the interest earned.

   (b) In July 1997, the Company entered into an agreement with The Marquee Group, Inc. and Subsidiaries ("Purchaser") to sell substantially all its assets for an aggregate purchase price of $7.2 million, of which $3.1 million is payable at closing, $1.6 million is payable over eight years and $2.5 million is payable in shares of common stock of the Purchaser.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS


                                                      PAGE
                                                    --------
Prospectus Summary.................................      3
Risk Factors ......................................     10
Use of Proceeds ...................................     14
Price Range of Common Stock .......................     15
Dividend Policy ...................................     15
Capitalization ....................................     16
Unaudited Pro Forma Condensed Combined Financial
 Statements .......................................     17
Selected Consolidated Financial Data ..............     22
Management's Discussion and Analysis of Financial
 Condition and Results of Operations ..............     24
Business ..........................................     32
Agreements Related to the Pending Acquisitions  ...     43
Management ........................................     46
Principal Stockholders ............................     52
Certain Relationships and Related Transactions ....     55
Description of Securities .........................     60
Shares Eligible for Future Sale ...................     63
Underwriting ......................................     65
Legal Matters .....................................     66
Experts ...........................................     66
Available Information .............................     66
Index to Financial Statements......................    F-1


                               7,500,000 Shares

                           THE MARQUEE GROUP, INC.

                      [THE MARQUEE GROUP, INC. LOGO]
                                 Common Stock

                             P R O S P E C T U S


                      PRUDENTIAL SECURITIES INCORPORATED


                               COWEN & COMPANY

                                        , 1997

              PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

   The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The Company's Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, agent or other similar function of another company, partnership, joint venture, trust employee benefit plan or other enterprise. Such right of indemnification includes the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting such claim.

   The By-laws of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted under the DGCL. The By-laws further provide that expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it ultimately shall be determined that such director is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL.

   The Underwriting Agreement filed as Exhibit 1.1 hereto provides for indemnification of the Company's officers and directors by the Underwriters named therein against certain liabilities, including liabilities under the Securities Act, that arise out of, among other things, an untrue statement or alleged untrue statement contained in the Prospectus contained in this Registration Statement or the omission or alleged omission of a material fact required to be stated in the Prospectus, but only to the extent that such misstatement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriters for use in the Prospectus.

 ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following sets forth the best estimate of the Company as to its anticipated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby (except for the SEC Registration Fee and the NASD Filing Fee, all amounts are estimates):


                                         AMOUNT
                                     -------------
SEC Registration Fee ...............  $ 16,009.00
NASD Filing Fee ....................     5,782.81
AMEX Listing Fee ...................     7,500.00
Printing and Engraving Expenses  ...   150,000.00
Accounting Fees and Expenses  ......   125,000.00
Legal Fees and Expenses ............   250,000.00
Blue Sky Fees and Expenses .........    10,000.00
Transfer Agent's Fees and Expenses       2,000.00
Miscellaneous Expenses .............    56,208.19
                                     -------------
  Total.............................  $622,500.00
                                     =============



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


   The following discussion gives retroactive effect to the Stock Split effected by the Company in August 1996. Since its organization in July 1995, the Company has sold and issued the following unregistered securities:


   In July 1995 and August 1995, respectively, the Company sold 1,292,308 and 646,154 shares of Common Stock to TSC and Robert M. Gutkowski, respectively, both of whom were accredited investors, for an aggregate purchase price of $19,980. In May 1996, the Company sold 50,000 shares of Common Stock to Martin C. Ehrlich, the Company's Senior Vice-President of Programming for a purchase price of $500. Also, as part of the consideration paid in connection with the consummation of the SMTI Acquisition and the A&A Acquisition, in December 1996 the Company issued to each of Messrs. Trager, Letis and Kaminsky 646,154 shares of Common Stock, and issued 323,076 shares of Common Stock to Mr. Oppenheim.


   In August 1996, the Company issued $2,000,000 in aggregate principal amount of debentures to nine accredited investors (including TSC and Messrs. Gutkowski, Trager, Letis, Oppenheim and Kaminsky) for an aggregate purchase price of $2,000,000, of which $445,103 was purchased through the cancellation of promissory notes. The IPO Units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. Royce Investment Group, Inc. acted as the Registrant's placement agent in connection with the Private Placement. In connection therewith, the Registrant paid sales commissions in the amount of $155,000 and a non-accountable expense allowance in the aggregate amount of $37,500. Subsequently, certain terms of the Debentures were modified and, pursuant to their modified terms, the Debentures were automatically converted into 666,662 IPO Units (resulting in a conversion rate of $3.00 per IPO Unit) each IPO Unit consisting of one share of Common Stock and one Warrant.


   In August 1997, the Company granted to Huff an immediately exercisable option to purchase 100,000 shares of Common Stock. In September 1997, the Company granted to Huff an additional immediately exercisable option to purchase 5,000 shares of Common Stock. The exercise price for these options is $2.25 per share, and the options expire 10 years from the date of grant. These options were granted in partial consideration for Huff's agreement to provide the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   In September 1997, the Company granted to TSC an option to purchase 200,000 shares of Common Stock at a price per share of $7.00. This option was granted in connection with consulting services provided by TSC in connection with the Tender Offer. See "Certain Relationships and Related
Transactions--Consulting Agreement."

    In August 1997, the Company granted to Mr. Sillerman an immediately exercisable option to purchase 10,000 shares of Common Stock at a price per share equal to the lower of $6.40 or the offering price per share in this Offering. This option was granted in partial consideration for Mr. Sillerman's personal guarantee of $500,000 as collateral for a letter of credit deposited by the Company in connection with the Dell Stock Purchase Agreement. See "Certain Relationships and Related Transactions--ProServ Acquisition."


   All of the above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.


  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
     **1.1       Form of Underwriting Agreement.
       3.1       Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 (Reg. No. 333-11287)
                 filed with the Commission on September 3, 1996).
       3.2       Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. l to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on October 25, 1996).
     **5.1       Opinion of Baker & McKenzie.
      10.1       1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on
                 October 25, 1996).
      10.2       Employment Agreement, dated as of March 21, 1996, between The Marquee Group, Inc. and
                 Robert M. Gutkowski (incorporated by reference to Exhibit 10.2 to the Registration
                 Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on September 3,
                 1996).
      10.3       Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Michael Trager (incorporated by reference to Exhibit 10.3 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
      10.4       Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Michael Letis (incorporated by reference to Exhibit 10.4 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
      10.5       Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Arthur Kaminsky (incorporated by reference to Exhibit 10.5 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
      10.6       Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Louis J. Oppenheim (incorporated by reference to Exhibit 10.6 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
      10.7A      Shareholders' Agreement, dated as of March 21, 1996, by and among The Sillerman Companies,
                 Inc., Robert M. Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager, Michael
                 Letis and The Marquee Group, Inc. (incorporated by reference to Exhibit 10.7 to the
                 Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on
                 September 3, 1996).

                               II-3


  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
    **10.7B      Form of Amendment No. 1 to the Shareholders' Agreement, by and among The Sillerman
                 Companies, Inc., Robert M. Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager
                 and Michael Letis.
      10.8       Escrow Agreement, dated as of August 15, 1996, by and between The Marquee Group, Inc.,
                 Continental Stock Transfer & Trust Company, The Sillerman Companies, Inc., Robert M.
                 Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis
                 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on September 3, 1996).
      10.8A      Amendment No. 1 to Escrow Agreement (incorporated by reference to Exhibit 10.8A to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.8B      Amendment No. 2 to Escrow Agreement (incorporated by reference to Exhibit 10.8B to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.9       Financial Consulting Agreement, dated August 1, 1996, between The Marquee Group, Inc. and
                 Sillerman Communications Management Corporation (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on September 3, 1996).
      10.10      Amended and Restated Acquisition Agreement, dated as of March 21, 1996, by and among The
                 Marquee Group, Inc., Athletes and Artists, Inc., Arthur C. Kaminsky, Louis J. Oppenheim,
                 Robert M. Gutkowski and The Sillerman Companies, Inc (incorporated by reference to Exhibit
                 10.10 to the Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.11      Amended and Restated Acquisition Agreement, dated as of March 21, 1996, by and among The
                 Marquee Group, Inc., Sports Marketing & Television International, Inc., Michael Trager,
                 Michael Letis, Robert M. Gutkowski and The Sillerman Companies, Inc. (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-KSB for the year ended December
                 31, 1996).
      10.12      Marketing Agreement, dated as of July 29, 1994, by and between Sports Marketing &
                 Television International, Inc. and Breeders' Cup Limited (incorporated by reference to
                 Exhibit 10.12 of Amendment No. 1 to the Registration Statement on Form SB-2 (Reg. No.
                 333-11287) filed with the Commission on October 25, 1996). Portions of this agreement are subject to confidential treatment.
      10.13      Subscription Agreement, dated August 15, 1996, between The Marquee Group, Inc. and Robert
                 Gutkowski (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-KSB
                 for the year ended December 31, 1996). The Registrant has entered into substantially similar agreements with other parties.
      10.13A     Amendment to Subscription Agreement (incorporated by reference to Exhibit 10.13A to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996). The Registrant has entered into substantially similar agreements with other parties.
      10.14      Promissory Note from The Marquee Group, Inc. to Robert M. Gutkowski (incorporated by reference to Exhibit 10.14 of Amendment No. I to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on October 25, 1996).
      10.15      Underwriting Agreement, dated December 5, 1996, between The Marquee Group, Inc. and Royce
                 Investment Group, Inc. (incorporated by reference to Exhibit 10.15 to the Annual Report on
                 Form 10-KSB for the year ended December 31, 1996).
      10.16      Agreement, dated as of November 26, 1996, between The Marquee Group, Inc. and Unlimited
                 Paramount Network (incorporated by reference to Exhibit 10.16 to the Quarterly Report on
                 Form 10-QSB for the period ended March 31, 1997).

                               II-4

  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
      10.17      Warrant Agreement, dated as of December 5, 1996, among The Marquee Group, Inc.,
                 Continental Stock Transfer & Trust Company, Royce Investment Group, Inc. and Continental
                 Broker-Dealer Corporation (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.18      Unit Purchase Option, dated December 11, 1996, issued by The Marquee Group, Inc. to Royce
                 Investment Group, Inc (incorporated by reference to Exhibit 4.2 to the Annual Report on
                 Form 10-KSB for the year ended December 31, 1996).
     *10.19      Purchase and Sale Agreement, dated as of June 25, 1997, by and among ProServ, Inc.,
                 ProServ Television, Inc., Donald L. Dell and The Marquee Group, Inc.
    **10.19A     Amendment to Purchase and Sale Agreement, dated August 19, 1997, by and among ProServ,
                 Inc., ProServ Television, Inc., Donald L. Dell and The Marquee Group, Inc.
     *10.20      Asset Purchase and Sale Agreement, dated as of July 21, 1997, by and among QBQ
                 Entertainment, Inc., Marquee Music, Inc., Dennis Arfa and The Marquee Group, Inc.
     *10.21      Non-Employee Stock Purchase Agreement dated July 2, 1997.
    **10.22      Agreement, dated as of July 18, 1997, by and between William Allard and the Company.
    **10.22A     Amendment to Agreement, dated as of September 9, 1997, by and between William Allard and the Company.
     *10.23      Assignment and Assumption Agreement by and between Sillerman Communications Management
                 Corporation and The Sillerman Companies, Inc.
    **10.24      Agreement, dated September 12, 1997, between Jeff Knapple and The Marquee
                 Group, Inc.
    **10.25      Agreement, dated September 12, 1997, between Ivan Blumberg and The Marquee Group, Inc.
      10.26      Bridge Financing Agreement, dated as of August 26, 1997, by and among The Marquee Group,
                 Inc., the Subsidiary Guarantors and The Huff Alternative Income Fund, L.P. (incorporated by reference to Exhibit 99.(a)(1) to Schedule 13E-3/A filed with the Commission on August
                 26, 1997).
      10.27      Option Agreement, dated August 26, 1997, between The Marquee Group, Inc. and The Huff
                 Alternative Income Fund, L.P. (incorporated by reference to Exhibit 99.(a)(4) to Schedule
                 13E-3/A filed with the Commission on August 26, 1997).
    **21.1       List of subsidiaries of the Registrant.
    **23.1       Consent of Baker & McKenzie--Included in Exhibit 5.1.
    **23.2       Consent of Ernst & Young LLP.
    **23.3       Consent of Coopers & Lybrand L.L.P.
    **23.4       Consent of David Berdon & Co., LLP
     *23.5       Consent of Donald L. Dell.
     *23.6       Consent of William J. Allard.
     *24.1       Power of Attorney.



------------
 * Previously filed.
** Filed herewith.

 ITEM 28. UNDERTAKINGS.

   (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (2) The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the city of New York, State of New York, on September 15, 1997.

                                          THE MARQUEE GROUP, INC.
                                          By: /s/ Robert M. Gutkowski
                                              -------------------------------
                                              Name: Robert M. Gutkowski
                                              Title: President and Chief
                                              Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.



            NAME                                TITLE                            DATE
---------------------------  ------------------------------------------ ---------------------
/s/ Robert M. Gutkowski
 ---------------------------   President, Chief Executive Officer and
 Robert M. Gutkowski            Director (principal executive officer)     September 15, 1997
*
 ---------------------------
 Robert F.X. Sillerman         Chairman                                    September 15, 1997
*
 ---------------------------
 Arthur Kaminsky               Executive Vice President and Director       September 15, 1997
*
 ---------------------------
 Michael Letis                 Executive Vice President and Director       September 15, 1997
*
 ---------------------------
 Louis J. Oppenheim            Executive Vice President and Director       September 15, 1997
*
 ---------------------------
 Michael Trager                Executive Vice President and Director       September 15, 1997
*
 ---------------------------   Chief Financial Officer (principal
 Jan E. Chason                  financial and accounting officer)          September 15, 1997
*
 ---------------------------
 Howard J. Tytel               Director                                    September 15, 1997
*
 ---------------------------
 Arthur R. Barron              Director                                    September 15, 1997
*
 ---------------------------
 Myles W. Schumer              Director                                    September 15, 1997



*By /s/ Robert M. Gutkowski
        Robert M. Gutkowski
      Attorney-in-fact

                                EXHIBIT INDEX

  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
      **1.1      Form of Underwriting Agreement.
        3.1      Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 (Reg. No. 333-11287)
                 filed with the Commission on September 3, 1996).
        3.2      Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. l to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on October 25, 1996).
      **5.1      Opinion of Baker & McKenzie.
       10.1      1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on
                 October 25, 1996).
       10.2      Employment Agreement, dated as of March 21, 1996, between The Marquee Group, Inc. and
                 Robert M. Gutkowski (incorporated by reference to Exhibit 10.2 to the Registration
                 Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on September 3,
                 1996).
       10.3      Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Michael Trager (incorporated by reference to Exhibit 10.3 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
       10.4      Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Michael Letis (incorporated by reference to Exhibit 10.4 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
       10.5      Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Arthur Kaminsky (incorporated by reference to Exhibit 10.5 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
       10.6      Employment Agreement, dated as of December 11, 1996, between The Marquee Group, Inc. and
                 Louis J. Oppenheim (incorporated by reference to Exhibit 10.6 to the Annual Report on Form
                 10-KSB for the year ended December 31, 1996).
       10.7A     Shareholders' Agreement, dated as of March 21, 1996, by and among The Sillerman Companies,
                 Inc., Robert M. Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager, Michael
                 Letis and The Marquee Group, Inc. (incorporated by reference to Exhibit 10.7 to the
                 Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on
                 September 3, 1996).
     **10.7B     Form of Amendment No. 1 to the Shareholders' Agreement, by and among The Sillerman
                 Companies, Inc., Robert M. Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager
                 and Michael Letis.
       10.8      Escrow Agreement, dated as of August 15, 1996, by and between The Marquee Group, Inc.,
                 Continental Stock Transfer & Trust Company, The Sillerman Companies, Inc., Robert M.
                 Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis
                 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on September 3, 1996).
       10.8A     Amendment No. 1 to Escrow Agreement (incorporated by reference to Exhibit 10.8A to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996).
       10.8B     Amendment No. 2 to Escrow Agreement (incorporated by reference to Exhibit 10.8B to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996).
  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
      10.9       Financial Consulting Agreement, dated August 1, 1996, between The Marquee Group, Inc. and
                 Sillerman Communications Management Corporation (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form SB-2 (Reg. No. 333-11287) filed with the Commission on September 3, 1996).
      10.10      Amended and Restated Acquisition Agreement, dated as of March 21, 1996, by and among The
                 Marquee Group, Inc., Athletes and Artists, Inc., Arthur C. Kaminsky, Louis J. Oppenheim,
                 Robert M. Gutkowski and The Sillerman Companies, Inc (incorporated by reference to Exhibit
                 10.10 to the Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.11      Amended and Restated Acquisition Agreement, dated as of March 21, 1996, by and among The
                 Marquee Group, Inc., Sports Marketing & Television International, Inc., Michael Trager,
                 Michael Letis, Robert M. Gutkowski and The Sillerman Companies, Inc. (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-KSB for the year ended December
                 31, 1996).
      10.12      Marketing Agreement, dated as of July 29, 1994, by and between Sports Marketing &
                 Television International, Inc. and Breeders' Cup Limited (incorporated by reference to
                 Exhibit 10.12 of Amendment No. 1 to the Registration Statement on Form SB-2 (Reg. No.
                 333-11287) filed with the Commission on October 25, 1996). Portions of this agreement are subject to confidential treatment.
      10.13      Subscription Agreement, dated August 15, 1996, between The Marquee Group, Inc. and Robert
                 Gutkowski (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-KSB
                 for the year ended December 31, 1996). The Registrant has entered into substantially similar agreements with other parties.
      10.13A     Amendment to Subscription Agreement (incorporated by reference to Exhibit 10.13A to the
                 Annual Report on Form 10-KSB for the year ended December 31, 1996). The Registrant has entered into substantially similar agreements with other parties.
      10.14      Promissory Note from The Marquee Group, Inc. to Robert M. Gutkowski (incorporated by reference to Exhibit 10.14 of Amendment No. I to the Registration Statement on Form SB-2
                 (Reg. No. 333-11287) filed with the Commission on October 25, 1996).
      10.15      Underwriting Agreement, dated December 5, 1996, between The Marquee Group, Inc. and Royce
                 Investment Group, Inc. (incorporated by reference to Exhibit 10.15 to the Annual Report on
                 Form 10-KSB for the year ended December 31, 1996).
      10.16      Agreement, dated as of November 26, 1996, between The Marquee Group, Inc. and Unlimited
                 Paramount Network (incorporated by reference to Exhibit 10.16 to the Quarterly Report on
                 Form 10-QSB for the period ended March 31, 1997).
      10.17      Warrant Agreement, dated as of December 5, 1996, among The Marquee Group, Inc.,
                 Continental Stock Transfer & Trust Company, Royce Investment Group, Inc. and Continental
                 Broker-Dealer Corporation (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-KSB for the year ended December 31, 1996).
      10.18      Unit Purchase Option, dated December 11, 1996, issued by The Marquee Group, Inc. to Royce
                 Investment Group, Inc (incorporated by reference to Exhibit 4.2 to the Annual Report on
                 Form 10-KSB for the year ended December 31, 1996).
     *10.19      Purchase and Sale Agreement, dated as of June 25, 1997, by and among ProServ, Inc.,
                 ProServ Television, Inc., Donald L. Dell and The Marquee Group, Inc.
    **10.19A     Amendment to Purchase and Sale Agreement, dated August 19, 1997, by and among ProServ,
                 Inc., ProServ Television, Inc., Donald L. Dell and The Marquee Group, Inc.

  EXHIBIT NO.    DESCRIPTION OF EXHIBIT
---------------  ------------------------------------------------------------------------------------------
     *10.20      Asset Purchase and Sale Agreement, dated as of July 21, 1997, by and among QBQ
                 Entertainment, Inc., Marquee Music, Inc., Dennis Arfa and The Marquee Group, Inc.
     *10.21      Non-Employee Stock Purchase Agreement dated July 2, 1997.
    **10.22      Agreement, dated as of July 18, 1997, by and between William Allard and the Company.
    **10.22A     Amendment to Agreement, dated as of September 9, 1997, by and between William Allard and the Company.
     *10.23      Assignment and Assumption Agreement by and between Sillerman Communications Management
                 Corporation and The Sillerman Companies, Inc.
    **10.24      Agreement, dated September 12, 1997, between Jeff Knapple and The Marquee
                 Group, Inc.
    **10.25      Agreement, dated September 12, 1997, between Ivan Blumberg and The Marquee Group, Inc.
      10.26      Bridge Financing Agreement, dated as of August 26, 1997, by and among The Marquee Group,
                 Inc., the Subsidiary Guarantors and The Huff Alternative Income Fund, L.P. (incorporated by reference to Exhibit 99.(a)(1) to Schedule 13E-3/A filed with the Commission on August
                 26, 1997).
      10.27      Option Agreement, dated August 26, 1997, between The Marquee Group, Inc. and The Huff
                 Alternative Income Fund, L.P. (incorporated by reference to Exhibit 99.(a)(4) to Schedule
                 13E-3/A filed with the Commission on August 26, 1997).
    **21.1       List of subsidiaries of the Registrant.
    **23.1       Consent of Baker & McKenzie--Included in Exhibit 5.1.
    **23.2       Consent of Ernst & Young LLP.
    **23.3       Consent of Coopers & Lybrand L.L.P.
    **23.4       Consent of David Berdon & Co., LLP
     *23.5       Consent of Donald L. Dell.
     *23.6       Consent of William J. Allard.
     *24.1       Power of Attorney.

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 * Previously filed.
** Filed herewith.